As filed with the Securities and Exchange Commission on August 2, 2006
Registration No. 333-135664

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OSTEOLOGIX, INC.
(Name of small business issuer in its charter)

Delaware (State or jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	32-0104570 (I.R.S. Employer Identification Number)

425 Market Street
Suite 2230
San Francisco, CA 94105
(415) 955-2726

(Address and telephone number of principal executive offices)

425 Market Street
Suite 2230
San Francisco, CA 94105

(Address of principal place of business or intended principal place of business)

Charles J. Casamento
425 Market Street
Suite 2230
San Francisco, CA 94105
415-955-2726

(Name, address and telephone number of agent for service)

Copies to:

Mitchell S. Nussbaum, Esq.
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154 (212) 407-4000

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ______________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _____________________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. :☐ _____________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, par value $0.0001 per share	10,100,266 shares	$1.63	$16,463,433.58	$1,761.58 (2)

(1) Based on the average of the bid and asked prices for the Common Stock reported on the OTC Bulletin Board on July 7, 2006 for the purpose of calculating the registration fee pursuant to Rule 457(c).

(2)  Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED AUGUST 1, 2006

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES PUBLICLY UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

PROSPECTUS

Osteologix, Inc.
10,100,266 Shares of Common Stock

This prospectus relates to the resale of up to 10,100,266 shares of our common stock being offered by the selling stockholders. We will not receive any proceeds from any sale of shares of common stock by the selling stockholders.

Our common stock trades on the OTC Bulletin Board under the symbol “OLGX”.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” FOR A DISCUSSION OF RISKS APPLICABLE TO US AND AN INVESTMENT IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 1, 2006.

TABLE OF CONTENTS

SUMMARY	1
FORWARD-LOOKING STATEMENTS	3
RISK FACTORS	4
USE OF PROCEEDS	14
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	14
DESCRIPTION OF BUSINESS	20
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	39
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	44
SELLING STOCKHOLDERS	45
PLAN OF DISTRIBUTION	47
DESCRIPTION OF SECURITIES	48
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	49
LEGAL MATTERS	50
EXPERTS	50
WHERE YOU CAN FIND MORE INFORMATION	50
FINANCIAL STATEMENTS	F-1

i

SUMMARY

The Company

Osteologix A/S was formed in June 2003 as Nordic Bone A/S, and was incorporated in Copenhagen, Denmark in 2003. Osteologix received both venture financing and proprietary rights associated with its primary development project, strontium malonate (NB S101), from the Scandinavian venture fund, Nordic Biotech K/S. Osteologix, Inc. was incorporated in Georgia in 2004.

As used herein, unless the context otherwise requires, “Osteologix A/S” refers to the Danish legal entity having that name, “Osteologix” and “the Company” (and “we”, “our” and similar expressions) refer to the business of Osteologix A/S before the Share Exchange and the Registrant after the Share Exchange (as defined below), and the “Registrant” refers to Osteologix, Inc., formerly known as Castle & Morgan Holdings, Inc.

Osteologix focuses on the clinical development of a strontium salt for treatment of metabolic bone diseases. Strontium salts exhibit pharmacologic effects on skeletal tissue that set this class of compounds apart from existing therapies. Most notably, both preclinical and clinical studies indicate that strontium salts decrease resorption of bone while they simultaneously maintain or even increase formation of new bone. Existing therapies for osteoporosis are mainly anti-resorptive, but over time they also decrease bone formation and thus provide only a transient clinical benefit. The French pharmaceutical company Servier developed one strontium salt, strontium ranelate (“Protelos”) and now sells it in several European countries. The clinical studies of strontium ranelate include data from more than 7,000 subjects, and revealed clinical efficacy with adverse event rates and side effects comparable to placebo. Most notably, strontium ranelate showed few gastrointestinal side effects, a problem associated with the most popular current treatment options for osteoporosis. Moreover, strontium ranelate does not exhibit the side effects associated with estrogens or selective estrogen receptor modulators or with parathyroid hormone (PTH) products. We believe that our product, strontium malonate (produced in tablet form as NB S101), a new salt and improved dosage form of strontium, is patentable and represents a more commercially attractive product than strontium ranelate. We have completed a phase I clinical trial with NB S101 and plan to commence phase II clinical studies in the third quarter of 2006.

Osteologix is currently conducting retained searches to hire both a Chief Financial Officer and a Vice President of Regulatory Affairs through the executive search firm Levin & Company. Until we have hired a Chief Financial Officer, we have engaged the accounting firm RoseRyan to assist in keeping our books and records and preparing financial statements.

Our board of directors includes people with senior management experience from both U.S. and European pharmaceutical and biotech companies, as well as professionals with a solid background in venture finance and merchant banking. We have engaged Hurley Consulting Associates, Ltd. of Chatham, New Jersey, to advise on FDA procedures and strategies related to the design of clinical trials. In addition, we have retained Burrill & Company, a merchant bank located in San Francisco, California, to assist in developing strategic partnering relationships with major pharmaceutical companies.

As of July 31, 2006, Osteologix had four full-time employees and two temporary employees. Our management team includes experienced senior level professionals from leading companies in the medical products industry, including Hoffmann-LaRoche, Genzyme, Johnson & Johnson, American Hospital Supply Corporation, Sandoz and Novo Nordisk.

Osteologix A/S’s CV number (a unique identification number assigned to Danish companies that can be used to obtain publicly available information from the Danish Trade and Companies register) is 27 20 83 55. Our principal executive offices are located at 425 Market Street, Suite 2230, San Francisco, CA 94105, U.S., and our corporate telephone number is 415-955-2726. We maintain an office in Copenhagen, located at Symbion Science Park, Fruebjergvej 3, DK-2100 Copenhagen Ø, Denmark, telephone number +45 39179730. Our website is located at http://www.osteologix.com. The information on our website is not part of this prospectus.

Background

On May 24, 2006 (the “Closing Date”), the Registrant entered into a Share and Warrant Exchange Agreement (the “Exchange Agreement”) with Osteologix A/S, a privately owned Danish company (“Osteologix A/S”), the owner of all of Osteologix A/S’s shares (the “Shareholder”), certain warrant holders named therein (the “Warrantholders”) and the attorney-in-fact for certain investors (the “Investors”), pursuant to which the Registrant acquired all of the issued and outstanding shares of stock of Osteologix A/S in exchange for the issuance in the aggregate of 10,504,693 shares of common stock of the Registrant (the “Shares”) to the Shareholder (the “Share Exchange”) . In addition, an aggregate of 100,000 warrants to purchase common stock of Osteologix A/S were exchanged for warrants to purchase 979,307 shares of common stock of the Registrant (the “Warrant Exchange”) and acquired to the Investors.

Concurrent with the Share Exchange, the Investors entered into a series of subscription agreements with Osteologix A/S's wholly-owned subsidiary, Osteologix, Inc. for the issuance in the aggregate of 7,656,000 shares of common stock for aggregate gross proceeds equal to $10,000,000 in a series of transactions exempt from registration under the Securities Act (the “Share Sale”). The shares of common stock acquired by the Investors were then exchanged for shares of the Registrant in connection with the Share Exchange. In connection with the Share Sale, the Registrant has agreed to provide the Investors rights to register the shares of common stock pursuant to the terms of a registration rights agreement (the “Registration Rights Agreement”). The registration statement of which this prospectus forms a part is being filed to fulfill these obligations.

As a result of the Share Exchange and the Share Sale, Osteologix A/S became a wholly-owned subsidiary of the Registrant and the Shareholder and the Investors acquired approximately 87% of the Registrant’s issued and outstanding stock. The Registrant currently has a total of 21,094,694 issued and outstanding shares of Common Stock. The Shareholder has agreed with the Registrant not to sell any of the Shares it was issued in the Share Exchange in a transaction that would require registration under the Securities Act of 1933 until one year after the Closing Date.

In connection with the Share Exchange and Share Sale, the Registrant entered into a Registration Rights Agreement with the Investors and agreed to file, within 45 days of the Closing Date, a registration statement registering for resale the shares exchanged by the Registrant for the Investors’ shares. In addition, on the Closing Date the Registrant agreed with certain of its existing investors to register all of the shares of Common Stock they currently hold in the same registration statement as it will be filing with respect to the Shares issued to the Investors, and in connection with any future registration statements it may file (under certain circumstances). The registration statement of which this prospectus forms a part is being filed to fulfill these obligations.

The description of the transactions contemplated by the Exchange Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the exhibit filed herewith and incorporated by this reference.

Prior to the Share Exchange, the Registrant was a public “shell” company with nominal assets whose sole business had been to identify, evaluate and investigate various companies with the intent that, if such investigation warranted, a reverse merger transaction be negotiated and completed pursuant to which the Registrant would acquire a target company with an operating business with the intent of continuing the acquired company’s business as a publicly held entity.

A summary of the business of Osteologix A/S is described below under “Description of Business.” As used herein, unless the context otherwise requires, “Osteologix A/S” refers to the Danish legal entity having that name, “Osteologix” and “the Company” (and “we”, “our” and similar expressions) refer to the business of Osteologix A/S before the Share Exchange and the Registrant after the Share Exchange, and the “Registrant” refers to Osteologix, Inc., formerly known as Castle & Morgan Holdings, Inc.

The Offering

This prospectus relates to the resale of up to 10,100,266 shares of our common stock being offered by the selling stockholders named elsewhere herein. Osteologix currently has a total of 21,094,694 shares of common stock issued and outstanding. We will not receive any proceeds from any sale of shares of common stock by the selling stockholders.

FORWARD-LOOKING STATEMENTS

The statements contained in this Form SB-2 that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include statements about Osteologix’s expectations, beliefs, intentions or strategies for the future, which are indicated by words or phrases such as “anticipate,” “expect,” “intend,” “plan,” “will,” “Osteologix believes,” “management believes” and similar words or phrases. The forward-looking statements are based on Osteologix’s current expectations and are subject to certain risks, uncertainties and assumptions. Osteologix’s actual results could differ materially from results anticipated in these forward-looking statements. All forward-looking statements included in this document are based on information available to Osteologix on the date hereof, and Osteologix assumes no obligation to update any such forward-looking statements.

RISK FACTORS

Risks Related to Our Business

We currently have no product revenues.

To date, we have devoted significant financial resources to the research and development of our products. Unless and until we receive approval from the FDA and foreign regulatory authorities for our product candidates, we cannot sell our products and will not have product revenues. As a result, we have generated significant operating losses. As of December 31, 2005, our consolidated balance sheet has an accumulated deficit of approximately $4.9 million. We have used substantial amounts of cash to date and expect capital outlays and operating expenditures to increase over the next several years as we expand our infrastructure and research and development activities. For the foreseeable future, and unless we raise additional capital (which may be dilutive to you), we will have to fund all of our operations and capital expenditures from the net proceeds of offerings of our securities, cash on hand and government grants and contracts.

We expect to need additional financing, which may not be available on satisfactory terms or at all.

We believe that our existing cash will be sufficient to support our current operating plan for at least the next 18 months. As of the date of this prospectus, we have approximately $8.8 million in cash. However, we may need to raise additional funds to support our future development programs, including completion of the clinical trials required to market our products. Our funding requirements may change as a result of many factors, including delays in development activities, underestimates of budget items, unanticipated cash requirements, limitation of development of new potential products, future product opportunities with collaborators, future licensing opportunities and future business combinations. Consequently, we may need to seek additional sources of financing, which may not be available on favorable terms, if at all, and which may be dilutive to our shareholders.

We may seek to raise additional financing through public or private equity offerings, debt financings or additional corporate collaboration and licensing arrangements. To the extent we raise additional capital by issuing equity securities, our stockholders may experience dilution. To the extent that we raise additional capital by issuing debt securities, we would incur substantial interest obligations, may be required to pledge assets as security for the debt and may be constrained by restrictive financial and/or operational covenants. Debt financing would also be superior to our shareholders’ interests in bankruptcy or liquidation. To the extent we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our technologies or product candidates, or grant licenses on unfavorable terms.

If we do not succeed in raising additional funds on acceptable terms, we may be unable to complete planned pre-clinical and clinical trials or obtain approval of our product candidates from the FDA and other regulatory authorities. In addition, we could be forced to discontinue product development, curtail operations, reduce or forego sales and marketing efforts and lose attractive business opportunities.

We are not currently profitable and may not become profitable.

We have a history of losses and expect to incur substantial losses and negative operating cash flows for the foreseeable future, and we may not achieve or maintain profitability. For the years ended December 31, 2004 and 2005, we had operating losses of $1.5 million and $3.2 million, respectively. Even if we succeed in developing and commercializing one or more of our product candidates, we expect to incur substantial losses for the foreseeable future and may never become profitable. We also expect to continue to incur significant operating and capital expenditures for the next several years, and anticipate that our expenses will increase substantially in the foreseeable future as we continue to undertake pre-clinical development and clinical trials, seek regulatory approvals, implement additional internal systems and infrastructure, lease office facilities, hire additional personnel, and expand research and development activities.

We also expect to experience negative cash flow for the foreseeable future as we fund operating losses and capital expenditures. As a result, we will need to generate significant revenues in order to achieve and maintain profitability, which we may not be able to do. This could adversely affect the value of our common stock.

We have a limited operating history upon which to base an investment decision.

We are a development-stage company and have not yet demonstrated our ability to successfully commercialize any product candidates. Successful commercialization will require us to, among other things, undertake preclinical development and clinical trials; apply for and receive regulatory approvals for conduct of clinical trials and for marketing of our products when development has been completed; formulate and manufacture products; and conduct sales and marketing activities.

Our operations have been limited to organizing and staffing, acquiring, developing and securing our proprietary technology and undertaking pre-clinical trials and clinical trials of our principal product candidate(s). These operations provide a limited basis for you to assess our ability to commercialize our product candidates and the advisability of investing in our securities.

Obtaining and maintaining the necessary U.S. or worldwide regulatory approvals for our product candidates may be time consuming, difficult and costly. If we fail to do so, we will be unable to commercialize our product candidates.

Government regulations in the U.S. and other countries have a significant impact on our business and affect research and development, manufacture and marketing of our products. We will require FDA approval to commercialize our product candidates in the U.S., and approvals from similar foreign regulatory authorities to commercialize our product candidates there. In order to obtain FDA approval of a product candidate, we must submit to the FDA a New Drug Application (“NDA”), demonstrating that the product candidate is safe for humans and effective for its intended use. This demonstration requires significant research and animal tests, which are referred to as pre-clinical studies, as well as human tests, which are referred to as clinical trials. These studies may be time consuming, difficult and costly, and we cannot predict whether our research and clinical approaches will result in drugs that the FDA considers safe for humans and effective for indicated uses. The FDA has substantial discretion, to be exercised in the public interest, in the drug approval process, and may either refuse to accept our application, or may decide after review that our data is insufficient to allow approval. If the FDA does not accept or approve our application, it may require us to conduct additional pre-clinical testing or manufacturing studies and submit that data before it will reconsider our application, or require us to perform post-marketing studies. The approval process may also be delayed by changes in government regulation, future legislation, administrative action or changes in FDA policy that occur prior to or during our regulatory review. Delays in obtaining regulatory approvals will most likely delay commercialization of, and our ability to derive product revenues from, our product candidates, impose costly procedures on us, and diminish the competitive advantages that we may otherwise enjoy.

Even if we comply with all FDA requests, the FDA may ultimately determine, under its statutory authority, to reject one or more of our NDAs. We cannot be certain that we will ever obtain regulatory clearance for any product candidate. Failure to obtain FDA approval of any of our principal product candidates will severely undermine our business by reducing our number of salable products and, therefore, corresponding product revenues. Also, the FDA might approve one or more of our product candidates but may also approve competitors’ products with characteristics that offer their own treatment advantages.

In foreign jurisdictions, we must receive approval from the appropriate regulatory, pricing and reimbursement authorities before we can commercialize and market our drugs. These processes generally include all of the risks associated with FDA procedures. Pursuing foreign approvals will be time-consuming and expensive. Regulations vary among countries, and foreign authorities may require different or additional clinical trials than we conduct to obtain FDA approval. We cannot assure you that we will receive the approvals necessary to commercialize our product candidates for sale outside the U.S.

We may plan to commercialize some of our products internationally through collaborative relationships with foreign partners. Future partners are critical to our international success. We have limited foreign regulatory, clinical and commercial resources. We may not be able to enter into collaboration agreements with appropriate partners for important foreign markets on acceptable terms, or at all. Such collaborations may not be effective or profitable for us.

In addition, even after our product candidates are marketed, the products and our manufacturers are subject to continual review by applicable regulatory authorities, including FDA adverse event reporting requirements and FDA requirements governing product distribution, advertising, and promotion. At any stage of development or commercialization, the discovery of previously unknown problems with our product candidates, our own manufacturing or the manufacture by third parties may result in restrictions on our products or in their manufacture, including withdrawal of the product from the market.

We have only one product that is currently being evaluated for commercial development.

Our current product candidate is the only pharmaceutical product we are testing and may never be successfully marketed or manufactured. This product candidate is in the early stages of clinical testing on a limited number of subjects. For some medical uses for which we hope to market our product, to date there have been few or no studies to determine efficacy. For other uses of our product NB S101, such as osteoporosis, the clinical trials required by the FDA are long and complex. It is possible that our preferred single-tablet dosage, which we expect to be an advantage over certain existing therapies, will not be accepted by the FDA or supported by the clinical trial data. It also is possible that the FDA will disagree with our current clinical and pre-clinical research plans and require us to conduct more extensive studies than we currently anticipate before it will consider our products for marketing approval.

Some of our future studies involve drug exposures for durations that are significantly longer than we have tested thus far. The longer-term studies could reveal safety or other issues that could adversely affect marketing approval. We need to commit substantial time and additional resources in order to conduct further clinical trials before we can submit a NDA with respect to any of these product candidates. We cannot predict with any certainty if or when we might submit a NDA for regulatory approval of any of our product candidates.

Clinical trials are time-consuming, difficult and costly to design and implement.

Human clinical trials are expensive and difficult to design and implement, in part because the science behind them is complex and they are therefore subject to rigorous regulatory requirements. Further, the medical, regulatory and commercial environment for pharmaceutical products changes quickly and often in ways we may not be able to accurately predict. The clinical trial process is also time-consuming. We estimate that clinical trials of our product candidates will take at least several more years to complete. Furthermore, as failure can occur at any stage, we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by, among other things, changes in regulatory requirements, unforeseen safety issues, determination of dosing issues, lack of effectiveness in clinical trials, slower than expected patient recruitment, inability to monitor patients adequately during or after treatment, inability or unwillingness of medical investigators to follow our clinical protocols, inability to maintain a sufficient supply of the investigational drug to support the trials, suspension or termination of clinical trials for noncompliance with regulatory requirements and changes in clinical care protocols and standards of care within the institutions in which our trials take place.

In addition, we or the FDA may suspend our clinical trials at any time if it appears we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in our Investigational New Drug Application (“IND”) submissions or the conduct of these trials.

A number of companies in the biotechnology and drug development industry have suffered significant setbacks in advanced clinical trials despite promising results in earlier trials. In the end, we may be unable to develop marketable products.

Delays in patient enrollment for clinical trials could increase costs and delay regulatory approvals.

The rate of completion of our clinical trials will depend on the rate of patient enrollment. There may be substantial competition to enroll patients in clinical trials for our products in development. This competition has delayed clinical trials of other biotechnology and drug development companies. In addition, recent improvements in existing drug therapy, particularly for medical products for prophylaxis and treatment of osteoporosis, may make it more difficult for us to enroll patients in our clinical trials as the patient population may choose to enroll in clinical trials sponsored by other companies or choose alternative therapies. Delays in patient enrollment can result in increased development costs and delays in regulatory approvals.

The results of our clinical trials may not support our product candidate claims or may result in the discovery of adverse side effects.

Even if our clinical trials are completed as planned, we cannot be certain that their results will support our product candidate claims or that the FDA or foreign authorities will agree with our conclusions regarding them. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the later trials will replicate the results of prior trials and pre-clinical testing. The clinical trial process may fail to demonstrate that our product candidates are safe for humans and effective for indicated uses, which could cause us to abandon a product candidate and may delay development of others. Any delay or termination of our clinical trials will delay the filing of our NDAs and, ultimately, our ability to commercialize our product candidates and generate revenues. It is also possible that patients enrolled in clinical trials will experience adverse side effects that are not currently part of the product candidate’s profile. In addition, our clinical trials involve a comparatively small patient population. Because of the small sample size, their results may not be indicative of future results.

In any drug development program, it is typically during the final large phase III studies when large numbers of patients are tested, that most reliable information on side effects are collected. We have not reached this development stage yet, and we cannot accurately predict if phase III studies with our lead product, strontium malonate, in the form of the tablet NB S101 will reveal unexpected side effects. It is our belief, based on previous clinical experience with strontium ranelate, that such side effects would be mild and few serious adverse events will occur, but we have no actual data or information that support this for NB S101. Occurrence of any side effect could delay or terminate further development and hamper or prevent regulatory approval or marketing of our product.

Physicians and patients may not accept and use our drugs.

Even if the FDA approves our drugs, physicians and patients may not accept and use them. Acceptance and use of our drugs will depend upon a number of factors, including perceptions by the health care community, including physicians, about their safety and effectiveness, their cost-effectiveness relative to competing products, availability of reimbursement for our products from government or other healthcare payors, and the effectiveness of marketing and distribution efforts by us, our licensees and distributors, if any.

Because we expect sales of our current product candidates, if approved, to generate substantially all of our product revenues for the foreseeable future, the failure of any of these drugs to find market acceptance would harm our business and could require us to seek additional financing or take other, perhaps retrenching, measures.

Our ability to generate product revenues will be diminished if our drugs sell for inadequate prices or patients are unable to obtain adequate reimbursement.

Our ability to commercialize our drugs, alone or with collaborators, will depend in part on the extent to which reimbursement will be available from government and health administration authorities, private health maintenance organizations, health insurers, and other payors.

Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Healthcare payors, including Medicare, routinely challenge prices charged. Government and other healthcare payors limit both coverage and reimbursement. Even if our product candidates are approved by the FDA, insurance coverage may not be available, and reimbursement may be inadequate. If payors do not provide adequate coverage and reimbursement levels, the post-approval market acceptance of our products could be diminished.

Our drug-development programs depend upon third-party researchers who are outside our control.

We depend upon independent investigators and collaborators, such as universities, medical institutions, and clinical research organizations, to conduct our pre-clinical and clinical trials and, in certain cases, to develop a product for its target indication. We contract with these collaborators, but they are not our employees, and we cannot control the amount or timing of resources they devote to our programs. They may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking them ourselves. If outside collaborators fail to devote sufficient time and resources to our programs, or if their performance is substandard, the approval of our FDA applications, and our introduction of new drugs, if any, will be delayed. These collaborators may also have relationships with other commercial entities, some of whom may compete with us. If our collaborators were to assist our competitors at our expense, our competitive position would be harmed.

We rely exclusively on third parties to manufacture our product candidates.

We rely exclusively on a limited number of vendors to supply raw materials and finished goods for our product candidates, and the loss of one of these parties could harm our business. The FDA and regulatory agencies in other countries also periodically inspect manufacturing facilities, including third parties who manufacture our products or our active ingredients for us. The FDA may not believe that our chosen manufacturers have enough experience making the dosage forms we have contracted them to produce, and may subject those manufacturers to increased scrutiny. Pharmaceutical manufacturing facilities must comply with applicable good manufacturing practice (GMP) standards, and manufacturers usually must invest substantial funds, time and effort to ensure full compliance with these standards and make quality products. We do not have control over our manufacturers’ compliance with these requirements. Failure to comply with regulatory requirements can result in sanctions, fines, delays, suspensions of approvals, seizures or recalls of products, operating restrictions, manufacturing interruptions, costly corrective actions, injunctions, adverse publicity against us and our products and criminal prosecutions. See “Business - Government Regulation.”

If we are unable to obtain sufficient supplies of raw materials or if there is a significant increase in the price of raw materials, our business would be seriously harmed. If any of our product candidates receives FDA approval, we expect to rely on one or more third-party contractors to supply our drugs. If our current or future third-party suppliers cease to supply drugs in the quantity and quality we need to manufacture our drug candidates, or if they are unable to comply with GMP standards and other government regulations, the qualification of other suppliers could be a lengthy process, and there may not be adequate alternatives to meet our needs. As a result, we may not be able to obtain the necessary drugs used in our products in the future on a timely basis, if at all. This would negatively affect our business.

We currently rely on a sole source, Clauson Kaas A/S, a pharmaceutical manufacturing company located in Denmark, for our supply of the active pharmaceutical ingredient in NB S101. If this sole supplier fails to provide us with sufficient quantities, we may not be able to obtain an alternative supply on a timely or commercially acceptable basis. We currently rely on a sole source, Paramedical A/S (a wholly owned subsidiary of Alberto-Culver Company), a finished dosage form manufacturer in Denmark, for our supply of finished tablets of NB S101. If this sole supplier fails to provide us with sufficient quantities, we may not be able to obtain an alternative supply on a timely or commercially acceptable basis. Any such interruption would disrupt our ability to manufacture NB S101 and could have a material adverse effect on our business. We are currently having discussions with alternative GMP suppliers, but there can be no assurance that we will be able to negotiate acceptable terms of supply with any alternative manufacturer.

If we are unable to hire additional qualified personnel, our ability to grow our business may be harmed. We must hire and retain skilled employees in a tight labor market.

Attracting and retaining qualified personnel will be critical to our success. We need to hire additional qualified personnel with expertise in preclinical testing, clinical research and testing, government regulation, formulation and manufacturing and sales and marketing. We will require scientific personnel in many fields, some of which are addressed by relatively few companies. As a result, depending upon the success and the timing of clinical tests, we may continue to experience difficulty in hiring and retaining highly skilled employees, particularly scientists.

We compete for qualified individuals with numerous biopharmaceutical companies, universities and other research institutions, some of which are more established than we are and have the ability to pay more cash compensation than we do. Competition for such individuals, particularly in the San Francisco Bay area and the Copenhagen, Denmark area, is intense, and we cannot be certain that our search for such personnel will be successful. If we are unable to hire and retain skilled scientists, our business, financial condition, operating results and future prospects could be materially adversely affected.

We currently have no designated sales and marketing staff.

We currently have no internal sales or distribution capabilities. We recognize that the marketing and the selling of osteoporosis products requires a broad effort to a number of physician specialties, including general practice, internal medicine, OB/GYN, rheumatology, orthopedic, primary care and family practice specialties. For the foreseeable future, we may not be able to establish marketing and sales capabilities internally or hire a large enough number of sales personnel with appropriate expertise to market and sell our products, if the products are approved. Our strategy, therefore, will be to enter into a partnership with a major pharmaceutical company to market and sell our products. In addition, even if we are able to identify one or more acceptable collaborators to perform these services for us, we may not be able to enter into collaborative arrangements on favorable terms, or at all.

If we enter into collaborative arrangements for the marketing or sale of our products, our product revenues are likely to be lower than if we directly marketed and sold our products. In addition, any revenues we receive would depend upon the efforts of our collaborators, which may not be adequate due to lack of attention or resource commitments, management turnover, and/or change of strategic focus, business combinations or other factors outside our control. Depending on the terms of our collaboration, the remedies we have against an under performing collaborator may be limited. If we were to terminate the relationship, it may be difficult or impossible to find a replacement collaborator on acceptable terms, if at all.

If we cannot compete successfully for market share against other drug companies, we may not achieve sufficient product revenues, and our business will suffer.

The market for our product candidates is characterized by intense competition and rapid technological advances. If our product candidates receive FDA approval, they will compete with a number of existing and future drugs and therapies developed, manufactured and marketed by others. Existing or future competing products may provide greater therapeutic convenience or clinical or other benefits for a specific indication than our products, or may offer comparable performance at a lower cost. If our products fail to capture and maintain market share, we may not achieve sufficient product revenues, and our business will suffer.

We will compete against fully integrated pharmaceutical companies, smaller companies that collaborate with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have prescription osteoporosis products already approved or in development, and many, alone or with collaborative partners, operate larger research and development programs and have substantially greater financial resources than we do, as well as significantly greater experience in developing drugs, undertaking preclinical testing and human clinical trials, obtaining FDA and other regulatory approvals, and formulating, manufacturing, launching, marketing and selling drugs.

The U.S. Food, Drug, and Cosmetic Act and FDA regulations and policies provide incentives to manufacturers to challenge patent validity or create modified, non-infringing versions of a drug in order to facilitate the approval of abbreviated new drug application for generic substitutes. These same incentives also encourage manufacturers to submit new drug applications, known as 505(b)(2) applications, that rely on literature and clinical data not originally obtained by the drug sponsor. In light of these incentives and especially if our products are commercially successful, there can be no assurance that another company will not challenge our patents or develop modified, non-infringing versions of our drugs and gain successful approval for either an abbreviated new drug application or a 505(b)(2) application that will compete directly with our products.

Developments by competitors may render our products or technologies obsolete or noncompetitive.

Companies that currently sell osteoporosis products include Eli Lilly, Hoffmann-LaRoche, GlaxoSmithKline, Merck, Novartis, Proctor & Gamble, Sanofi-Aventis and Wyeth Ayerst. Alternative technologies are being developed to improve upon or replace current products for the treatment of osteoporosis, several of which are in clinical trials or are awaiting FDA approval. These alternatives include NPS’ Preos, a full length PTH hormone, Pfizer’s lasofoxifene (a SERM), Wyeth Ayerst’s basedoxifene (a SERM) as well as development compounds from Amgen (AMG 162, a RANK-ligand specific monoclonal antibody) and Servier’s Protelos. In addition, companies pursuing different but related fields represent substantial competition. Many of these competitors, either alone or together, with their collaborative partners, operate larger research and development programs and have substantially greater financial resources than we do, as well as significantly greater experience in developing drugs, undertaking preclinical testing and human clinical trials, obtaining FDA and other regulatory approvals and formulating, manufacturing, launching, marketing and selling drugs. These organizations also compete with us to attract qualified personnel, parties for acquisitions, joint ventures or other collaborations.

Competing products and technologies may provide greater therapeutic benefit for a specific indication or may offer comparable performance at a lower cost. We compete with fully integrated pharmaceutical companies, smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies, and other public and private research institutions. We know that alternative products are being developed by Pfizer, GlaxoSmithKline, NPS and Amgen to compete with or replace the use of currently marketed products, several of which are in clinical trials or are awaiting FDA approval. Such competitors have access to more resources, financial and otherwise, which allow these institutions to develop and market competing products more rapidly and more effectively than us.

If we fail to protect adequately or enforce our intellectual property rights, or to secure rights to patents of others, the value of our intellectual property rights could diminish.

Our success, competitive position and future revenues will depend in part on our ability, and the ability of our licensors, to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties.

To date, we have filed over 25 patent applications, including U.S. patent applications, as well as rights under foreign patents and patent applications. We anticipate filing additional patent applications both in the U.S. and in other countries, as appropriate. However, we cannot predict the degree and range of protection patents will afford us against competitors, including whether third parties will find ways to invalidate or otherwise circumvent our patents, if and when patents will issue, whether or not others will obtain patents claiming aspects similar to our patent applications, or if we will need to initiate litigation or administrative proceedings, which may be costly whether we win or lose.

Our success also depends on the skills, knowledge and experience of our scientific and technical personnel, consultants, advisors, licensors and contractors. To help protect our proprietary know-how and inventions for which patents may be unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements. To this end, we require all of our employees, consultants, advisors and contractors to enter into confidentiality and, where applicable, grant-back agreements. These agreements may not provide adequate protection in the event of unauthorized use or disclosure or the lawful development by others of such information. If any of our intellectual property is disclosed, its value would be significantly impaired, and our business and competitive position would suffer.

If we infringe the rights of third parties, we could be prevented from selling products, forced to pay damages, and compelled to defend against litigation.

If our products, methods, processes and other technologies infringe proprietary rights of other parties, we could incur substantial costs, and we may have to obtain licenses, which may not be available on commercially reasonable terms, if at all, redesign our products or processes, stop using the subject matter claimed in the asserted patents, pay damages; or defend litigation or administrative proceedings, which may be costly whether we win or lose. All these could result in a substantial diversion of valuable management resources.

We believe we have taken reasonable steps, including comprehensive internal and external prior art searches, to ensure we have freedom to operate and our development and commercialization efforts can be carried out as planned without infringing others’ proprietary rights. However, Osteologix cannot guarantee that no third party patent has been filed or will be filed that may contain subject matter of relevance to our development, causing a third party patent holder to claim infringement. Resolving such issues has traditionally resulted, and could in our case result, in lengthy and costly legal proceedings, the outcome of which cannot be predicted accurately.

We may be exposed to liability claims associated with using hazardous materials and chemicals.

Our research and development activities involve the controlled use of hazardous materials and chemicals. Although we believe our safety procedures for using, storing, handling and disposing of these materials comply with applicable laws and regulations, we cannot eliminate the risk of accidental injury or contamination from these materials. In the event of such an accident, we could be held liable for resulting damages, which could materially adversely affect our business, financial condition and results of operations. In addition, laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous or radioactive materials and waste products may require us to incur substantial compliance costs that could materially adversely affect our business, financial condition and results of operations.

We may incur substantial liabilities and be required to limit commercialization of our products in response to product liability lawsuits.

Testing and marketing medical products entails an inherent risk of product liability. Although side effects from our first phase I clinical study have been mild and most likely unrelated to treatment, we may be held liable if serious adverse reactions from the use of our product candidates occur either in clinical trials or in subsequent marketing. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidates. Our inability to obtain sufficient product liability insurance at acceptable cost against claims could prevent or inhibit the commercialization of pharmaceutical products we develop, alone or with collaborators. We currently carry clinical trial insurance but do not carry product liability insurance. We, or any collaborators, may not be able to obtain insurance at reasonable cost, if at all. Agreements with future collaborators entitling us to indemnification against losses may not be adequate if claims arise.

We have out-licensed certain rights to other indications.

We have entered into an agreement with the Swedish limited liability company Aditech Pharma AB (“Aditech”), that gives Aditech certain rights to development of pharmaceutical products for some non-osteoporosis indications vested in our patent portfolio, in exchange for a royalty of future products revenues obtained by Aditech upon commercialization of any product developed as a result of this agreement. We have no direct control over the development pursued by Aditech and cannot guarantee that any revenue will ever be obtained. Furthermore, we cannot exclude the possibility that the development pursued by Aditech based on the licensed rights to our proprietary technology may expose us to certain liabilities.

Risk Related to Management

We may not successfully manage our growth.

Our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and administrative, operational, and financial resources. To manage this growth, we must expand our facilities, augment our operational, financial and management systems, and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business would be harmed.

We rely on key executive officers and scientific and medical advisors. Their knowledge of our business and technical expertise would be difficult to replace.

We are highly dependent on Charles J. Casamento, our CEO and President, as well as Dr. Stephan Christgau, our Vice President and Chief Operating Officer. We do not have “key person” life insurance policies for any of our officers. The loss of the technical knowledge and management and industry expertise of any of our key personnel could result in delays in product development, loss of customers and sales, if any, and diversion of management resources, which could adversely affect our operating results.

In addition, we rely on members of our scientific advisory board and clinical advisors to assist us in formulating research and development strategy. Our scientific advisory board members and clinical advisors have other jobs and commitments, and may be subject to non-disclosure obligations that may limit their availability to work with us.

There are interlocking relationships among us and Nordic Biotech K/S which may present potential conflicts of interest.

Florian Schönharting and Dr. Christian Hansen are employed by the Nordic Biotech Advisors ApS, the sole advisor of Nordic Biotech, a venture capital firm and limited partnership under Danish law. Nordic Biotech is the sole investor in and the sole shareholder of Osteologix prior to the Share Exchange and related transactions. These individuals are also directors of Osteologix. Nordic Biotech is also a shareholder and investor in a number of other private start-up biotechnology companies. Generally, Georgia corporate law requires that any transaction between us and our affiliates be on terms that, when taken as a whole, are substantially as favorable to us as those then reasonably obtainable from an unaffiliated person in an arms-length transaction. Nevertheless, Nordic Biotech and the affiliates and entities it manages are not obligated pursuant to any agreement or understanding with us to make any additional products or technologies available to us. There can be no assurance, and we do not expect, and purchasers of Shares should not expect, that any biomedical or pharmaceutical product or technology identified by Nordic Biotech or the affiliates or entities managed by it will be made available to us. In addition, certain of our current officers and directors from time to time serve as officers or directors of other biopharmaceutical or biotechnology companies. This may also be the case with future officers and directors. There can be no assurance that such other companies will not have interests in conflict with ours.

The concentrated ownership of our common stock may have the effect of delaying or preventing a change in control of our Company.

Our directors, officers, key personnel and their affiliates as a group beneficially own a majority of our outstanding common stock. As a result, these stockholders will be able to continue to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of mergers, acquisitions and other significant corporate transactions. Please read “Principal Stockholders.”

We are subject to the reporting requirements of federal securities laws, which can be expensive.

We are a public reporting company in the U.S. and, accordingly, subject to the information and reporting requirements of the Exchange Act and other federal securities laws, and the compliance obligations of the Sarbanes-Oxley Act. The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders will cause our expenses to be higher than they would be if we remained a privately-held company.

Because we became public by means of a “reverse merger”, we may not be able to attract the attention of major brokerage firms.

Additional risks exist since we became public through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of us since there is little incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on behalf of our company in the future.

Our compliance with the Sarbanes-Oxley Act and SEC rules concerning internal controls may be time consuming, difficult and costly.

Although individual members of our management team have experience as officers of publicly-traded companies, much of that experience came prior to the adoption of the Sarbanes-Oxley Act of 2002. It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by Sarbanes-Oxley. We may need to hire additional financial reporting, internal controls and other finance staff in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with Sarbanes-Oxley’s internal controls requirements when the requirement becomes available to us, we may not be able to obtain the independent accountant certifications that Sarbanes-Oxley Act requires publicly-traded companies to obtain.

When this Registration Statement becomes effective, there will be a significant number of shares of common stock eligible for sale, which could depress the market price of such stock.

Following the effective date of the Registration Statement, a large number of shares of common stock will become available for sale in the public market, which could harm the market price of our stock. Further, shares may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect as well. In general, a person who has held restricted shares for a period of one year may, upon filing a notification with the SEC on Form 144, sell common stock into the market in an amount equal to the greater of one percent of the outstanding shares or the average weekly trading volume during the last four weeks prior to such sale.

We cannot assure you that the common stock will become liquid or that it will be listed on a securities exchange.

We plan to list our common stock on the American Stock Exchange or the NASDAQ National Market as soon as practicable. However, we cannot assure you that we will be able to meet the initial listing standards of either of those or of any other stock exchange, or that it will be able to maintain any such listing. Until the common stock is listed on an exchange, we expect that it would be eligible to be quoted on the OTC Bulletin Board, another over-the-counter quotation system, or in the “pink sheets.” In those venues, however, an investor may find it difficult to obtain accurate quotations as to the market value of the common stock. In addition, if we failed to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling the common stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital.

There may be issuances of shares of preferred stock in the future.

Although we currently do not have preferred shares outstanding, the board of directors could authorize the issuance of a series of preferred stock that would grant holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends would be declared to common stockholders, and the right to the redemption of such shares, possibly together with a premium, prior to the redemption of the common stock. To the extent that we do issue preferred stock, the rights of holders of common stock could be impaired thereby, including without limitation, with respect to liquidation.

We have never paid dividends.

We have never paid cash dividends on our common stock and do not anticipate paying any for the foreseeable future.

Our common stock is considered a “penny stock.”

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is less than $5.00 per share and therefore is a “penny stock.” Broker and dealers effecting transactions in “penny stock” must disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect your ability to sell shares. In addition, if our common stock is quoted on the OTC Bulletin Board as anticipated, investors may find it difficult to obtain accurate quotations of the stock, and may find few buyers to purchase such stock and few market makers to support its price.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Except for the historical information contained herein, the matters discussed in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this report are forward-looking statements that involve risks and uncertainties. The factors listed in the section captioned “Risk Factors,” as well as any cautionary language in this report, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from those projected. Except as may be required by law, we undertake no obligation to update any forward-looking statement to reflect events after the date of this report.

OVERVIEW

The principal activity of Osteologix is the development of innovative pharmaceuticals for the treatment and prevention of diseases of bone and joint tissues. Our lead product candidate, NB S101, is in clinical development for treatment of osteoporosis.

Our strategy has been to in-license and develop drug candidates that target major medical needs and that can be rapidly commercialized. Our experienced management team oversees the human clinical trials necessary to establish preliminary evidence of efficacy, and we have sought partnerships with pharmaceutical and biotechnology companies for late-stage development and marketing of our product candidates. We anticipate that we may continue to acquire and develop products and will develop the resources to market these products in selected world regions.

Our general and administrative expenses have increased as a result of establishment of a U.S. subsidiary in October 2004. As a result of this activity, we have leased an additional office facility in San Francisco, California in order to support the corporate activities in the U.S. Our general and administrative expenses have also increased as we have added management and operating consultants to support these activities. We have incurred significant losses each year since our inception.

We expect to incur additional operating losses through at least fiscal 2009 as we continue our drug development efforts. Our development expenses were higher in the year ended December 31, 2005 as a result of the preparation for clinical trials of NB S101. Although we have received funds from the license agreement from Aditech in early 2006 and the private placement of securities in May 2006 that we expect to provide sufficient cash to fund our ongoing operations, we may seek to raise additional capital as market conditions permit. However, there can be no assurance that funding will be available or that, if available, it will be on acceptable terms.

CRITICAL ACCOUNTING POLICIES

Our management’s discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities, if any, at the date of the financial statements as well as the reported revenues and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We consider our accounting policies related to estimates, revenue recognition, and research and development expenses to be critical.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. The Company does not believe that there are any critical or significant accounting estimates included in the condensed consolidated financial statements.

Revenues

In accordance with Staff Accounting Bulletin No. 104, “Revenue Recognition,” revenue received under strategic license agreements is recognized as the services are provided when there is persuasive evidence that an arrangement exists, there are no unfulfilled obligations, the price is fixed or determinable, and collectibility is reasonably assured.

Research and Development Expenses

Research and development expenses consist primarily of costs associated with compensation and other expenses for research and development personnel, supplies and development materials, costs for consultants and related contract research, costs to academic research institution or contract research organizations performing research on the company’s behalf, patent expenses including fees to patent attorneys, and depreciation and amortization. Expenditures relating to research and development are expensed as incurred.

Development costs are capitalized if there is sufficient certainty that future earnings from the product will cover not only the production costs and sales and administrative expenses, but also the development costs themselves. However, in view of the general risk involved in the development of pharmaceutical products, and the fact that the company’s lead product, NB S101 is in early stage clinical development, the Company assesses that sufficient certainty cannot be obtained at present and therefore all development costs have been expensed in the year incurred.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued a revised SFAS No. 123, Accounting for Stock-Based Compensation, which supersedes APB opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance, entitled Statement No. 123(R), Share-Based Payments. This revised statement requires a public entity to recognize and measure the cost of employee services it receives in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). These costs will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). This statement also establishes the standards for the accounting treatment of these share-based payment transactions in which an entity exchanges its equity instruments for goods or services. It addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This statement shall be effective for small business issuers the first interim or annual reporting period that begins after December 15, 2005. Implementation of the revised SFAS No. 123 is not expected to have a significant effect on the Company’s financial statement presentation or its disclosures. The Company has implemented SFAS No. 123(R) in the first quarter of 2006 and the impact was not significant to the financial statement presentation or disclosures.

In May 2005, the FASB issued SFAS No. 154 that establishes new standards on accounting for changes in accounting principles. Pursuant to the new rules, all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so. SFAS No. 154 completely replaces Accounting Principles Bulletin (APB) Opinion 20 and SFAS 3, though it carries forward the guidance in those pronouncements with respect to accounting for changes in estimates, changes in the reporting entity, and the correction of errors. This statement is effective for accounting for changes and corrections of errors made in fiscal years beginning after December 15, 2005.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31:

Research and Development Expenses

Three months ended March 31,		Decrease From Prior Year 2006/2005
2006	2005

$259,999	$338,824	$(78,825)

Research and development expenses of $259,999 in the three months ended March 31, 2006 decreased by $78,825 compared to expenses of $338,824 in the same period of 2005. The decrease in research and development expenses in the 2006 period over the same period of the prior year was due to lower preclinical study and manufacturing costs in preparation of clinical trials of NB S101.

We anticipate that the level of clinical-related expenditures for research and development expenses will increase in the future as we begin to enroll patients in the clinical Phase II trials.

General and Administrative Expenses

Three months ended March 31,		Increase From Prior Year 2006/2005
2006	2005

$360,797	$288,074	$72,723

General and administrative expenses of $360,797 in the three months ended March 31, 2006 increased by $72,723 compared to $288,074 for the same period in 2005. The increase during 2006 resulted primarily from additional expenses incurred by the U.S. subsidiary that was established in October 2004.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31:

Research and Development Expenses

Year Ended December 31,		Increase From Prior Year
2005	2004	2005/2004

$2,250,563	$974,522	$1,276,041

Research and development expenses of $2,250,563 in the year ended December 31, 2005 increased by $1,276,041 compared to expenses of $974,522 in the same period of 2004. The incremental research and development expenses in the 2005 period over the same period of the prior year include additional expenses incurred to prepare for Phase II clinical trials of NB S101 and additional expenses incurred during the on-going Phase I trials associated with the testing of strontium salt on humans.

We anticipate that the level of clinical-related expenditures for research and development expenses will increase in the future as we begin to enroll patients in the clinical Phase II trials.

General and Administrative Expenses

Year Ended December 31,		Increase From Prior Year
2005	2004	2005/2004

$1,694,971	$508,134	$1,186,837

General and administrative expenses of $1,694,971 in the year ended December 31, 2005 increased by $1,186,837 compared to $508,134 for the same period in 2004. The increase during 2005 resulted primarily from additional expenses incurred by the U.S. subsidiary that was established in October 2004.

LIQUIDITY AND CAPITAL RESOURCES

	March 31, 2006	December 31, 2005
Cash and cash equivalents	$512,492	$571,169
Working capital	312,795	936,268

	Three Months Ended March 31,
	2006	2005
Cash provided by (used in):
Operating activities	$(27,195)	$(636,385)
Investing activities	(230)	580
Financing activities	-	1,159,006

	December 31, 2005	December 31, 2004
Cash and cash equivalents	$571,169	$248,996
Working capital	936,268	106,886

	Year Ended December 31,
	2005	2004
Cash provided by (used in):
Operating activities	$(3,699,516)	$(1,383,369)
Investing activities	(58)	(5,257)
Financing activities	3,858,053	987,815

Since we were founded in 2003, we have applied the majority of our resources to research and development programs and have generated limited operating revenues and we expect to continue to incur losses in the future resulting from our ongoing research and development efforts.

As of December 31, 2005, we had cash and cash equivalents of $571,169. The balance of cash and cash equivalents at December 31, 2005 increased by $322,173 from cash and cash equivalents of $248,996 as of December 31, 2004 resulting from our operating, investing and financing activities during the year.

As of March 31, 2006, we had cash and cash equivalents of $512,492. The balance of cash and cash equivalents at March 31, 2006 decreased by $58,677 from cash and cash equivalents of $571,169 as of December 31, 2005 resulting from our operating, investing and financing activities during the quarter.

On May 24, 2006, we entered into a series of subscription agreements with for the issuance in the aggregate of 7,656,000 shares of common stock for aggregate gross proceeds equal to $10,000,000 in a series of transactions exempt from registration under the Securities Act (the “Share Sale”). As at June 30, 2006, we had cash and cash equivalents of $8,769,000, which includes the remaining portion of the $10,000,000 raised in connection with the Share Sale.

Cash Flows from Operating Activities

We used cash of $27,195 during the three months ended March 31, 2006, primarily from our operating loss of $620,796 balance by the receipt of $750,000 from the payment of accounts receivable balances outstanding as of December 31, 2005. We used cash of $636,385 during the three months ended March 31, 2005, primarily from our operating loss of $626,893.

We used cash of $3,699,516 for operating activities during the year ended December 31, 2005, resulting primarily from our operating loss of $3,195,546. Cash flows from operating activities benefited from sources of cash represented by an increase in accounts payable and accrued liabilities of $458,807 balanced by increases in prepaid expenses and other assets of $216,016 and increases of accounts receivable of $750,000.

Cash Flows from Investing Activities

During the quarter ended March 31, 2006, we used $230 for the purchase of equipment. During the quarter ended March 31, 2005, we revalued our equipment at a different balance sheet exchange rate and recognized a difference of $580.

Investing activities used $58 of cash in the year ended December 31, 2005 resulted primarily from purchases of equipment.

Cash Flows from Financing Activities

Financing activities provided cash of $3,858,053 in the year ended December 31, 2005, and consisted of the value of the common stock we issued to Nordic Biotech.

At December 31, 2005 our balance of available cash and cash equivalents was $571,169.

There were no financing activities during the quarter ended March 31, 2006. During the quarter ended March 31, 2005, we received $1,159,006 from the sale of common stock to Nordic Biotech.

At March 31, 2006 our balance of available cash and cash equivalents was $512,492.

On May 24, 2006, we entered into a series of subscription agreements for the issuance in the aggregate of 7,656,000 shares of common stock for aggregate gross proceeds equal to $10,000,000 in a series of transactions exempt from registration under the Securities Act (the “Share Sale”). As at June 30, 2006, we had cash and cash equivalents of $8,769,000, which includes the remaining portion of the $10,000,000 raised in connection with the Share Sale.

We believe that our available cash and cash equivalents as of March 31, 2006, along with the proceeds from the Share Sale, will provide adequate liquidity to fund our operations through at least the next twelve months. However, we may seek to raise additional liquidity to fund our operations in periods thereafter or to acquire development projects for our pipeline. Accordingly, we may seek to raise additional funds when market conditions permit. However, there can be no assurance that funding will be available or that, if available, will be on acceptable terms.

The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has experienced net losses since its inception through March 31, 2006 and expects such losses to continue as it furthers its research and development programs. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. As of March 31, 2006 and December 31, 2005 the Company’s cash and cash equivalents were $512,492 and $571,169, respectively. As described above, we expect to incur increased costs in 2006 and subsequent fiscal years primarily for clinical trials for our drug candidates, along with related administrative support costs. To fund its continuing operations, the Company received the proceeds from the December 31, 2005 accounts receivable balance of $750,000 in February 2006 (see Note 2 of the Notes to the Condensed Consolidated Financial Statements). With the receipt of this funding, the Company believes that it is appropriate for the condensed consolidated financial statements to be prepared on a going concern basis. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We believe that our available cash, cash equivalents of as of December 31, 2005, along with the cash received in February 2006 from our license agreement with Aditech and the proceeds from the Share Sale, will provide adequate liquidity to fund our operations through at least the next twelve months. However, we may seek to raise additional liquidity to fund our operations in periods thereafter or to acquire development projects for our pipeline. Accordingly, we may seek to raise additional funds when market conditions permit. However, there can be no assurance that funding will be available or that, if available, will be on acceptable terms.

Our future capital requirements will depend on a number of factors, including:

•	the progress of our clinical development programs;

•	the time and cost involved in obtaining regulatory approvals;

•	the cost of filing, prosecuting, defending, and enforcing patent claims and other intellectual property rights;

•	the acquisition or licensing of new drug candidates;

•	competing technological and market developments;

•	our ability to establish collaborative relationships; and

•	the development of commercialization activities and arrangements.

We do not have any off-balance sheet arrangements as defined by rules recently enacted by the Financial Accounting Standards Board, and accordingly, no such arrangements are likely to have a current or future effect on our financial position, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

DESCRIPTION OF BUSINESS

Osteologix was formed on June 16, 2003 as Nordic Bone A/S, based on intellectual property (IP) rights related to the Company’s primary aim of developing a product to treat osteoporosis. Major activities of the Company started in 2004 with chemistry and in vitro studies for the selection and development of NB S101. In October 2004, Osteologix, Inc. was formed and established an office in San Francisco when Charles J. Casamento became its CEO and President. We expanded our operational capabilities to enter clinical studies in 2005. As of December 31, 2005, Osteologix was 100% owned by the venture capital fund Nordic Biotech K/S, which has provided all financing for the Company until the reverse merger and private placement.

Osteologix exists to develop innovative pharmaceuticals for the treatment and prevention of diseases of bone and joint tissues. Our development program is currently focused on pharmaceutical use of strontium compounds for metabolic diseases and, in particular, development of our lead candidate, strontium malonate, NB S101 for treatment of osteoporosis. This development program builds on the previous experience with other strontium salts, which have been demonstrated clinically to reduce vertebral as well as non vertebral fracture rate and to increase bone mineral density. Studies performed in animals, as well as histological and biomarker assessments of samples from human subjects treated with strontium ranelate, support the theory that strontium salts have a unique mechanism of action on bone metabolism in that they reduce bone resorption while maintaining or increasing the formation of new bone. This results in a systemic improvement in bone strength and quality. At the inception of Osteologix, Nordic Biotech assigned several patent applications relating to strontium and pharmaceutical uses of strontium salts to the Company. The toxicological properties and bone effects of strontium is well documented in scientific papers and recent clinical trials. This leads us to believe our development program may have lower risk compared to programs based on unprecedented chemical classes.

We are developing our lead candidate, strontium malonate (NB S101), as a new regimen for treatment of primary osteoporosis and, eventually, for prophylaxis thereof. NB S101 is a once-daily oral tablet delivery formulation. Studies carried out with another salt form of strontium known as strontium ranelate as well as earlier studies with other strontium salts suggest that ionic strontium has an ability to decrease resorption of bone while maintaining or increasing formation of new bone. This has also been established for our compound strontium malonate, NB S101, in preclinical studies. Recently, we completed the first phase I studies of the pharmacokinetic (PK) properties of NB S101. The studies revealed that strontium is well absorbed from NB S101 formulated in tablets, and also demonstrated that a one gram tablet dose of NB S101 results in the same level of strontium in human serum as the Protelos sachet containing two grams of strontium ranelate. Thus, the study reveals that our tablet formulation is approximately bioequivalent to the marketed sachet product that already has been proven safe and efficacious in osteoporetic patients. Accordingly, this study forms the basis for our phase II program and the pursuit of the clinical development in osteoporosis.

We are exploring several indications where the pharmacodynamic action of our lead strontium compound is expected to have special therapeutic benefits. The rationale and development status for each of these is as follows:

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Osteoporosis. The development of NB S101 for osteoporosis proceeds according to a clinical development plan designed in accordance with U.S. and European guidelines. This development has been prompted by the efficacy of strontium ranelate reported in several scientific publications, as well as pharmacodynamic studies with other strontium salts. We recently completed phase I pharmacokinetic and bioequivalency studies, and have initiated long term toxicology and safety studies in rodents and non-rodents, and designed GMP tablet manufacture of the pharmaceutical product. We have had preliminary discussions on the planned phase II program with the Danish Medical Agency in Europe, and plan soon to have a pre-IND meeting with the FDA to discuss the proposed phase II program. We anticipate that a phase IIa study will begin in the third quarter of 2006, comprising approximately 250 women. This study will most likely be followed by a larger phase IIb study, with bone mineral density (“BMD”) measurements as a primary endpoint. The phase III program consists of fracture prevention studies stipulated by current U.S. and European guidelines for development of osteoporosis treatments.

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Other metabolic bone diseases. We intend to explore the possibility of developing a strontium product for non-osteoporosis indications in which the uncoupling action of strontium on bone metabolism would be expected to provide substantial therapeutic benefit. The special pharmacodynamic action of strontium to provide a mild anabolic and antiresorptive effect may stimulate formation and in-growth of new bone while at the same time allowing normal bone remodeling and removal of damaged or necrotic bone from specific skeletal sites in need of bone rejuvenation. Thus, we expect that new clinical indications may include orthopedics, secondary osteoporosis (including glucocorticoid induced osteoporosis), osteonecrosis, and osteoarthritis.

Commercial products for these indications could be developed as a special indication for NB S101, or for other strontium product(s) covered by our intellectual property portfolio. We are currently conducting feasibility studies and evaluations to assess commercial potential, clinical opportunity and possible regulatory and development strategies for these indications. We plan to conduct more preclinical studies for one or more of these opportunities during 2006. Additionally, we may enlist strategic partners to develop NB S101 or other products in our portfolio for indications that we choose not to pursue ourselves.

Our development plans and key data related to the osteoporosis indication are described below. Development plans for the orthopedic and other indications are still under consideration. We also intend to expand our current product pipeline by internal development, acquisitions and/or in licensing of additional product candidates, which may include pharmaceutical projects within the field of bone and joint-related disorders. We may look to major pharmaceutical companies as prospective partners to assist in the developing and eventual marketing of certain of our products.

Osteoporosis Market Overview

Osteoporosis is a disease characterized by low bone mass and structural deterioration of bone tissue, leading to bone fragility and increased susceptibility to fractures. In initial stages, the disease predominantly affects trabecular bone, and skeletal sites (such as spine, hip and wrist) that are rich in trabecular bone are particularly subject to increased risk of osteoporotic fracture. Osteoporosis is defined according to bone mineral density (BMD) measurements, and a women is said to have osteoporosis when BMD is at least 2½ standard deviations below the mean for healthy premenopausal women.

According to the National Osteoporosis Foundation (“NOF”), osteoporosis is a major public health threat in the U.S. for an estimated 44 million Americans, or 55% of people 50 and older. In the U.S. today, 10 million individuals are estimated to already have the disease and almost 34 million more are estimated to have low bone mass, which places them at increased risk for osteoporosis.

According to the NOF, of the ten million Americans estimated to have osteoporosis, 80% are women. Osteoporosis is similarly widespread in Europe, and epidemiological studies in China and India point to similar prevalence there. Extensive scientific literature documents osteoporosis prevalence in both sexes. Depending on the skeletal sites and populations studied, most studies show an osteoporosis prevalence of 15% to 25% among postmenopausal women. Prevalence of osteopenia is substantially higher.

Although osteoporosis prevalence is lower among men, studies show that by age 70, most men lose bone at a rate equivalent to females. Osteoporosis prevalence in men has received less attention, but both European and U.S. studies point to a prevalence of approximately five percent in men over 50.

According to the NOF, the most severe consequence of osteoporosis is skeletal fracture. One in two women and one in four men over age 50 can be expected to have an osteoporosis-related fracture at some time. Osteoporosis is responsible for more than 1.5 million fractures in the U.S. annually, including more than 300,000 hip fractures, approximately 700,000 fractures of vertebrae, 250,000 of wrist, and 300,000 at other skeletal sites.

Osteoporosis is often called the "silent disease" because bone loss occurs without symptoms. People may not know that they have osteoporosis until their bones become so weak that a sudden strain, bump or fall causes a fracture, or a vertebra to collapse. Collapsed vertebrae may initially be felt or seen in the form of severe back pain, loss of height, or spinal deformities such as kyphosis or stooped posture.

Assessment methods for evaluating skeletal strength, integrity and turnover rate are key in diagnosing and treating osteoporosis. BMD measurement is the currently-recommended primary clinical diagnosis tool. Reliable equipment exists for quantitative assessment of BMD at various anatomical sites, the most important the lower part of the spine, which is very susceptible to the deleterious effects of osteoporosis because the vertebrae are made up almost exclusively of trabecular bone. In the last decade, other tools, including imaging techniques such as MRI, ultrasound and very specific biochemical markers of bone resorption and formation have been used to accurately quantify bone status and rapidly demonstrate therapeutic effects of medical interventions on bone metabolism.

Hip fractures are two to three times more frequent in women than men, but the one year mortality is nearly twice as high for men, indicating that osteoporosis is a serious condition in men.

According to the NOF, today, on average only 20% of people with osteoporosis are diagnosed, and of those diagnosed, less than 50% are treated with medication to prevent further bone loss. In men particularly, osteoporosis awareness is very low. Attempts to close this gap are expected to be a major driver for future growth of the osteoporosis market. As Western populations age in the coming decades, we and others believe that osteoporosis prevalence will increase substantially.

Calcium and vitamin D are common and widespread interventions for promoting bone health, and both play a vital role in the maintenance of skeletal integrity. Although they also serve a useful role in correcting dietary deficiencies, calcium and vitamin D treatment does not alter current bone turnover or reverse established osteoporosis. Calcium and vitamin D, however, are useful supplements to other osteoporosis therapies.

Several classes of compounds are currently used in routine clinical practice for treatment and prevention of osteoporosis, including Hormone Replacement Therapy (HRT), Selective Estrogen Receptor Modulators (SERM), bisphosphonates, and the hormone PTH (parathyroid hormone). A detailed description of their properties is beyond the scope of this document, but the reported magnitude of skeletal effects and commonly reported side effects associated with each class is briefly outlined in table 1 below:

Table 1: A compiled overview of the major pharmaceutical drug classes used in current clinical practice for treatment of osteoporosis as well as their most important characteristics.

Pharmaceutical class	Market leader(s)	Mechanism of action	Magnitude of fracture prevention	Known side effects

Bisphosphonates	Fosamax (Alendronate) Merck. Actonel (Risedronate) P&G/GSK	Antiresorptive	47 to 48% overall reduction in vertebral fracture risk after 3 years. Similar data for risedronate.	GI side effects such as esophagitis, esophageal ulcers and esophageal erosions.

SERMs	Evista (Raloxifene), Eli Lilly	Antiresorptive	35% overall risk reduction in vertebral fracture after 3 years.	Certain estrogen-related effects such as hot flashes and leg cramps.

HRT	Premarin, Wyeth	Antiresorptive	Varying reports of 25 to 50% risk reduction.	Increased risk of certain cancers and possibly cardiovascular disease.

PTH	Forteo, Eli Lilly	Anabolic hormone	65% reduction in relative risk of vertebral fracture after 19 months.	Few and minor in clinical trials (dizziness, leg cramps). Osteosarcoma seen in animals.

Strontium	Protelos (strontium ranelate), Servier	mild antiresorptive and anabolic	49% reduction in vertebral fracture risk after 12 months	Diarrhea (usually transient). Slight increase in venous thrombo embolism

Calcitonin	Miacalcin, (salmon Calcitonin) Novartis	Antiresorptive. Calcium regulating hormone	No clinical documentation for significant fracture reduction	Nasal irritation. More rare: Bloody urine, breathing difficulty, dizziness

Regulatory Strategy for Development of Osteoporosis Indication

We performed studies of chemical and physical properties of a selected range of physiologically-acceptable strontium salts, and selected certain salts for further in vivo pharmacokinetic and pharmacodynamic testing. Based on these studies, strontium malonate was chosen as the strontium salt, NB S101, for our lead product candidate for further clinical development.

U.S. regulatory strategy

The clinical development plan for NB S101 contemplates pursuing multiple registration pathways and clinical indications with the main emphasis being on filing a new drug application with the FDA for NB S101 in prevention and treatment of osteoporosis. This requires a full development program complying with the FDA guidelines, including its “Clinical evaluation of agents used in the prevention and treatment of postmenopausal osteoporosis," published in 1994, followed by a full safety and toxicology package for NB S101. It may be possible to reference efficacy and safety results obtained from studies on safety and toxicological properties of various strontium salts that have been performed previously.

The clinical development of NB S101 was initiated in 2004 with preclinical safety, toxicology and pharmacodynamic studies. To enable the phase I studies, two week toxicology studies in rats and dogs were supplemented with in vitro tests of genotoxicity and cardiac effects. During 2005, we conducted human phase I studies in Europe. Prior to the phase II clinical study, we plan to supplement the safety and toxicology package with longer term toxicology studies according to ICH M3 guidelines. During the phase II studies, we plan to add two-year carcinogenicity studies in accordance with ICH guidelines, allowing NB S101 to enter phase III development, where the central study is expected to be a placebo-controlled vertebral fracture prevention trial in osteoporotic women to demonstrate efficacy. Current guidelines call for completion of at least one fracture prevention trial, performed as a placebo-controlled demonstration of skeletal efficacy in an osteoporotic cohort. Because of the efficacy of current osteoporosis therapies, there is debate as to whether placebo-controlled long-term studies will remain acceptable in osteoporotic cohorts. If future guidelines prevent or limit the use of placebo control in such studies, we will conduct a non-inferiority study against an established osteoporosis treatment.

A special registration pathway is available for pharmaceutical products in the U.S. if the FDA has already approved a product similar to the one for which approval is sought. In this case, the applicant may rely on published literature and/or the FDA finding of safety and effectiveness for the approved drug. If strontium ranelate became approved by the FDA through an NDA, we would assess the possibility of filing an NDA for NB S101 through this route. This would entail a significantly shortened development route, with clinical trials demonstrating bioequivalence and efficacy as the main components.

European regulatory strategy

The European Medical Agency (EMEA) has published similar guidelines for osteoporosis-related product development, and our program will also be designed to comply with these requirements. The preclinical package, phase I studies and the phase II program will be used for registration in both the U.S. and Europe. In Europe, however, strontium ranelate has been approved by EMEA, enabling us to include strontium ranelate treatment in clinical trials performed in European countries. To a lesser extent, efficacy and safety data can be obtained from published studies on strontium ranelate (although this will have to be discussed with the authorities) and we may use other published literature on strontium toxicology to a limited extent. We are planning a full clinical development of NB S101 for the osteoporosis indication and for European and Japanese marketing authorization and filing with the FDA, as described above.

Development Strategy

We expect all clinical studies will be performed externally in collaboration with suitable CROs, and that preclinical studies will be conducted in collaboration with academic research institutions and CROs. We plan to retain the internal core competency required for design planning, supervision and interpretation of the studies.

We have outsourced all manufacturing of both the active pharmaceutical ingredient (API) as well as finished medical product (Investigational Medical Product, IMP) to contract manufacturers who produce, package and supply the required materials according to our specifications.

The sections below outline specific studies performed and planned, and the strategy behind both the preclinical and clinical development of NB S101. Our plans are based on the current profile of NB S101 and our experience in phase I testing. It is expected that the results of phase II and phase III trials will increase our knowledge of the behaviors of NB S101 and are likely to lead to our modifying the current development strategy on the basis of those results. In addition, the current development strategy has been prepared in light of current market conditions and regulatory oversight, and any changes in these factors may require that modifications be made to our development plans.

Preclinical Experience with NB S101

In addition to the preclinical studies with NB S101 we carried out, comprehensive documentation on the safety and toxicological properties of strontium salts is available from reference literature. A number of studies to assess possible health effects of various strontium salts suggest strontium itself is considered safe. Based primarily on rat studies, the U.S. Department of Human and Health Services (agency for toxic substances and disease registry) has established a minimal risk level of 2.0 mg/kg/day for strontium, and a lowest observed adverse effects level of 550 mg/kg/day.

We are developing a safety and toxicology package for NB S101 for submission with the clinical trial applications, that will contain data, obtained primarily through the planned experiments by reference to available literature, on (a) maximum tolerated dose studies, (b) genotoxicity studies, (c) pharmacokinetics, (d) tissue distribution, especially focused on mineralized tissues, (e) long term safety and toxicology studies, and (f) carcinogenicity studies.

We have designed the preclinical program to comply with regulatory requirements and relevant ICH guidelines. As noted above, toxicological studies were carried out in rodents and in non-rodent species.

To assess the effects of NB S101 on skeletal metabolism and bone strength, we have also conducted various pharmacodynamic studies, including pre-clinical efficacy studies in the ovariectomized rat model of osteoporosis.

Phase I Studies

Figure 1: Pharmacokinetic profiles of NB S101 administered in doses of 0.6, 1.2 and 2.4 grams. Study subjects received a single dose and were followed for 5 weeks afterwards. For comparison a group treated with 2.0 grams strontium ranelate and placebo was included. (Time scale is logarithmic.)

In September 2005, we completed a phase I pharmacokinetic (PK) and bioequivalence study, semi-blinded, randomized and parallel group, carried out in 60 healthy male volunteers at Copenhagen's Hvidovre University Hospital in the dedicated clinical facilities of a CRO (PhaseOneTrials A/S). The study’s primary objective was to obtain PK data (Area under the curve, AUC and plasma concentration at the peak, Cmax) on strontium uptake and elimination from orally-administered NB S101. Secondary objectives were to identify the dose of NB S101 bioequivalence of 2.0 grams Protelos® and to obtain data on markers of calcium balance and to assess the dynamic effects on biochemical markers of bone turnover.

Fig. 1 above depicts the plasma strontium concentrations measured in the five study groups over the five-week observation period. The PK curves have enabled calculation of important PK parameters for NB S101 such as AUC, Cmax, Tmax and T½. The developed tablet formulation of NB S101 was demonstrated to give at least as good bioavailability as the sachet formulation of strontium ranelate (Protelos® with a NB S101 dose below 1.2 g (see also table 2).

Cmax (ng/ml)	NBS 0.6g N=12	NBS 1.2g N=12	NBS 2.4g N=12	Protelos 2.0g N=12
Mean	2924	4553	8697	4181
Std Error	275.0	432.5	1054.4	406.9
Range	1027 - 4434	1396 - 7611	1703 - 16510	2639 - 7880

Table 2. Mean maximum plasma strontium concentrations (Cmax). (ITT analysis set)

NB S101 was well tolerated in the 36 subjects treated with the product. In the Protelos-treated group, two cases of diarrhea were observed (a common side effect), but none of the 36 NB S101-treated subjects experienced this problem.

We plan to carry out one additional phase I study. This study will address and quantify the effect of food intake, in particular the intake of calcium. Calcium is known to affect strontium absorption, probably because strontium and calcium are taken up in the intestine by the same transport mechanisms resulting in reduced absorption of strontium when calcium is present. Our study plan currently calls for the food and calcium interaction study to be carried out as a controlled, randomized, cross-over study with four interventions, comprising single dose administrations. The study population will comprise approximately 15 to 20 postmenopausal women. A high-fat and high-calorie meal will be administered in the evening for one of the dosing arms, and concomitant calcium intake will be addressed in another dosing arm. The influence of the timing of study drug intake will be explored in the third arm. The fourth study arm will serve as control.

The complete phase I program and the package of preclinical safety and toxicology experiments has been designed to be compatible with subsequent pursuit of clinical development in osteoporosis as well as other clinical indications.

Phase II Studies

We plan to design phase II studies to establish an effective and tolerable dose that will enable initiation of phase III fracture prevention studies. Our plans with respect to these clinical trials are based on our current understanding of NB S101 and as the studies progress, it is likely we may identify other testing that will be necessary to establish efficacy and safety.

The first planned phase II study would be a randomized, double blind, placebo-controlled, parallel-group three month safety and efficacy trial with an overall objective of assessing NB S101 effects on bone metabolism as well as safety, tolerability and pharmacokinetics in postmenopausal women. We anticipate that the study may comprise five treatment groups, one given placebo and three given different doses of NB S101 (low, medium and high). The fifth treatment group would be given strontium ranelate to enable reference comparison. As planned, this study will not directly duplicate any study performed for strontium ranelate, but the choice of biomarkers as well as sampling points in this cohort is selected to enable a comparison to the strontium ranelate phase III study as published by P. Meunier et al in New England Journal of Medicine in 2004. The inclusion of strontium ranelate in the study should enable a direct comparison of skeletal efficacy as well as safety and tolerability between NB S101 and strontium ranelate.

We expect the primary endpoint of the study will be to assess the effect of NB S101 on biochemical markers of bone resorption and formation. Responses in the NB S101 treated groups will be compared with the response seen in study subjects treated placebo as well as with 2.0 grams of strontium ranelate. The secondary endpoints of the study will be evaluation of safety parameters, such as ECG, vital signs and subjective symptoms, as well as assessment of strontium PK parameters such as AUC and steady state strontium levels.

The treatment duration would be 12 weeks in order to obtain equilibrium levels of circulating strontium levels and monitor skeletal effects by the use of specific biochemical markers of bone turnover. After completion of the active treatment phase, the study subjects would be monitored for an additional approximately five week period to quantify the elimination of strontium from circulation and to gain additional data on sustained effect on bone turnover. In the phase III clinical study of strontium ranelate, monitoring a similar group of patients with the same biomarkers of bone turnover, revealed significant decrease in bone resorption and increase in bone formation after three months and supported that these biomarkers represent valid surrogate markers of increased bone mass also for monitoring skeletal effects of strontium compounds.

We expect that the three month safety and efficacy trial will be followed by a more extensive phase IIb study that would include more study subjects followed for a longer time period and with bone mineral density measurements (BMD) of the lumbar spine and hip as the primary endpoint. The overall objective of the study would be to obtain efficacy data for NB S101 in comparison with placebo, as well as safety, tolerability and pharmacokinetics in osteoporotic postmenopausal women. The study is planned to be conducted as a multicenter international study.

We anticipate that the BMD endpoint study would be a three-arm, double-blind, placebo-controlled study in osteoporotic women. NB S101 will be administered over a twelve-month period in two doses; the preferred dose selected from initial phase II study as well as a higher dose included for comparison. A placebo treated group may be included in the study. A number of additional biomarkers of bone and cartilage metabolism may be employed to gain additional data for the clinical efficacy of NB S101. The study would be performed as a multicenter study in both the U.S. and Europe. The study subjects would be postmenopausal osteoporotic women. This study group is compatible with obtaining a treatment indication.

We anticipate that each treatment arm would include approximately 240 to 250 women, resulting in a total study population of approximately 720 to 750 subjects. The approximate number of study subjects for a statistically powerful study will be calculated based on statistical analysis of the preceding phase II study as well as other available documentation.

We plan to explore with U.S. and Europe regulatory authorities whether this study, with a possible 12 to 24 month open label extension, could form one part of the pivotal studies for registration. This may be possible, since the study design complies with certain requirements, but at present it is not known whether they would accept such an approach.

Phase III

Current U.S. and European approval guidelines calls for placebo controlled double blind studies with fracture reduction as the primary end-point to be performed in order to obtain regulatory approval for an osteoporosis therapy. The label can typically be expanded to include claims for osteoporosis prevention after additional studies in non-osteoporotic subjects where efficacy is monitored using BMD as a surrogate end-point. But approval of such claims requires a prior fracture prevention trial, and such a trial is therefore pivotal to our program.

An adequate fracture trial represents a significant time and resource investment, and entails ethical questions concerning the use of placebo groups when safe and efficacious drugs are available. Both European and U.S. regulatory authorities are currently debating whether continued use of such trials can be recommended, and we may have to tailor our phase III program accordingly.

If long term placebo controlled studies are no longer to be used, we have the option in Europe, where strontium ranelate is approved, to perform a non-inferiority study with NB S101 and strontium ranelate in the two treatment groups. As for a placebo-controlled superiority study, the study populations for this trial would be postmenopausal women. Since it is not possible to include strontium ranelate in a U.S. non-inferiority trial unless it becomes approved, we could substitute an established osteoporosis therapy, such as a bisphosphonate or a SERM.

Since the placebo controlled fracture prevention study remains the only current option for full regulatory approval in Europe, Japan and the U.S., we continue to plan using that assumption.

We anticipate the primary objective will be to evaluate the ability of NB S101 to prevent incident vertebral fracture. Data on non-vertebral fractures, as well as spine, hip and forearm BMD and biochemical markers of bone and cartilage turnover, will be included as secondary endpoints. The study will be a 36-month, 2,600 to 3,000 woman, multi-center, multinational phase III, randomized, double blind, placebo-controlled trial of one dose of NB S101, with provision for a two-year extension. The intended study population will be osteoporotic women.

Further statistical assessments are planned to precisely assess the required number of study subjects that will allow demonstration of skeletal efficacy and reductions in fracture incidence. Pharmaceutical compositions of the selected dose of NB S101 and placebo will be formulated in tablets. All study subjects will receive concomitant supplementation with vitamin D and calcium.

We are also considering a study in male osteoporotic patients. This could be done as a sub-cohort within the study outlined above or as a separate, similar study. Such a study could represent a significant market opportunity to obtain a label claim for treatment of male osteoporosis, and will be carefully explored.

Market Opportunity

Despite advances in medicine (including new drug development) for osteoporosis therapy and prevention, we believe osteoporosis and other diseases of skeletal deterioration remain underserved medical needs and attract media and other attention for that very reason. The American Society for Bone and Mineral Research (ASBMR) as well as the International Osteoporosis Foundation (IOF) have actively promoted osteoporosis awareness among medical professionals, legislators and the public.

The worldwide market for the six highest dollar volume prescription osteoporosis products was approximately $7.1 billion in 2004, based on information available in the report “Osteoporosis 101” prepared by Deutsche Bank on September 14, 2005. These products include:

Fosamax (alendronate, Merck)	$3.2 billion
Actonel (risedronate, P&G and GSK)	$1.5 billion
Evista (raloxifene, Lilly)	$1.0 billion
Premarin (estrogen supplement, Wyeth)	$0.9 billion
Miacalcin (Calcitonin, Novartis)	$0.4 billion
Forteo (PTH, Lilly)	$0.2 billion

Despite high sales volume, we believe the osteoporosis market remains underserved. Perhaps as a few as 20% or 25% of the total osteoporosis population actually receives therapy for their condition beyond calcium or vitamin D supplements. We believe that many patients are non-compliant because current therapies have unsatisfactory therapeutic or side effect characteristics. The market for osteoporosis products is estimated to grow with a compounded annual growth rate of 12% during this decade, according to Datamonitor® and probably will continue to grow as the population grows older and lives longer.

Our Strategy

Our goal is to become a leading pharmaceutical development company by commercializing new prescription Osteoporosis medications based on new salts, dosage forms, delivery systems and combination products of strontium. We may also develop or acquire other new treatments for bone disease. Our strategy is to:

•	Focus on unmet and underserved needs;

•	Efficiently select product candidates to minimize development risk and maximize commercialization opportunities;

•	Structure attractive co-development and commercialization agreements to maximize up-front guaranteed and milestone payments; and

•	Identify business opportunities and product candidates for attractive indications.

Osteologix plans to use external collaborators, contract and CRO research organizations, contacts and consultants during product development to access the most relevant expertise and identify potential development partners.

Sales and Marketing

To commercialize NB S101, we intend to partner with a major global pharmaceutical manufacturer with osteoporosis competence, including especially broad sales, marketing, and distribution capability. Outside the U.S., we intend to sublicense distribution and marketing rights to one or more pharmaceutical companies with similar qualities.

Competition

Our success will depend in part on our ability to achieve market share at the expense of existing, established products, and to leverage favorably with future products. Currently, our principal competitors are five classes of compounds: Hormone replacement therapy (HRT), Selective Estrogen Receptor Modulators (SERM), bisphosphonates, the hormone PTH (parathyroid hormone) and Calcitonin. A detailed description of these classes is beyond the scope of this document, but following are major pros and cons.

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HRT is a common therapy among postmenopausal women, as estrogen offers relief of many menopausal inconveniences as well as a bone protecting effect. However, recent large U.S. and UK population studies show that HRT use is associated with increased risk of breast cancer, cardiovascular disorders and other side effects. HRT use has recently declined significantly. We believe it will play a much smaller role in the future. The class is dominated by Premarin, made by Wyeth.

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SERM were developed to preserve beneficial effects of estrogen while minimizing potential side effects. Currently, only one SERM is marketed (raloxifene, Evista, by Eli Lilly), but additional SERMs developed by Pfizer and Wyeth are currently under registration. SERM action on bone is mainly anti-resorptive with less potency than bisphosphonates, but still significantly reduces fracture incidence. A primary concern is the SERM’s potential ability to affect other target tissues, due to the widespread occurrence and pleitrophic effects of sex steroid receptors. Endometrial safety and CNS related effects (e.g. hot flash occurrence) remain issues with SERMs.

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Bisphosphonates are potent anti-resorptive agents with well established fracture reduction efficacy. This is the current treatment of choice. The class is dominated by alendronate (Fosamax, Merck), and risedronate (Actonel, Procter&Gamble). New potent bisphosphonates are currently being introduced by Roche (ibandronate, Bonviva) and Novartis (zoledronate, Zometa). Contrary to HRT and SERMs, bisphosphonates are indicated for men as they are devoid of any estrogen agonism. Major side effects involve the gastrointestinal (GI) system. Furthermore, the poor bioavailability of bisphosphonates limit oral intake (they are taken in the morning, and requires fasting after intake). New formulations for parenteral administration (i.e., intravenous or subcutaneous) are being introduced.

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PTH takes a central role in the body’s regulation of calcium homeostasis and bone turnover. Given in the correct amount, it can have a potent anabolic effect on bone tissues, stimulating the formation and maturation of bone-forming osteoblasts and in turn evoking significant increases in new bone formation. So far, only one PTH product, Forteo (Eli Lilly), a truncated form of the natural hormone containing amino acids 1-34 is marketed. NPS Pharmaceuticals are developing a full length PTH product (Preos), which is expected soon. PTH products, given as daily injections, are approved for severe osteoporosis, where build-up of new bone is key in preventing further deterioration. However, PTH is not recommended for prophylactic or longer term therapy. Typically, treatment duration is limited to two years because of the risk of osteosarcoma revealed in preclinical testing. Moreover, treatment with PTH is inconvenient because it is administered by daily subcutaneous injections.

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Calcitonin: Calcitonin is a natural hormone involved in the physiological maintenance of calcium homeostasis and regulation of skeletal metabolism. It decreases release of calcium by down regulating the activity of the bone resorbing osteoclasts. Calcitonin is available in a nasal spray, but it is currently used in a relatively small proportion of the osteoporotic population. Although the effect of calcitonins on BMD is lower than those seen with HRT, SERMs, PTH and bisphosphonates, calcitonin have been reported to have some analgesic effects, which may be useful in patients with painful symptoms. Calcitonin has one of the best side effect profiles among currently approved treatments for osteoporosis, which probably is among the key rationale for the use of the hormone in osteoporosis therapy, but widespread use is hampered by the lack of clinical proof for fracture prevention.

One osteoporosis product containing strontium has been developed by the French pharmaceutical company Servier, SA. Strontium ranelate (Protelos), is available and approved by the Committee for Medicinal Products for Human Use (CHMP) of EMEA. Marketing started in most European countries in the first half of 2005. This product is formulated in daily two-gram sachets. The combined phase III program for development of strontium ranelate consisted of two extensive double-blind placebo controlled clinical trials, the Spinal Osteoporosis Therapeutic Intervention (SOTI) trial for assessment of the effect on the risk of vertebral fractures and the Treatment Of Peripheral Osteoporosis study (TROPOS) for evaluation of the effect on peripheral (non-spinal) fractures. Almost 7,000 osteoporotic women, in total, completed these two three-year studies. Significant fracture prevention of strontium ranelate was demonstrated for both vertebral and non-vertebral fracture. Strontium ranelate treatment also induced a significant gain in BMD, as well as a concomitant decrease in bone resorption and increase in bone formation, as measured by the use of specific biomarkers. Strontium ranelate was associated with a mild increase in venous thromboembolism (25 cases among 3,352 strontium ranelate treated women compared to 14 among 3,317 placebo treated individuals). Transient mild diarrhea was seen among a significant subset. Other side-effects were generally few. To our knowledge, this product is currently the only pharmaceutical product containing ionic non-radioactive strontium and thus a relevant competitor for NB S101. We believe that our product is in a superior dosage form (tablet vs. sachet) and that it may have a superior side-effect profile compared to Protelos, while having the same efficacy on the skeletal system.

Most major pharmaceutical companies have established an osteoporosis franchise or are in late stage clinical development with osteoporosis products. Furthermore, several biotech companies are pursuing new osteoporosis drugs. One new approach is based on Osteoprotegrin (OPG), a circulating ‘decoy-receptor’ for the RANKL hormone (receptor activator of nuclear factor-kappaB - ligand). RANKL upregulates formation of osteoclasts and thus increase bone degradation. For various reasons it has not been possible to develop OPG itself as a pharmaceutical agent, but a RANKL-specific monoclonal antibody (AMG-162, Amgen), with the same physiological action as OPG on skeletal metabolism (i.e., a highly efficient inhibition of osteoclast activity), is currently in late stage clinical development. Other drug targets currently being investigated include: matrix metallo-proteinases (MMP’s) such as cathepsin K; ion channels of importance for osteoclast function such as CLC-7, developed by Nordic Bioscience; and other endocrine factors involved in physiological regulation of bone turnover (e.g. Calcitonin, marketed by Novartis and GLP-2 developed by Sanos Bioscience). An important goal for future therapies is to evoke a long-lasting skeletal benefit to enable a build-up of lost bone mass. We believe that one possible way to achieve net bone growth is by positively uncoupling bone resorption and formation as has been observed in long duration strontium therapy. Thus, we anticipate that the strontium class of pharmaceuticals provides a valuable alternative to existing prophylactic and therapeutic treatment options for osteoporosis.

Intellectual Property

Our goal is to (a) obtain, maintain, and enforce patent protection for our products, formulations, processes, methods, and other proprietary technologies, (b) preserve our trade secrets, and (c) operate without infringing on the proprietary rights of other parties, worldwide. We seek, where appropriate, the broadest intellectual property protection for product candidates, proprietary information, and proprietary technology through a combination of contractual arrangements and patents.

We have filed more than 25 patent applications that are pending worldwide. Three international patent applications filed on May 6, 2004 and with a priority date back to May 7, 2003, form the foundation of our patent portfolio.

These three international patent applications claim the inventions described in more detail below, i.e. water soluble strontium salts, controlled release strontium salt compositions and combinations of strontium salts and other agents, respectively, in very broad terms, in line with our patent policy of providing the broadest possible scope of the final patents and at the same time limiting the possibility of the competitors obtaining patents in the same technological field after the publication of the Company’s applications. As is typical in patent prosecution, certain limitations to the claims may have to be introduced during the prosecution of the patent applications before the patent authorities in the U.S. as well as in other parts of the world.

PCT/DK2004/000328: “Water Soluble Strontium Salts for Use in the Treatment of Cartilage and/or Bone Conditions.” This PCT application is generally directed to water soluble strontium salts and the use of such formulations to treat metabolic bone diseases such as osteoporosis. In particular, this application claims strontium salts having a water solubility from 1 g/l to 100 g/l such as NB S101. The most notable clinical indication claimed in this application is osteoporosis, but several other metabolic bone diseases are also claimed. The application has entered the national/regional phases in the U.S., Japan, Australia, Canada and before the European Patent Organization (EPO). In Europe, the pending claims are directed towards the use of strontium malonate for the manufacture of a medicament for treating e.g. osteoporosis, and the European patent examiner has indicated that the pending claims will likely be granted. A continuation in-part (CIP) application based on PCT/DK2004/000328 was filed in the U.S. This CIP application contains additional data and is generally directed to compositions and methods for treating bone diseases using strontium salts including NB S101.

PCT/DK2004/000326: “Controlled Release Composition Containing a Strontium Salt.” This PCT application is generally directed to controlled release formulations of strontium salts and uses thereof for treating a broad variety of cartilage and/or bone diseases, including osteoporosis, secondary osteoporosis and male osteoporosis/arthritis and prophylaxis of bone and/or cartilage diseases. The application has entered the national/regional phases in the U.S., Japan, Australia, Canada and before the EPO. However, prosecution by the patent authorities in the respective countries have not been initiated yet.

PCT/DK2004/000327: “Combination Treatment with Strontium for the Prophylaxis and/or Treatment of Cartilage and/or Bone Conditions.” This PCT application is generally directed to compositions containing strontium salts and one or more other active substances for the treatment of bone and/or cartilage metabolic disorders such as osteoporosis. The application has entered the national/regional phases in the U.S., Japan, Australia, Canada and before the EPO. However, prosecution by the patent authorities in the respective countries have not been initiated yet.

We have received international search reports (performed by the European Patent Office) for the international patent applications listed above. The International Searching Authorities of the European Patent Organization identified some prior art, which might have potential impact on the patentability and/or allowable scope of the claims of these applications. However, it is difficult to predict the ultimate scope of the patent claims we will be granted by the patent authorities.

Furthermore, a number of additional patent applications have been filed in order to protect relevant new developments and scientific and clinical knowledge gained by us. We filed these new patent applications in order to secure the right to continue existing and new activities on the market, i.e. in order to obtain proper patent life cycle management for securing patent protection beyond expiration of any patents granted from the patent applications listed above. These additional patent applications relate to specific manufacturing methods for strontium salts and to other clinical indications, for example the treatment of osteonecrosis, including co-administration of strontium salts with pharmaceuticals suspected to induce osteonecrosis. All international patent applications filed by us designate all states party to the Patent Cooperation Treaty (PCT), i.e. more than 100 nations, including all major industrialized countries. Our current strategy is to file applications as PCT applications seeking worldwide coverage and then file applications nationally in the U.S., Europe, Canada, Japan, and Australia.

Third party rights

Within the class of strontium based pharmaceutical products, Servier has several patents. These include U.S. Patent No. 5,128,367, which is directed to strontium ranelate and other metal ranelates, as well as methods and compositions for treating osteoporosis. In addition, Servier’s U.S. Patent No. 4,939,164 is directed to a specific strontium salt of pentanedioic acid, as well as methods and compositions for treating osseous diseases using this salt. Furthermore, Servier’s U.S. Patent No. 5,075,336 describes specific types of carboxylic acid salts, including strontium salts as well as methods and compositions for treating osseous diseases using these salts. Servier’s U.S. Patent No. 5,856,356 (European equivalent: EP813862) describes the use of strontium salts, including strontium ranelate, for treatment of arthrosis. Servier has also filed additional U.S. patent applications that have published as U.S. Publication Nos. 2004/0059134, 2004/0059135 and 2004/0063972, directed to methods of manufacturing strontium salts. It is our opinion that the Servier U.S. patents described above will not affect our freedom to develop NB S101 in the U.S. for the treatment of metabolic bone diseases such as osteoporosis. In Europe, EP813869, has been limited to one claim, the use of strontium ranelate for treatment of osteoarthritis due to prior art restrictions. In addition to the patents held by Servier, there are other patents describing the use of strontium salts for treatment of human subjects. U.S. Patent No. 5,851,556 to French company L’Oreal, describes the use of various alkaline earth metal salts such as strontium salts for the treatment of skin conditions, bronchopulmonary conditions, pain, gastrointestinal conditions, central nervous system disorders, disorders associated with the release of TNF alpha and disorders associated with the release of substance P. The Norwegian company Santosolve has two published patent applications, Santosolve’s published PCT application WO 03028742, generally describes strontium salts, and compositions and methods using such salts for treating sub-dermal soft tissue pain and herpetic infections. Santosolve’s published PCT application WO 04084920 is generally directed to methods for treating inflammation with a strontium compound. We cannot preclude that there may be other relevant third party patent rights that represent a dominating position to ours.

On November 30, 2005, we entered into a license agreement with Aditech Pharma AB (“Aditech”), a Swedish limited liability company, whereby certain rights have been licensed between the companies against cash and royalty considerations. Aditech is a wholly-owned subsidiary of Nordic Biotech, currently the sole shareholder of Osteologix.

We granted Aditech a worldwide exclusive license to our patent applications pertaining to certain compounds other than strontium compounds. These out-licensed IP rights concern non-strontium compounds and their use is outside the focus of our business. Aditech granted to the Company a worldwide exclusive license under its future patent applications/patents as they relate to strontium compounds.

For the rights granted, Aditech paid us a fee of $750,000 in February 2006, and further shall pay a 2.5% royalty of future net sales of products developed by Aditech under our license. We shall pay Aditech a 1.5% royalty of future net sales of products comprising strontium compounds.

To supplement our patent portfolio, we also depend on the skills, knowledge, and experience of our scientific and technical personnel, as well as that of our advisors, consultants, and other contractors. To help protect our patentable proprietary know-how, and for inventions for which patents may be difficult to enforce, we rely on trade secret protection and confidentiality agreements to protect our interests. We require all employees, consultants, advisors and other contractors to enter into confidentiality agreements that prohibit disclosure of confidential information and, where applicable, require disclosure and assignment to us of ideas, developments, discoveries and inventions important to our business.

Manufacturing and Formulation of NB S101

We do not own manufacturing facilities, but contract with qualified third parties who must comply with manufacturing practices and procedures established by the FDA for the manufacture of bulk active pharmaceutical ingredients and finished products.

Clauson-Kaas was chosen as the manufacturer of the study compound for the preclinical studies and the initial part of the clinical program. Clauson-Kaas has established validated manufacturing procedures for GMP compliant large scale synthesis and has provided product analysis and batch records for the produced strontium salt preparation. Although they have substantial experience as a contract manufacturer for early stage clinical programs, the FDA has not yet inspected and approved Clauson Kaas or Paramedical A/S, the finished dosage form manufacturer responsible for our supply of finished tablets of NB S101. We have, however, performed two site audits to verify their quality and internal controls. We are also in the process of identifying alternative suppliers of both API and investigational medical products (IMP).

For ease of administration, NB S101 has been formulated in a convenient tablet. The tablet formulation has been developed to reduce the amount of excipients in order to obtain a strontium dose equivalent to two grams of strontium ranelate in one or, less preferably, two tablets daily. Furthermore, the formulation allows for a rapid dissolution of strontium malonate in the stomach, and preliminary stability investigations suggests that a shelf life of possibly 12 months or even longer may be possible.

Government Regulation

The FDA, comparable foreign regulators and state and local pharmacy regulators impose substantial requirements upon clinical development, manufacture and marketing of pharmaceutical products. These and other entities regulate research and development and the testing, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, approval, advertising, and promotion of our products.

The drug approval process required by the FDA under the Food, Drug, and Cosmetic Act generally involves:

•	Preclinical laboratory and animal tests;

•	Submission of an IND, prior to commencing human clinical trials;

•	Adequate and well-controlled human clinical trials to establish safety and efficacy for intended use;

•	Submission to the FDA of a NDA; and

•	FDA review and approval of a NDA.

The testing and approval process requires substantial time, effort, and financial resources, and we cannot be certain that any approval will be granted on a timely basis, if at all.

Preclinical tests include laboratory evaluation of the product candidate, its chemistry, formulation and stability, and animal studies to assess potential safety and efficacy. Certain preclinical tests must be conducted in compliance with good laboratory practice regulations. Violations of these regulations can, in some cases, lead to invalidation of the studies, requiring them to be replicated. In some cases, long-term preclinical studies are conducted concurrently with clinical studies.

We will submit the preclinical test results, together with manufacturing information and analytical data, to the FDA as part of an IND, which must become effective before we begin human clinical trials. The IND automatically becomes effective 30 days after filing, unless the FDA raises questions about conduct of the trials outlined in the IND and imposes a clinical hold, in which case, the IND sponsor and FDA must resolve the matters before clinical trials can begin. It is possible that our submission may not result in FDA authorization to commence clinical trials.

Clinical trials must be supervised by a qualified investigator in accordance with good clinical practice regulations, which include informed consent requirements. An independent Institutional Review Board (“IRB”) at each medical center reviews and approves and monitors the study, and is periodically informed of the study’s progress, adverse events and changes in research. Progress reports are submitted annually to the FDA and more frequently if adverse events occur.

Human clinical trials typically have three sequential phases that may overlap:

Phase I: The drug is initially tested in healthy human subjects or patients for safety, dosage tolerance, absorption, metabolism, distribution, and excretion.

Phase II: The drug is studied in a limited patient population to identify possible adverse effects and safety risks, determine efficacy for specific diseases and establish dosage tolerance and optimal dosage.

Phase III: When phase II evaluations demonstrate that a dosage range is effective with an acceptable safety profile, phase III trials to further evaluate dosage, clinical efficacy and safety, are undertaken in an expanded patient population, often at geographically dispersed sites.

We cannot be certain that we will successfully complete phase I, phase II, or phase III testing of our product candidates within any specific time period, if at all. Furthermore, the FDA, an IRB or the IND sponsor may suspend clinical trials at any time on various grounds, including a finding that subjects or patients are exposed to unacceptable health risk.

Concurrent with these trials and studies, we also develop chemistry and physical characteristics data and finalize a manufacturing process in accordance with good manufacturing practice (“GMP”) requirements. The manufacturing process must conform to consistency and quality standards, and we must develop methods for testing the quality, purity, and potency of the final products. Appropriate packaging is selected and tested, and chemistry stability studies are conducted to demonstrate that the product does not undergo unacceptable deterioration over its shelf-life.

Results of the foregoing are submitted to the FDA as part of a NDA for marketing and commercial shipment approval. The FDA reviews each NDA submitted and may request additional information. Once the FDA accepts the NDA for filing, it begins its in-depth review. The FDA has substantial discretion in the approval process and may disagree with our interpretation of the data submitted. The process may be significantly extended by requests for additional information or clarification regarding information already provided. As part of this review, the FDA may refer the application to an appropriate advisory committee, typically a panel of clinicians. Manufacturing establishments often are inspected prior to NDA approval to assure compliance with GMPs and with manufacturing commitments made in the application.

Submission of a NDA with clinical data requires payment of a fee (for fiscal year 2004, $573,500, and for fiscal year 2005, $672,000). In return, the FDA assigns a goal of ten months for issuing its “complete response,” in which the FDA may approve or deny the NDA, or require additional clinical data. Even if these data are submitted, the FDA may ultimately decide the NDA does not satisfy approval criteria. If the FDA approves the NDA, the product becomes available for physicians prescription. Product approval may be withdrawn if regulatory compliance is not maintained or safety problems occur. The FDA may require post-marketing studies, also known as phase IV studies, as a condition of approval, and requires surveillance programs to monitor approved products that have been commercialized. The agency has the power to require changes in labeling or prohibit further marketing based on the results of post-marketing surveillance.

Satisfaction of these and other regulatory requirements typically takes several years, and the actual time required may vary substantially based upon the type, complexity and novelty of the product. Government regulation may delay or prevent marketing of potential products for a considerable period of time and impose costly procedures on our activities. We cannot be certain that the FDA or other regulatory agencies will approve any of our products on a timely basis, if at all. Success in preclinical or early-stage clinical trials does not assure success in later-stage clinical trials. Data obtained from pre-clinical and clinical activities are not always conclusive and may be susceptible to varying interpretations that could delay, limit or prevent regulatory approval. Even if a product receives regulatory approval, the approval may be significantly limited to specific indications or uses. Even after regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. Delays in obtaining, or failures to obtain regulatory approvals would have a material adverse effect on our business.

Any products manufactured or distributed by us pursuant to FDA approvals are subject to pervasive and continuing FDA regulation, including record-keeping requirements, reporting of adverse experiences, submitting periodic reports, drug sampling and distribution requirements, manufacturing or labeling changes, record-keeping requirements, and compliance with FDA promotion and advertising requirements. Drug manufacturers and their subcontractors are required to register their facilities with the FDA and state agencies, and are subject to periodic unannounced inspections for GMP compliance, imposing procedural and documentation requirements upon us and third-party manufacturers. Failure to comply with these regulations could result, among other things, in suspension of regulatory approval, recalls, suspension of production or injunctions, seizures, or civil or criminal sanctions. We cannot be certain that we or our present or future subcontractors will be able to comply with these regulations.

The FDA regulates drug labeling and promotion activities. The FDA has actively enforced regulations prohibiting the marketing of products for unapproved uses. The FDA permits the promotion of drugs for unapproved uses in certain circumstances, subject to stringent requirements. We and our product candidates are subject to a variety of state laws and regulations which may hinder our ability to market our products. Whether or not FDA approval has been obtained, approval by foreign regulatory authorities must be obtained prior to commencing clinical trials, and sales and marketing efforts in those countries. These approval procedures vary in complexity from country to country, and the processes may be longer or shorter than that required for FDA approval. We may incur significant costs to comply with these laws and regulations now or in the future.

The FDA’s policies may change, and additional government regulations may be enacted which could prevent or delay regulatory approval of our potential products. Increased attention to the containment of health care costs worldwide could result in new government regulations materially adverse to our business. We cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the U.S. or abroad.

Other Regulatory Requirements

The U.S. Federal Trade Commission and the Office of the Inspector General of the U.S. Department of Health and Human Services (“HHS”) also regulate certain pharmaceutical marketing practices. Government reimbursement practices and policies with respect to our products are important to our success.

We are subject to numerous federal, state and local laws relating to safe working conditions, manufacturing practices, environmental protection, fire hazard control, and disposal of hazardous or potentially hazardous substances. We may incur significant costs to comply with these laws and regulations. The regulatory framework under which we operate will inevitably change in light of scientific, economic, demographic and policy developments, and such changes may have a material adverse effect on our business.

European Product Approval

Prior regulatory approval for human healthy volunteer studies (phase I studies) is required in member states of the E.U. Summary data from successful phase I studies are submitted to regulatory authorities in member states to support applications for phase II studies. E.U. authorities typically have one to three months (which often may be extended in their discretion) to raise objections to the proposed study. One or more independent ethics committees (similar to U.S. IRBs) review relevant ethical issues.

For E.U. marketing approval, we submit to the relevant authority for review a dossier, or MAA (Market Authorization Application), providing information on the quality of the chemistry, manufacturing and pharmaceutical aspects of the product as well as non-clinical and clinical data.

The E.U. provides two different, elective authorization routes: centralized and decentralized. For NB S101 we have selected the centralized route, leading in one marketing authorization the entire E.U, in which our application will be reviewed by members of the Committee for Proprietary Medicinal Products (“CPMP”), on behalf of EMEA. Based on that review, EMEA will provide an opinion on safety, quality and efficacy to the European Commission, which makes the decision to grant or refuse authorization.

Approval can take several months to several years, and can be denied, depending on whether additional studies or clinical trials are requested (which may delay marketing approval and involve unbudgeted costs) or regulatory authorities conduct facilities (including clinical investigation site) inspections and review manufacturing procedures, operating systems and personnel qualifications. In many cases, each drug manufacturing facility must be approved, and further inspections may occur over the product’s life. The regulatory agency may require post-marketing surveillance to monitor for adverse effects or other studies. Further clinical studies are usually necessary for approval of additional indications. The terms of any approval, including labeling content, may be more restrictive than expected and could affect the marketability of a product.

Failure to comply with these ongoing requirements can result in suspension of regulatory approval and civil and criminal sanctions. European renewals may require additional data, resulting in a license being withdrawn. E.U. regulators have the authority to revoke, suspend or withdraw approvals, prevent companies and individuals from participating in the drug approval process, request recalls, seize violative products, obtain injunctions to close non-compliant manufacturing plants and stop shipments of violative products.

Pricing Controls

Pricing for products under approval applications is also subject to regulation. Requirements vary widely between countries and can be implemented disparately intra-nationally.

The E.U. generally provides options for member states to control pricing of medicinal products for human use, ranging from specific price-setting to systems of direct or indirect controls on the producer’s profitability. U.K. regulation, for example, generally provides controls on overall profits derived from sales to the U.K. National Health Service that are based on profitability targets or a function of capital employed in servicing the National Health Service market. Italy generally utilizes a price monitoring system based on the European average price over the reference markets of France, Spain, Germany and the U.K. Italy typically establishes price within a therapeutic class based on the lowest price for a medicine belonging to that category. Spain generally establishes selling price based on prime cost plus a profit margin within a range established yearly by the Spanish Commission for Economic Affairs.

There can be no assurance that price controls or reimbursement limitations will result in favorable arrangements for our products.

Third-Party Reimbursements

In the U.S., the E.U. and elsewhere, pharmaceutical sales are dependent in part on the availability and adequacy of reimbursement from third party payers such as governments and private insurance plans. Third party payers are increasingly challenging established prices, and new products that are more expensive than existing treatments may have difficulty finding ready acceptance unless there is a clear therapeutic benefit.

In the U.S., consumer willingness to choose a self-administered outpatient prescription drug over a different drug or other form of treatment often depends on the manufacturer’s success in placing the product on health plan formulary or drug list, which results in lower out-of-pocket costs. Favorable formulary placement typically requires the product to be less expensive than what the health plan determines to be therapeutically equivalent products, and often requires manufacturers to offer rebates. Federal law also requires manufacturers to pay rebates to state Medicaid programs in order to have their products reimbursed by Medicaid. Medicare, which covers most Americans over age 65 and the disabled, has adopted a new insurance regime that will offer eligible beneficiaries limited coverage for outpatient prescription drugs effective January 1, 2006. The prescription drugs that will be covered under this insurance will be specified on a formulary published by Medicare. As part of these changes, Medicare is adopting new payment formulas for prescription drugs administered by providers, such as hospitals or physicians, that are generally expected to lower reimbursement.

The E.U. generally provides options for member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement. Member states can opt for a “positive” or “negative” list, with the former listing all covered medicinal products and the latter designating those excluded from coverage. The E.U., the U.K. and Spain have negative lists, while France uses a positive list. Canadian provinces establish their own reimbursement measures. In some countries, products may also be subject to clinical and cost effectiveness reviews by health technology assessment bodies. Negative determinations in relation to our products could affect prescribing practices. In the U.K., the National Institute for Clinical Excellence (“NICE”) provides such guidance to the National Health Service, and doctors are expected to take it into account when choosing drugs to prescribe. Health authorities may withhold funding from drugs not given a positive recommendation by NICE. A negative determination by NICE may mean fewer prescriptions. Although NICE considers drugs with orphan status, there is a degree of tension on the application of standard cost assessment for orphan drugs, which are often priced higher to compensate for a limited market. It is unclear whether NICE will adopt a more relaxed approach toward the assessment of orphan drugs.

We cannot assure you that any of our products will be considered cost effective, or that reimbursement will be available or sufficient to allow us to sell them competitively and profitably.

Fraud and Abuse Laws

The U.S. federal Medicare/Medicaid anti-kickback law and similar state laws prohibit remuneration intended to induce physicians or others either to refer patients, or to acquire or arrange for or recommend the acquisition of health care products or services. While the federal law applies only to referrals, products or services receiving federal reimbursement, state laws often apply regardless of whether federal funds are involved. Other federal and state laws prohibit anyone from presenting or causing to be presented false or fraudulent payment claims. Recent federal and state enforcement actions under these statutes have targeted sales and marketing activities of prescription drug manufacturers. As we begin to market our products to health care providers, the relationships we form, such as compensating physicians for speaking or consulting services, providing financial support for continuing medical education or research programs, and assisting customers with third-party reimbursement claims, could be challenged under these laws and lead to civil or criminal penalties, including the exclusion of our products from federally-funded reimbursement. Even an unsuccessful challenge could cause adverse publicity and be costly to respond to, and thus could have a material adverse effect on our business, results of operations and financial condition. We intend to consult counsel concerning the potential application of these and other laws to our business and to our sales, marketing and other activities to comply with them. Given their broad reach and the increasing attention given them by law enforcement authorities, however, we cannot assure you that some of our activities will not be challenged.

Patent Restoration and Marketing Exclusivity

The U.S. Drug Price Competition and Patent Term Restoration Act of 1984 (Hatch-Waxman) permits the FDA to approve Abbreviated New Drug Applications (“ANDAs”) for generic versions of innovator drugs, as well as NDAs with less original clinical data, and provides patent restoration and exclusivity protections to innovator drug manufacturers.

The ANDA process permits competitor companies to obtain marketing approval for drugs with the same active ingredient and for the same uses as innovator drugs, but does not require the conduct and submission of clinical studies demonstrating safety and efficacy. As a result, a competitor could copy any of our drugs and only need to submit data demonstrating that the copy is bioequivalent to gain marketing approval from the FDA.

Hatch-Waxman requires a competitor that submits an ANDA, or otherwise relies on safety and efficacy data for one of our drugs, to notify us and/or our business partners of potential infringement of our patent rights. We and/or our business partners may sue the company for patent infringement, which would result in a 30-month stay of approval of the competitor’s application. The discovery, trial and appeals process in such suits can take several years. If the litigation is resolved in favor of the generic applicant or the challenged patent expires during the 30-month period, the stay is lifted and the FDA may approve the application.

Hatch-Waxman also allows competitors to market copies of innovator products by submitting significantly less clinical data outside the ANDA context. Such applications, known as “505(b)(2) NDAs” or “paper NDAs,” may rely on clinical investigations not conducted by or for the applicant and for which the applicant has not obtained a right of reference or use and are subject to the ANDA notification procedures described above.

The law also restores a portion of a product’s patent term that is lost during clinical development and NDA review, and provides statutory protection, known as exclusivity, against FDA approval or acceptance of certain competitor applications. Restoration can return up to five years of patent term for a patent covering a new product or its use to compensate for time lost during product development and regulatory review. The restoration period is generally one-half the time between the effective date of an IND and submission of an NDA, plus the time between NDA submission and its approval (subject to the five-year limit), and no extension can extend total patent life beyond 14 years after the drug approval date. Applications for patent term extension are subject to U.S. Patent and Trademark Office (“USPTO”) approval, in conjunction with FDA. Approval of these applications takes at least six months, and there can be no guarantee that it will be given at all.

Hatch-Waxman also provides for differing periods of statutory protection for new drugs approved under an NDA. Among the types of exclusivity are those for a “new molecular entity” and those for a new formulation or indication for a previously-approved drug. If granted, marketing exclusivity for the types of products that Osteologix is developing, which include only drugs with innovative changes to previously-approved products using the same active ingredient, would prohibit the FDA from approving an ANDA or 505(b)(2) NDA relying on safety and efficacy data for three years. This three-year exclusivity, however, covers only the innovation associated with the original NDA. It does not prohibit the FDA from approving applications for drugs with the same active ingredient but without our new innovative change. These marketing exclusivity protections do not prohibit FDA from approving a full NDA, even if it contains the innovative change.

Legal Proceedings

We are not a party to any material legal proceedings nor are we aware of any circumstance that may reasonably lead a third party to initiate legal proceedings against us.

Market for Common Equity

Our Common Stock trades on the OTC Bulletin Board, under the symbol “OLGX”. Prior to May 24, 2006 (the date of the Share Exchange), there was no established market for the shares of our Common Stock. There can be no assurance that a liquid market for our securities will ever develop. No shares of the Company’s Common Stock traded during the fiscal year ended on December 31, 2005. Since clearance for pricing quote on the OTCBB on November 15, 2004, such common shares only traded on five (5) trading dates with an aggregate trading volume of 50,000 shares. The last trade was 5,000 shares at $0.35 per share on December 31, 2004. The following sets forth, for the periods indicated, the high and low bid price for our Common Stock as reported on the OTC Bulletin Board.

Quarter Ending:	High	Low
2004
November 15, 2004 through December 31, 2004	$0.35	$0.35
2005
March 31, 2005*	$0.35	$0.35
June 30, 2005*	$0.35	$0.35
September 30, 2005*	$0.35	$0.35
December 31, 2005 *	$0.35	$0.35
2006
March 31, 2006	$0.35	$0.35
April 1, 2006 through May 23, 2006*	$0.35	$0.35
May 24, 2006 through June 30, 2006*	$1.50	$1.50

* Share Exchange closed on May 24, 2006, prior to this date, the Company was a non-operating shell company that traded under the symbol “CSMH” on the OTC Bulletin Board.

Options and Warrants

None of the shares of our Common Stock are subject to outstanding options.

       We have 979,307 shares of Common Stock reserved for the issuance of warrants. All warrants have an exercise price of $1.03 per share. The terms of the warrants do not provide for immediate exercisability and, in addition to requiring that the exercise follow certain significant corporate events or the publication of the Company’s annual financial statements subsequent to the admission of the common stock for sale on a regulated market, the warrants vest over several years (the terms of which vary from holder to holder).

Status of Outstanding Common Stock

As of July 31, 2006, we had a total of 21,094,694 shares of our Common Stock outstanding.

Holders

As of July 31, 2006, we had a total there were approximately 30 shareholders of record.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

In connection with the transactions contemplated by the Exchange Agreement, there was a complete change in the Registrants’ Board of Directors and in management. Prior to the consummation of the transaction, the Registrant’s Board of Directors comprised one member, Geoffrey Alison. Effective at the closing of the transactions contemplated by the Exchange Agreement, Dr. Christian Hansen was appointed to the Board of Directors. Effective on June 15, 2006, Geoffrey Alison resigned as director and Charles J. Casamento, Dr. Klaus Eldrup-Jørgensen, Dr. Bobby W. Sandage, Jr., Florian Schönharting and Dr. Christopher B. Wood were appointed to the Board of Directors. Additionally, effective at the closing, Geoffrey Alison resigned as the sole officer of the Registrant and Charles J. Casamento assumed responsibilities as Chief Executive Officer and President and Stephan Christgau assumed responsibilities as Chief Operating Officer and Secretary.

Charles J. Casamento, Dr. Klaus Eldrup-Jørgensen, Dr. Bobby W. Sandage, Jr., Florian Schönharting, Christian Hansen and Dr. Christopher B. Wood, each will continue to serve as directors of the Registrant and shall hold office until the next election of directors by stockholders and until their successors are elected and qualified or until their earlier resignation or removal.

Directors and Executive Officers

Set forth below is information regarding the Company’s current directors and executive officers. The directors are elected annually by stockholders. The executive officers serve at the pleasure of the board of directors.

Name	Age	Title
Klaus Eldrup-Jørgensen, M.D.	47	Chairman of the Board of Directors
Charles J. Casamento	60	Chief Executive Officer, President and Director
Stephan Christgau, Ph.D.	41	Chief Operating Officer
Malene Weis, M.Sc. (Pharm)	40	Manager of Clinical Development
Bobby W. Sandage, Jr., Ph.D.	52	Director
Florian Schönharting, M.Sc.	37	Director
Christian Hansen, Ph.D. and M.B.A.	39	Director
Christopher B. Wood, M.D.	59	Director

KLAUS ELDRUP-JØRGENSEN, M.D.

Dr. Eldrup-Jørgensen acted as interim CEO of Osteologix from its incorporation in 2003 until November 2003, when he became executive chairman of the board of directors. Dr. Eldrup-Jørgensen has worked as a commercial executive at the corporate level in several international pharmaceutical companies, as well as in venture-financed companies, for many years. He has held senior positions in Novo Nordisk A/S, Dako A/S and Nordic Bioscience A/S. Dr. Eldrup-Jørgensen co-founded the high-tech company, ISG A/S, in 2003 and is currently its CEO, and serves on the board of directors of Symbion Capital and the investment committee of Seed Capital Denmark, two Scandinavian venture funds.

Dr. Eldrup-Jørgensen received his medical degree in 1984 from University of Copenhagen and a bachelors degree in commerce from the Copenhagen Business School in 1987.

CHARLES J. CASAMENTO

Mr. Casamento has been CEO and President of Osteologix since October 2004. He held a number of marketing, sales, finance and business development positions with Sandoz, Hoffmann-LaRoche, Johnson & Johnson and American Hospital Supply Corporation, where he was Vice President of Business Development and Strategic Planning for the Critical Care Division from January 1983 until July 1985. He was Senior Vice President and General Manager for Pharmaceuticals and Biochemicals at Genzyme from July 1985 until March 1989.

In 1989, he co-founded Interneuron Pharmaceuticals, which reached a $1.6 billion valuation after the NDA for Redux, which was assembled during his tenure, was submitted to the FDA. In 1993, Mr. Casamento joined RiboGene as Chairman, President and CEO. He took the company public and completed several major corporate collaborations, including a merger with another public corporation to form Questcor Pharmaceuticals, of which he was Chairman, CEO and President from November 1999 until August 2004. In the last four quarters that Mr. Casamento was Chairman, CEO and President of Questcor, the company, which had previously been unprofitable, reported positive EBITDA and was cash flow positive. Mr. Casamento is a member of the board of directors and is on the Audit Committee of Cortex Pharmaceuticals and SuperGen, Inc.

Mr. Casamento received his B.S. in Pharmacy from Fordham University and his M.B.A. from Iona College. He is a registered pharmacist in the States of New York and New Jersey.

STEPHAN CHRISTGAU, PH.D.

Dr. Christgau has been Executive Vice President and COO of Osteologix since 2003, and has played a leading role in the establishment of the Company. Dr. Christgau has extensive experience in the field of metabolic bone and cartilage disorders, and is the author of more than 60 scientific papers and inventor on more than 35 patent families.

Dr. Christgau’s experience in bone and cartilage research comes primarily from his previous positions as senior research scientist with Nordic Bioscience A/S (2001 to 2003) and Osteometer Biotech A/S (1995 to 2001). Prior thereto, he worked as a research scientist and project leader at Novo Nordisk A/S.

Dr. Christgau holds a M.Sc. (1988) in biochemistry and immunology from the Technical University of Denmark (“DTU”) and a Ph.D. (1992) in diabetes immunology from DTU and the University of California, San Francisco.

MALENE WEIS, M.SC.

Ms. Weis has been Manager of Clinical Development with Osteologix since 2004. Ms. Weis has worked with all stages of clinical development at both pharmaceutical companies and contract research organizations (“CROs”). She has held prime responsibility for the design and operational execution of clinical trials within rheumatology, hematology, oncology and cardiology.

Ms. Weis’ previous experience includes positions as senior clinical project manager with LEO-Pharma A/S from 2001 to 2003, where she played a leading role in planning international phase III trials. Prior to that, she worked with various aspects of clinical development in three large pharmaceutical companies and two CROs, including leading roles in protocol and CRF design, QA system design and maintenance as well as GCP training of clinical research associates.

Ms. Weis received her master’s degree in pharmaceutical science from the Danish University of Pharmaceutical Sciences in 1993, and is pursuing continuing education in Pharmaceutical Medicine at the University of Surrey, in the United Kingdom. She holds a diploma in clinical trial management from the Danish pharmaceutical industry association (LIF).

BOBBY W. SANDAGE, JR., PH.D.

Dr. Sandage is executive vice president, research and development, and chief scientific officer of Indevus Pharmaceuticals, Inc. from 1991 to the present. He previously held senior drug development positions within research and development divisions at DuPont Merck Pharmaceutical Company, at Dupont Critical Care and at Merrell Dow Pharmaceuticals. Dr. Sandage served as a director for the privately held company, Aeolus Pharmaceuticals, which was a subsidiary of Incara Pharmaceuticals. He also served as a director and as a member of the audit committee of the public company, Genta Inc., from 1997 until 2000. Dr. Sandage was a member of the Scientific Advisory Board for Transcell Pharmaceuticals from 1993 to 1996.

Dr. Sandage is an adjunct professor in the Department of Pharmacology at the Massachusetts College of Pharmacy, guest lecturer at School of Pharmacy and Pharmacal Sciences at Purdue University and has published over 50 scientific articles. From 1995 to 1998, he was a faculty member and lecturer for the Pharmaceutical Educational and Research Institute, Inc. regarding drug development. He has been an invited lecturer at national and international conferences on drug development. Dr. Sandage received his Ph.D. in Clinical Pharmacy from Purdue University and his B.S. in Pharmacy from the University of Arkansas.

FLORIAN SCHöNHARTING, M.SC.

In 2001, Mr. Schönharting co-founded Nordic Biotech and is currently a partner and co-managing director of that firm. He has more than 15 years of investment experience in the biotechnology and healthcare industry.

From 1990 to 2000, he was employed by BankInvest Asset Management, a Danish private and public equity group, most recently as managing director in charge of biotech investments. During his tenure, Mr. Schönharting executed some 20 investments, including Biomarin, Genmab, Profound Pharma (Maxygen Inc.), Bavarian Nordic, Pharmexa, Pyrosequencing and Glyko Biomedical. From 2000 to August 2001, he was a managing director of Consors AG, a brokerage firm.

Mr. Schönharting earned a master's degree in business (economics) from the Copenhagen Business School, and was given the McKinsey & Co award for best-of-year student. He is currently a member of the board of directors of the Danish Venture Capital Association (DVCA) and the Danish Corporate Governance Association (DCGA).

CHRISTIAN HANSEN, PH.D. and M.B.A.

In 2001, Dr. Hansen co-founded Nordic Biotech and is currently a partner and co-managing director of that firm. His background is as a biotechnology entrepreneur, biotech intellectual property rights expert and business development executive, combined with a scientific career. He has been a director of the Company since 2003. He is a director of Nordic Biotech Advisers, a private company.

From 1999 to 2001, Dr. Hansen was co-President of Maxygen's Protein Pharmaceuticals Division. From 1999 to 2000, Dr. Hansen was co-CEO and founder of ProFound Pharma A/S, a Danish start-up company focused on developing second generation protein pharmaceuticals. From 1992 to 1999, Dr. Hansen worked in various executive positions at Novo Nordisk A/S, including as Director of Intellectual Property Strategy.

Dr. Hansen holds a M.Sc. (1989) in chemical engineering from the Technical University of Denmark, a Ph.D. (1992) in molecular biology/biochemistry undertaken at the Technical University of Denmark, and an M.B.A. from the Edinburgh Business School.

CHRISTOPHER B. WOOD, M.D.

Dr. Christopher B. Wood has served as CEO of Bioenvision since 1997. He has more than 15 years of experience in the European biotechnology sector and has taken two biotechnology companies from start-up through commercialization. One of these, Medeva PLC., traded on the London Stock Exchange and the New York Stock Exchange, and is now wholly-owned by Celltech Group PLC. He was elected a director of the Company in December 2005.

Dr. Wood holds an M.D. from the Welsh National School of Medicine and is a Fellow of the Royal College of Surgeons of Edinburgh. From 1994 to 1997, Dr. Wood was employed as a Specialist within the National Health Service in the UK. From 1979 to 1991, Dr. Wood was a Specialist Surgeon at The Royal Postgraduate Medical School in London.

Scientific Advisory Board

We have established a scientific advisory board consisting of recognized scholars in the fields of Bone Disease and Osteoporosis. Our scientific advisors consult on matters relating to the development of our product candidates. Dr. Henry Bone is the chairman of the scientific board and will receive warrants for his service for the Company. Our other scientific advisors are reimbursed for their reasonable expenses. Our scientific advisors are:

HENRY G. BONE, III, M.D.

Dr. Henry Bone received his undergraduate education in biology at Princeton University and his medical degree at the University of Washington in Seattle. He completed his postgraduate training in internal medicine, endocrinology, and bone and mineral metabolism at The University of Texas Southwestern Medical Center in Dallas and The University of California, San Diego (UCSD).

He served as a faculty member at UCSD, and later as director of clinical research at CIBA-Geigy Pharmaceuticals. He resumed the role of clinician and clinical investigator at Henry Ford Hospital and, more recently, the Michigan Bone and Mineral Clinic, both in Detroit. He currently is Director of the Michigan Bone and Mineral Clinic, head of the Endocrinology Division at St. John Hospital and Medical Center, Detroit, and President of the Michigan Consortium for Osteoporosis. He has served as a member and chairman of the Endocrine and Metabolic Drugs Advisory Committee of the FDA.

The focus of Dr. Bone's career has been on investigating the pathophysiology and treatment of disorders of bone and mineral metabolism, especially the development of new therapeutic agents. Dr. Bone has published more than 100 scientific papers and serves in advisory roles with several academic and clinical societies within the osteoporosis field, such as American Society of Bone and Mineral Research (ASBMR). Dr. Bone has served as principal clinical investigator of several leading osteoporosis studies within the last decade, and continues to be involved in developing pharmaceutical products for osteoporosis.

LESLIE Z. BENET, Ph.D.

Dr. Benet is Professor of Biopharmaceutical Sciences and Pharmaceutical Chemistry at the University of California, San Francisco, where he specializes in pharmacokinetics, pharmacodynamics and pharmacogenetics of metabolic enzymes. He has published more than 390 scientific papers.

Professor Benet received his B.S. (Pharmacy), and M.Sc. from the University of Michigan and Ph.D. from the University of California. He has received five honorary doctorates. He was founder and editor of the Journal of Pharmacokinetics & Biopharmaceutics, and is currently an associate editor and member of the editorial boards of several scientific journals. Professor Benet was a founder and first president of the American Academy of Pharmaceutical Sciences (AAPS). In 1987, he was elected to membership in the Institute of Medicine (IOM) of the National Academy of Sciences. In 1993-94, Professor Benet served as AACP President. He formerly served as Chair of the Pharmacology Study Section and the Pharmacological Sciences Review Committee for the NIH, the FDA Center of Biologics Peer Review Committee and as a member of the Science Board and the Generic Drugs Advisory Committee. Professor Benet presently serves as Chair of the FDA Expert Panel on Individual Bioequivalence and the Board of Pharmaceutical Sciences of the International Pharmaceutical Federation (FIP), as a member of the IOM Roundtable on Research and Development of Drugs, Biologic and Medical Devices, and the board of directors of the American Foundation for Pharmaceutical Education.

GÖRAN SAMSIOE, M.D.

Professor Göran Samsioe earned his medical degree in 1971. He became Associate Professor of Obstetrics and Gynecology in 1976, and Chief Consultant of Gynecological Endocrinology in 1978, at the Obstetrics and Gynecology department at the Sahlgrenska University Hospital Gothenburg, where, following an appointment as consultant to the World Health Organization (WHO), he was named Full Professor of Gynecological Endocrinology at the University of Lund, Sweden, in 1993.

Professor Samsioe's main research interest is the metabolic effects of gonadal hormones and he has published extensively in this area. He is a founding member of the International Menopause Society (IMS) and served as Secretary General to the IMS (1990 -1996). In 1997, he became president of the European Menopause and Andropause Society (EMAS). Professor Samsioe serves on the editorial board of several journals, including Menopause and Menopause Digest, and he is one of three editors-in-chief of Maturitas.

SUSAN GREENSPAN, M.D.

Dr. Susan Greenspan received her undergraduate degree from Stanford University and her M.D. from Harvard Medical School. She was trained in Endocrinology and Geriatrics at Harvard Medical School. In 1999, she moved from Boston to Pittsburgh to become Professor of Medicine, Director of the Osteoporosis Prevention and Treatment Center, and Associate Program Director of the General Clinical Research Center at the University of Pittsburgh.

Her NIH-funded research centers on osteoporosis in elderly men and women, and has included such topics as new therapies for osteoporosis; new ways to diagnose, assess, and monitor bone loss; bone loss in men with prostate cancer; and the importance of falls in the etiology of hip fractures. Dr. Greenspan has served on the Scientific Advisory Board for the National Osteoporosis Foundation and the International Society for Clinical Densitometry as well as several editorial boards of scientific journals. From 2002 to 2005, she served as a council member of the American Society for Bone and Mineral Research. Dr. Greenspan has published many original, peer-reviewed reports in high-profile journals, such as the New England Journal of Medicine, the Journal of the American Medical Association, and Annals of Internal Medicine, and is a nationally known expert on osteoporosis.

Employment Agreements

On October 18, 2004, Osteologix entered an employment agreement with Mr. Casamento which provides for an annual salary of $400,000, annual salary reviews by October of each year, which have resulted in Mr. Casamento’s salary increasing to $420,000 as of October 18, 2005 and four weeks vacation each year. The employment agreement requires the Company to pay for all of Mr. Casamento’s medical expenses, $1,400,000 of life insurance coverage and disability insurance. The agreement also requires the Company to pay $1,275 per month toward an auto lease and related maintenance and operations. Mr. Casamento was granted warrants to purchase 52,000 shares of the Company’s common stock at an exercise price of DKK 62.50 ($10.08) per share upon signing. In addition to his employment agreement, Mr. Casamento has an understanding with the Chairman of the board of directors pursuant to which he received a bonus of $35,590.00, based on the success of certain transactions relating to the Share Exchange. As a result of the Share Exchange, the warrants held by Mr. Casamento were exchanged for warrants to purchase 509,240 shares of the Registrant’s Common Stock at an exercise price of $1.03 per share.

On November 10, 2003, Osteologix A/S entered an employment agreement with Dr. Eldrup-Jørgensen, which, as amended, provided for an annual salary of DKK 360,000 ($58,065) and warrants to purchase 15,000 shares of Osteologix A/S’s common stock at an exercise price of DKK 62.50 ($10.08) per share. Effective as of May 1, 2006, Dr. Eldrup-Jørgensen has been compensated an annual salary of $41,500 pursuant to our director compensation plan described below and received options pursuant to our employee stock option plan. As a result of the Share Exchange, the warrants held by Dr. Eldrup-Jørgensen were exchanged for warrants to purchase 146,896 shares of the Registrant’s Common Stock at an exercise price of $1.03 per share.

On November 1, 2003, Osteologix A/S entered an employment agreement with Dr. Christgau, which, as amended, provided for an annual salary of DKK 756,000 ($121,935), annual salary reviews by January of each year and five weeks vacation each year. Dr. Christgau was granted warrants to purchase 25,000 shares of the Osteologix A/S’s common stock at an exercise price of DKK 62.50 ($10.08) per share. As of January 1, 2006, Dr. Christgau has been paid an annual salary of DKK 900,000 ($145,160.70). Dr. Christgau received a bonus of DKK 78,000 ($12,580.60) for 2005 and the first half of 2006. As a result of the Share Exchange, the warrants held by Dr. Christgau were exchanged for warrants to purchase 244,827 shares of the Registrant’s Common Stock at an exercise price of $1.03 per share.

On August 16, 2004, Osteologix A/S entered an employment agreement with Ms. Weis which, as amended, provides for an annual salary of DKK 342,000 ($55,161), annual salary reviews by August of each year and five weeks vacation each year. Pursuant to her employment agreement, Ms. Weis’ working schedule is 20 hours per week.

None of our other executives have employment agreements with us.

Director Compensation

We compensate directors $10,000 per year for their services. The chairman of the board receives $22,000 per year.  Additionally, directors are paid $3,000 for attending each board meeting and members of committees are paid $1500 for attending each committee meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of Osteologix’s common stock as of July 31, 2006 by (i) each person (or group of affiliated persons) who is known by us to own more than five percent of the outstanding shares of our common stock, (ii) each director and executive officer, and (iii) all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. The principal address of each of the stockholders listed below other than R&R Biotech Partners and Balyasny Asset Management, LLC is c/o Osteologix, Inc., 425 Market Street, Suite 2230, San Francisco, CA 94105. We believe that all persons named in the table have sole voting and investment power with respect to shares beneficially owned by them. All share ownership figures include shares issuable upon exercise of options or warrants exercisable within 60 days of July 31, 2006, which are deemed outstanding and beneficially owned by such person for purposes of computing his or her percentage ownership, but not for purposes of computing the percentage ownership of any other person.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Number of Warrants Owned(1)	Percent of Fully Diluted Shares Outstanding
Nordic Biotech K/S(2) .	12,633,061	-	60.1%
Charles J. Casamento	57,420	509,240	2.6%
Dr. Stephan Christgau(3)	11,484	244,827	1.2%
Dr. Klaus Eldrup Jorgensen	-	146,896	*
Dr. Bobby W. Sandage, Jr.	9,187	48,965	*
Malene Weis	-	-	-
Florian Schönharting (4)	-	-	-
Dr. Christian Hansen (4)	-	-	-
Dr. Christopher B. Wood	-	-	-
Dr. Henry G. Bone II	-	29,379	*
Balyasny Asset Management (5)	1,828,667	-	8.69%
All directors and executive officers as a group (8 persons)	68,904	979,307	4.8%

* Less than 1%

1
All warrants have an exercise price of $1.03 per share. The terms of the warrants do not provide for immediate exercisability and, in addition to requiring that the exercise follow certain significant corporate events or the publication of the Company’s annual financial statements subsequent to the admission of the common stock for sale on a regulated market, the warrants vest over several years (the terms of which vary from holder to holder).

2
Nordic Biotech is a venture capital fund located in Denmark that specializes in locating and financing rapidly developing biotech companies with compounds in early, mid and late stage clinical development, typically retaining significant ownership stakes in most of them.

3	Includes 5,742 shares owned by Janelyn Mangulad-Christgau, the Beneficial Owner’s wife.

4
Dr. Hansen and Mr. Schönharting are principals of Nordic Biotech K/S and may be deemed to beneficially own the shares of the Company owned by Nordic Biotech K/S. Dr. Hansen and Mr. Schönharting disclaim beneficial ownership of such shares, except to the extent of their pecuniary interest therein.

5
Balyasny Asset Management is the investment sub-advisor for Atlas Master Fund, Ltd., Visium Balanced Offshore Fund, Ltd., Visium Long Bias Offshore Fund, Ltd., Visium Balanced Fund, LP, and Visium Long Bias Fund, LP. By virtue of its position as investment sub-advisor , Balyasny Asset Management may be deemed to beneficially own the shares of the Company beneficially owned by Atlas Master Fund, Ltd., Visium Balanced Offshore Fund, Ltd., Visium Long Bias Offshore Fund, Ltd., Visium Balanced Fund, LP, and Visium Long Bias Fund, LP.

SELLING STOCKHOLDERS

The following table sets forth as of July 31, 2006, information regarding the current beneficial ownership of our common stock by the persons identified, based on information provided to us by them, which we have not independently verified. Although we have assumed for purposes of the table that the selling stockholders will sell all of the shares offered by this prospectus, because they may from time to time offer all or some of their shares under this prospectus or in another manner, no assurance can be given as to the actual number of shares that will be resold by the selling stockholders (or any of them), or that will be held after completion of the resales. In addition, a selling stockholder may have sold or otherwise disposed of shares in transactions exempt from the registration requirements of the Securities Act or otherwise since the date he or she provided information to us. The selling stockholders are not making any representation that the shares covered by this prospectus will be offered for sale.

Except as set forth below, no selling stockholder has held any position nor had any material relationship with us or our affiliates during the past three years.

Name of Selling Stockholder	Shares Beneficially Owned Prior to Offering	Maximum Number of Shares to be Sold	Shares Beneficially Owned After Offering	Percentage Ownership After Offering
Nordic Biotech K/S(1)	12,633,061	2,128,368	10,504,693	49.8%
Turbo Portfolio LP(2)	1,914,000	1,914,000	0	0
Fountainhead Capital Partners Limited(3)	1,059,102	1,059,102	0	0
R&R BioTech Partners, LLC(4)	934,178	934,178	0	0
Visium Balanced Offshore Fund, Ltd.(5)	672,469	672,469	0	0
Visium Long Bias Offshore Fund, Ltd.(5)	437,399	437,399	0	0
Visium Balanced Fund, LP(5)	431,523	431,523	0	0
Pharma Bio Development Inc.(6)	382,800	382,800	0	0
Moyo Partners, LLC (7)	271,563	271,563	0	0
Nite Capital LP (8)	267,960	267,960	0	0
Paragon Capital LP (9)	229,680	229,680	0	0
Altitude Group (10)	203,674	203,674	0	0
Bristol Investment Fund, Ltd. (11)	191,400	191,400	0	0
Cranshire Capital, LP (12)	191,400	191,400	0	0
Stellar Capital Fund LLC (13)	172,260	172,260	0	0
Atlas Master Fund, Ltd. (14)	154,255	154,255	0	0
Roth Capital Partners (15)	152,076	152,076	0	0
Visium Long Bias Fund, LP(5)	133,021	133,021	0	0
David Cantor (16)	95,047	95,047	0	0
Charles Casamento (17)	57,420	57,420	0	0
Dr. Bobby W. Sandage, Jr. (18)	9,187	9,187	0	0
Janelyn Mangulad-Christgau (19)	5,742	5,742	0	0
Dr. Stephan Christgau (19)	5,742	5,742	0	0
Total	20,604,959	10,100,266	10,504,693	49.8%

1
Nordic Biotech K./S used to wholly-own Osteologix A/S, our former parent company. Nordic Biotech General Partner ApS has power to direct disposition and voting of the Registrant's shares and is therefore deemed to have beneficial ownership. Dr. Hansen and Mr. Schönharting are principals of Nordic Biotech K/S and may be deemed to beneficially own the shares of the Company owned by Nordic Biotech K/S. Dr. Hansen and Mr. Schönharting disclaim beneficial ownership of such shares, except to the extent of their pecuniary interest therein. The stockholder’s address is Oestergade 5,3 DK-1100, Copenhagen, Denmark.

2	The stockholder’s address is 243 Knightsbridge, London, United Kingdom, SW7 IDN.

3	The stockholder’s address is c/o Jordans Limited, P.O. Box 450, Portman House - Hue Street, St. Helier JE4 5RP, Jersey.

4	The stockholder’s address is 330 Madison Avenue, New York, New York 10017.

5	The stockholder’s address is 650 Madison Avenue, 20th Floor, New York, New York 10022.

6	The stockholder’s address is 4730 Creekstone Drive, Durham, North Carolina 27703.

7
Arnold Kling controls the stockholder and therefore is the beneficial owner of the shares held by the stockholder. The stockholder’s address is c/o Arnold Kling 444 East 86th Street, #PHF, New York, New York 10028.

8	The stockholder’s address is 100 East Cook Avenue, Suite 201, Libertyville, IL 60048.

9
Shares are beneficially owned by Alan P. Donenfeld as managing member of the general partner of the Paragon Capital L.P. Address of the stockholder is 110 East 59th Street, 29th Floor, New York, New York 10022.

10	The stockholder’s address is 2264 82nd Street, Brooklyn, New York 11214.

11
Paul Kessler, as manager of Bristol Capital Advisors, LLC, the investment advisor to Bristol Investment Fund, Ltd. (“Bristol”) has voting and investment control over the securities held by the Bristol. Mr. Kessler disclaims beneficial ownership of the shares. Bristol’s address is c/o Bristol Capital Advisors, LLC, 10990 Wilshire Boulevard, Suite 1410, Los Angeles, California 90024, Attention: Amy Wang, Esq.

12	The stockholder’s address is 650 Madison Avenue, 19th Floor, New York, New York 10022.

13	The stockholder’s address is 5633 Strand Boulevard, Suite 318, Naples, Florida 34110.

14	Mitchell Kopin has sole voting and dispositive control over the shares. The stockholder’s address is 3100 Dundee Road, Suite 703, Northbrook, IL 60062.

15	The stockholder’s address is 24 Corporate Plaza, Newport Beach, California 92660.

16	The stockholder’s address is c/o Dexia Private Bank, P.O. Box 12, 2-6 Church Street, St. Helier, JE3 9NE, Jersey.

17	Charles Casamento is our Chief Executive Officer. The stockholder’s address is c/o Osteologix, Inc., 425 Market Street, Suite 2230, San Francisco, CA 94105.

18	Bobby Sandage is a member of our Board of Directors. The stockholder’s address is c/o Osteologix, Inc., 425 Market Street, Suite 2230, San Francisco, CA 94105.

19
Stephan Christgau is our Chief Operating Officer and Secretary. Janelyn Mangulad-Christgau is his wife. The stockholders’ address is c/o Osteologix, Inc., 425 Market Street, Suite 2230, San Francisco, CA 94105.

PLAN OF DISTRIBUTION

The selling stockholders of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF SECURITIES

Our current authorized capital stock consists of 100,000,000 shares of common stock, par value $.0001 per share, of which 21,094,694 shares were issued and outstanding as of July 31, 2006, and 1,000,000 shares of preferred stock, par value $.001 per share, of which no shares are issued or outstanding.

Common Stock

Each common share entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. When a dividend is declared by the Board, all stockholders are entitled to receive a fixed dividend. To date, no dividends have been declared. All shares issued in the company are of the same class, and have equal liquidation, preference, and adjustment rights.

Transfer agent and registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, New York 10004, telephone number 212-509-4000.

DISCLOSURE OF COMMISSION POSITION
ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our articles of incorporation provide that none of our directors will be personally liable to the Company or any of our shareholders for monetary damages arising from the director’s breach of fiduciary duty as a director, with certain limited exceptions.

Pursuant to Delaware corporation law, every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving in such a capacity at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply. Our articles of incorporation contain provisions authorizing it to indemnify our officers and directors to the fullest extent permitted by Delaware corporation law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Loeb & Loeb LLP, New York, New York.

EXPERTS

Our audited financial statements for the periods ended December 31, 2005 and 2004, have been included in this prospectus in reliance upon the report of Weinberg & Company, P.A., independent auditors, appearing in this registration statement, and their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available, at no charge, to the public at the SEC’s web site at http://www.sec.gov.

Osteologix A/S and Subsidiary
(a development stage company)

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of:
Osteologix A/S and Subsidiary

We have audited the accompanying consolidated balance sheets of Osteologix A/S and Subsidiary (a development stage company) as of December 31, 2004 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2004 and 2005 and for the period from June 16, 2003 (inception) to December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Osteologix A/S and Subsidiary at December 31, 2004 and 2005, and the consolidated results of their operations and their cash flows for the years ended December 31, 2004 and 2005 and for the period from June 16, 2003 (Inception) through December 31, 2005, in conformity with the accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has limited revenues and has experienced net losses and negative cash flows from operations since its inception through December 31, 2005 and expects such losses to increase as research and development programs continue. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Weinberg & Company, P.A.

Boca Raton, Florida
February 23, 2006

Osteologix A/S and Subsidiary
(a development stage company)

Consolidated Balance Sheets
	December 31,
	2004	2005
Assets
Current assets:
Cash and cash equivalents	$248,996	$571,169
Accounts receivable	-	750,000
Prepaid expenses and other assets	80,105	296,121
Total current assets	329,101	1,617,290
Equipment, net	9,736	6,555
Total assets	$338,837	$1,623,845
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$144,291	$481,268
Other accrued liabilities	77,924	199,754
Total current liabilities	222,215	681,022
Stockholders' Equity
Common stock, 1 DKK (US$ 0.16 and US$ 0.16 at December 31, 2004 and 2005, respectively) par value, 700,000 and 1,072,666 shares authorized, issued and outstanding as of December 31, 2004 and 2005, respectively	127,412	186,579
Additional paid-in-capital	1,874,775	5,673,661
Accumulated other comprehensive loss	(168,148)	(4,454)
Deficit accumulated during development stage	(1,717,417)	(4,912,963)
Total stockholders' equity	116,622	942,823
Total liabilities and stockholders' equity	$338,837	$1,623,845

See accompanying notes to the consolidated financial statements.

Osteologix A/S and Subsidiary
(a development stage company)

Consolidated Statements of Operations

	For the Year Ended December 31, 2004	For the Year Ended December 31, 2005	For the Period From June 16, 2003 (Inception) to December 31, 2005

Revenues	$-	$750,000	$750,000
Operating expenses:
Research and development	974,522	2,250,563	3,356,380
General and administrative	508,134	1,694,971	2,320,164
Total operating expenses	(1,482,656)	(3,945,534)	(5,676,544)
Loss from operations	(1,482,656)	(3,195,534)	(4,926,544)
Interest income, net	11,657	(12)	13,581
Net loss attributable to common stockholders	$(1,470,999)	$(3,195,546)	$(4,912,963)
Net loss per share attributable to common stockholders, basic and diluted	($2.22)	($3.32)
Shares used in computing basic and diluted net loss per share attributable to common stockholders	663,934	961,415

See accompanying notes to the consolidated financial statements.

Osteologix A/S and Subsidiary
(a development stage company)

Consolidated Statement of Stockholders' Equity
For the period from June 16, 2003 (Inception) through December 31, 2005

	Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Deficit Accumulated During Development Stage	Total Stockholders’ Equity
	Shares	Amount
Issuance of common stock to founders for cash at 1DKK ($0.17) in June 2003	500,000	$84,531	$-	$-		$$84,531
Issuance of common stock for cash at 55 DKK ($9.30) per share in October 2003	100,000	16,906	912,935	-		929,841
Comprehensive loss:
Net loss for the period	-	-	-	-	(246,418)	(246,418)
Foreign currency translations	-	-	-	(20,607)	-	(20,607)
Total comprehensive loss						(267,025)
Balance at December 31, 2003	600,000	101,437	912,935	(20,607)	(246,418)	747,347
Issuance of common stock for cash at 50 DKK ($9.87) per share in May 2004	100,000	25,975	961,840	-	-	987,815
Comprehensive loss:
Net loss for the period	-	-	-	-	(1,470,999)	(1,470,999)
Foreign currency translations	-	-	-	(147,541)	-	(147,541)
Total comprehensive loss						(1,618,540)
Balance at December 31, 2004	700,000	127,412	1,874,775	(168,148)	(1,717,417)	116,622
Issuance of common stock for cash at 50DKK ($8.08) per share in January 2005	146,000	23,180	1,135,826	-	-	1,159,006
Issuance of common stock for cash at 75 DKK ($12.12) per share in June 2005	226,666	35,987	2,663,060	-		2,699,047
Comprehensive loss:
Net loss for the period	-	-		-	(3,195,546)	(3,195,546)
Foreign currency translations	-	-	-	163,694	-	163,694
Total comprehensive loss						(3,031,852)
Balance at December 31, 2005	1,072,666	$186,579	$5,673,661$	(4,454)	$(4,912,963)	$942,823

See accompanying notes to the consolidated financial statements.

Osteologix A/S and Subsidiary
(a development stage company)

Consolidated Statements of Cash Flow

	For the Year Ended December 31, 2004	For the Year Ended December 31, 2005	For the Period From June 16, 2003 (Inception) to December 31, 2005
Operating activities
Net loss	$(1,470,999)	$(3,195,546)	$(4,912,963)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,507	3,239	5,746
Changes in operating assets and liabilities:
Accounts receivable	-	(750,000)	(750,000)
Prepaid expenses and other current assets	(67,452)	(216,016)	(296,121)
Accounts payable	125,274	336,977	481,268
Accrued liabilities	27,301	121,830	199,754
Net cash used in operating activities	(1,383,369)	(3,699,516)	(5,272,316)

Investing activities
Acquisition of equipment	(5,257)	(58)	(12,301)
Net cash used in investing activities	(5,257)	(58)	(12,301)

Financing activities
Net proceeds from issuance of common stock	987,815	3,858,053	5,860,240
Net cash provided by financing activities	987,815	3,858,053	5,860,240
Effect of exchange rates on cash and cash equivalents	(147,541)	163,694	(4,454)
Net (decrease) increase in cash and cash equivalents	(548,352)	322,173	571,169
Cash and cash equivalents at beginning of period	797,348	248,996	-
Cash and cash equivalents at end of period	$248,996	$571,169	$571,169

See accompanying notes to the consolidated financial statements.

Osteologix A/S and Subsidiary
(a development stage company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
As Of December 31, 2004 and 2005

1.	Basis of Presentation and Summary of Significant Accounting Policies

Osteologix A/S, (the “Company”) was formed in Denmark on June 16, 2003 as Nordic Bone A/S. On November 18, 2004 the Company changed its name to Osteologix A/S. The principal activity of the Company is the development of innovative pharmaceuticals for the treatment and prevention of diseases of bone and joint tissues. The Company’s lead product candidate, NB S101, is in clinical development for treatment of osteoporosis. The Company has not yet generated substantial revenues from its operations. Accordingly, through the date of these financial statements, the Company is considered to be in the development stage.

Basis of Presentation

In October 2004 a subsidiary company, Osteologix, Inc was incorporated in Georgia, United States. The subsidiary company in the United States was established with the sole purpose of enabling Osteologix A/S to operate, pay salaries and enter into an office lease and other required agreements in the United States. The subsidiary has no activity other than activities relating to the work carried out by the parent company's United States CEO on behalf of the Danish company. The results of operations of the subsidiary Osteologix, Inc. have been included in the accompanying consolidated financial statements of operations from October 1, 2004, the date of establishment. All intercompany balances at December 31, 2004 and 2005 have been eliminated in consolidation. Capital is transferred from the Danish company to the United States subsidiary on an as needed basis, to cover all expenses, salaries and other costs incurred by the United States company. In 2004 an initial capital transfer was made to provide equity capital in the United States subsidiary.

The Company has been in the development stage since its formation. All losses accumulated since the inception of the Company have been considered as part of the Company’s development stage activities.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has experienced net losses since its inception through December 31, 2005 and expects such losses to continue as it furthers its research and development programs. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. As of December 31, 2004, and 2005 the Company’s cash and cash equivalents were $248,996 and $571,169, respectively. To fund its continuing operations, the Company received the proceeds from the December 31, 2005 accounts receivable of $750,000 in February 2006 (see Note 5), and is in the process of completing a private placement of equity securities (See Note 8). With the receipt of this funding, the Company believes that it is appropriate for the consolidated financial statements to be prepared on a going concern basis. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments which potentially subject the Company to concentrations of risk consist principally of cash and cash equivalents. The Company’s cash and cash equivalents are invested in deposits with one major bank. Deposits in this bank may exceed the amount of insurance provided on such deposits. The Company has not experienced any losses on its deposits of cash and cash equivalents.

The Company’s lead product candidate, NB S101, is in clinical development for treatment of osteoporosis, and is the only pharmaceutical product being tested and may never be successfully marketed or manufactured. This product candidate is in the early stages of clinical testing on a limited number of subjects. For some medical uses for which the Company hopes to market the product, to date there have been few or no studies to determine efficacy. For other uses of the product NB S101, such as osteoporosis, the clinical trials required by the Unites States Food and Drug Administration (“FDA”) are long and complex, and the Company cannot predict with any certainty when or if NB S101 might be approved for sale by the FDA.

Osteologix A/S and Subsidiary
(a development stage company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
As Of December 31, 2004 and 2005

Foreign Currency and Currency Translation

Monetary transactions in foreign currencies are translated into Danish Kroner, functional currency (DKK) at the rate of exchange at the date of transaction. Transaction gains and losses are recognized in operating expenses within the statement of operations at the average exchange rate during the period.

Monetary assets and liabilities denominated in foreign currencies are translated into Danish Kroner (functional currency) at the rate of exchange at the balance sheet date.

These financial statements are presented in U.S. dollars. Translation of balance sheet data from Danish Kroner to U.S. dollars is made at the exchange rate on the balance sheet date. Translation of operating statement and cash flow amounts is made at the average exchange rate for the period. Translation gains and losses are recognized within “Other Comprehensive Loss.”

Revenues

In accordance with Staff Accounting Bulletin No. 104, “Revenue Recognition,” revenue received under strategic license agreements is recognized as the services are provided when there is persuasive evidence that an arrangement exists, there are no unfulfilled obligations, the price is fixed or determinable, and collectibility is reasonably assured.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the time of initial deposit to be cash equivalents.

The Company invests its surplus cash in bank term deposits, having a maturity period of between one day and one year. These deposits can be terminated early without any penalty. Accordingly, all cash resources with original maturity of three months or less have been classified as cash equivalents.

Fair Value of Financial Instruments

For financial instruments consisting of cash and cash equivalents, accounts receivable, prepaid and other assets, accounts payable and accrued liabilities included in the Company’s consolidated financial statements, the carrying amounts are reasonable estimates of fair value due to their short maturities. The fair value of other short-term and long-term obligations is estimated based on current interest rates available to us for debt instruments with similar terms, degrees of risk and remaining maturities. The carrying values of these obligations approximate their fair values.

Equipment

Equipment is stated at cost and depreciated on a straight-line basis over the estimated useful lives of the related assets, which are three years for computer equipment. Upon sale or retirement of assets, the costs and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operations. Maintenance and repairs are charged to operations as incurred.

Osteologix A/S and Subsidiary
(a development stage company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
As Of December 31, 2004 and 2005

Impairment of Long-lived Assets

In accordance with the provisions of Financial Accounting Standards Board (“FASB”) Statement No. 144, Accounting for the Impairment or Disposal of Long-lived Assets, the Company reviews long-lived assets, including equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Under Statement No. 144, an impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Impairment, if any, is measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value. At December 31, 2005, there have been no such impairments.

Research and Development Expenses

Research and development expenses consist primarily of costs associated with compensation and other expenses for research and development personnel, supplies and development materials, costs for consultants and related contract research, costs to academic research institution or contract research organizations performing research on the company’s behalf, patent expenses including fees to patent attorneys, and depreciation and amortization. Expenditures relating to research and development are expensed as incurred.

Development costs are capitalized if there is sufficient certainty that future earnings from the product will cover not only the production costs and sales and administrative expenses, but also the development costs themselves. However, in view of the general risk involved in the development of pharmaceutical products, and the fact that the company’s lead product, NB S101 is in early stage clinical development, the Company assesses that sufficient certainty cannot be obtained at present and therefore all development costs have been expensed in the year incurred.

General and Administrative Expenses

Administrative expenses comprise expenses for administrative staff including compensation and benefits, management, board of directors expenses, office premises, office expenses, administrative consulting, and depreciation and impairment losses.

Income Taxes

The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. The Company files tax returns in both Denmark and the United States based on its operations in those countries.

Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Net Loss per Share and Anti-dilutive Securities

Basic and diluted net loss per share have been computed using the weighted-average number of ordinary common shares outstanding during the period. The following potentially dilutive outstanding securities were issued to employees and board members for services provided to the Company and were not considered in the computation of diluted net loss per share because such shares would be anti-dilutive:

Osteologix A/S and Subsidiary
(a development stage company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
As Of December 31, 2004 and 2005

	Year Ended December 31,
	2003	2004	2005
Warrants to purchase ordinary shares	40,000	40,000	100,000

Accounting for Stock-Based Compensation

The Company grants stock warrants for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of the grant. The Company accounts for stock warrant grants in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related Interpretations. Under APB 25, when the exercise price of our employee stock warrants equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized.

Stock-based compensation arrangements to non-employees are accounted for in accordance with Statement of Financial Accountings Standards (“SFAS 123”), Emerging Issues Task Force 96-18 (“EITF 96-18”) Accounting for Equity Instruments that are issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods, or Services, and related Interpretations, using a fair value approach, and the compensation costs of such arrangements are subject to re-measurement over their vesting terms, as earned.

As permitted by SFAS 123, and as amended by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure,” (“SFAS 148”), the Company elected to continue to apply the provisions of APB 25 and related interpretations in accounting for its employee stock warrant and stock purchase plans. The Company is generally not required under APB 25 and related interpretations to recognize compensation expense in connection with its employee stock warrant and stock purchase plans when exercise prices are not less than fair value.

Pro forma information regarding net loss and net loss per share is required by SFAS 148 and has been determined as if the Company had accounted for its employee stock warrants under the fair value method prescribed by the SFAS 123. The Company made no issuances of warrants in 2004. The fair value for the warrants granted was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: expected volatility calculations, based on historical data, of zero in 2005, and 2004 (based on the minimum value method); expected option lives of ten years and no dividend yield for each of 2005 and 2004. Weighted average risk free interest rate assumptions were based on U.S. government bonds, with maturities equal to the expected option lives, of 3.29% and 3.54% in 2005 and 2003, respectively.

Osteologix A/S and Subsidiary
(a development stage company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
As Of December 31, 2004 and 2005

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of the options using the straight-line method. The Company’s pro forma information follows (in thousands):

	Year Ended December 31,
	2004	2005
Net loss applicable to ordinary stockholders, as reported	$(1,470,999)	$(3,195,546)
Less: total stock-based employee compensation determined under fair value based method for all awards	(47,200)	(119,708)
Net loss applicable to ordinary stockholders, pro forma	$(1,518,199)	$(3,315,254)
Net loss per ordinary share, basic and diluted:
As reported	$(2.22)	$(3.32)
Pro forma	$(2.29)	$(3.45)

Based on the above assumption, the weighted average estimated minimum values of warrants granted was 62.5 DKK (U.S. $9.87), per share for all periods presented.

Comprehensive Income (Loss)

In accordance with FASB Statement No. 130, Reporting Comprehensive Income, all components of comprehensive income (loss), including net income (loss), are reported in the financial statements in the period in which they are recognized. Net income (loss) and other comprehensive income (loss), consisting solely of foreign currency translation adjustments, are reported, net of any related tax effect, to arrive at comprehensive income (loss).

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued a revised SFAS No. 123, Accounting for Stock-Based Compensation, which supersedes APB opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance, entitled Statement No. 123(R), Share-Based Payments. This revised statement requires a public entity to recognize and measure the cost of employee services it receives in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). These costs will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). This statement also establishes the standards for the accounting treatment of these share-based payment transactions in which an entity exchanges its equity instruments for goods or services. It addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This statement shall be effective for small business issuers the first interim or annual reporting period that begins after December 15, 2005. Implementation of the revised SFAS No. 123 is not expected to have a significant effect on the Company’s financial statement presentation or its disclosures. The Company has implemented SFAS No. 123(R) in the first quarter of 2006 and the impact was not significant to the financial statement presentation or disclosures.

Osteologix A/S and Subsidiary
(a development stage company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
As Of December 31, 2004 and 2005

In May 2005, the FASB issued SFAS No. 154 that establishes new standards on accounting for changes in accounting principles. Pursuant to the new rules, all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so. SFAS No. 154 completely replaces Accounting Principles Bulletin (APB) Opinion 20 and SFAS 3, though it carries forward the guidance in those pronouncements with respect to accounting for changes in estimates, changes in the reporting entity, and the correction of errors. This statement is effective for accounting for changes and corrections of errors made in fiscal years beginning after December 15, 2005.

2.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	December 31,
	2004	2005
Prepaid expenses	$573	$22,085
Value added tax credit receivable	68,504	263,089
Deposits	11,028	10,947
	$80,105	$296,121

3.	Selected Balance Sheet Detail

Equipment consisted of the following:

	Useful lives	December 31,
	in years	2004	2005
Computer equipment	3	$12,243	$12,301
Less accumulated depreciation		2,507	5,746
Equipment, net		$9,736	$6,555

Depreciation was $2,507 and $3,239 for the years ended December 31, 2004 and 2005, respectively.

Other accrued liabilities consisted of the following:

	December 31,
	2004	2005
Employee benefits	$28,690	$52,254
Accrued professional fees	49,234	147,500
Total accrued liabilities	$77,924	$199,754

Osteologix A/S and Subsidiary
(a development stage company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
As Of December 31, 2004 and 2005

4.	Commitments and Contingencies

Leases

In December 2003, the Company entered into a lease (the “DK-lease”) for office space located at Fruebjergvej 3, DK-2100 Copenhagen Ø, Denmark, with a term from December 15, 2003 through December 15, 2006. Minimum rent for the DK-lease is at the rate of $28,000 per annum, payable in equal quarterly installments of $7,000. In addition, upon execution of the DK-lease, the Company prepaid a deposit of $7,000. The Company has the right to terminate the DK-lease agreement prematurely with a six-month notice. Included in the rent are costs for general building maintenance, cleaning and heating of the premises, whereas other costs related to the premises (i.e. electricity) are paid separately. The DK-lease agreement provides for the annual adjustment of the rent. In 2006 the rent is expected to be increased by 5.8 % compared to 2005.

In December 2004, the Company entered into a lease (the “United States lease”) for office space with a term from December 1, 2004 through April 2006. Minimum rent for the lease is initially $2,688 per month. In addition, upon execution of the lease, the Company paid a security deposit of $4,000.

Rent expense, which includes lease payments related to the Company’s corporate headquarters and research and development facility and other rent related expenses, was $15,362 and $54,972 for the periods ended December 31, 2004 and 2005, respectively.

Annual future minimum payments under operating leases at December 31, 2005 are $40,375.

Employment Agreements

On October 18, 2004, the Company entered an employment agreement with its president and chief executive officer which provides for an annual salary of $400,000 with annual salary reviews by October of each year, which resulted in his salary increasing to $420,000 as of October 18, 2005, and four weeks vacation each year. The employment agreement requires the Company to pay for all of his medical expenses, $1,400,000 of life insurance coverage and disability insurance. The agreement also requires the Company to pay $1,275 per month toward an auto lease and related maintenance and operations. The president was granted warrants to purchase 52,000 shares of the Company’s common stock at an exercise price of DKK 62.50 ($9.87) per share.

On November 10, 2003, the Company entered an agreement with the chairman of the Company’s Board of Directors, which, as amended, provides for an annual compensation of DKK 360,000 ($56,872) and warrants to purchase 15,000 shares of Company’s common stock at an exercise price of DKK 62.50 ($9.87) per share.

On November 1, 2003, the Company entered an employment agreement with its chief operating officer, which, as amended, provides for an annual salary of DKK 756,000 ($119,432), annual salary reviews by January of each year and five weeks vacation each year. The COO was granted warrants to purchase 25,000 shares of the Company’s common stock at an exercise price of DKK 62.50 ($9.87) per share.

On August 16, 2004, the Company entered an employment agreement with its manager of clinical development which, as amended, provides for an annual salary of DKK 342,000 ($54,028), annual salary reviews by August of each year and five weeks vacation each year. Pursuant to her employment agreement, the manager’s working schedule is 20 hours per week.

The annual compensation expenses for all of these employment agreements are included as a component of the Company’s general and administrative expenses in the accompanying consolidated statements of operations.

Collectively, the Company’s board of directors, employees, and scientific advisors own 100,000 warrants to purchase common stock at an exercise price of 62.5 DKK (US$9.87) with vesting periods of up to 3 years (See Note 6). The warrants are exercisable upon vesting until July 1, 2013.

Osteologix A/S and Subsidiary
(a development stage company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
As Of December 31, 2004 and 2005

5.	Agreement with Aditech AB

In November 2005, the Company entered into a Patent License Agreement with Aditech Pharma AB (“Aditech”), a Swedish limited liability company owned by Nordic Biotech, the sole shareholder of Osteologix A/S, that gives Aditech certain rights to the development of pharmaceutical products for some non-osteoporosis indications vested in the Company’s patent portfolio, in exchange for a royalty of future products revenues obtained by Aditech upon commercialization of any product developed as a result of this Agreement. The Company granted Aditech a worldwide exclusive license to patent applications pertaining to certain compounds other than strontium compounds. These out-licensed IP rights concerning non-strontium compounds and their use are outside the core focus of the Company’s business. Aditech granted to the Company a worldwide exclusive license under its future patent applications/patents as they relate to strontium compounds. For the rights granted, Aditech paid the Company a fee of $750,000 in February 2006, and is further obligated to pay a 2.5% royalty of future net sales of products developed by Aditech under the Company’s license. Osteologix A/S shall pay Aditech a 1.5% royalty of future net sales of products comprising strontium compounds.

6.	Stockholders’ Equity

Rights of Common Stockholders

Each common share entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. When a dividend is declared by the Board, all stockholders are entitled to receive a fixed dividend. To date, no dividends have been declared. All shares issued in the company are of the same class, and have equal liquidation, preference, and adjustment rights.

Share Warrant Plan

The Company has established a warrant plan as follows:

On October 15, 2003, the Company’s board of directors was authorized to issue 100,000 warrants to the Company's directors, employees and advisors to purchase shares. In 2004, the Company further increased the available warrant pool such that until July 2013, the Board is authorized to issue an additional 100,000 warrants on common shares at an exercise price of 62.5 DKK (US$9.87) per share. The Company has issued a total of 100,000 warrants under this plan to board members, employees, and advisors with an exercise price of 62.50 DKK (US$9.87) and vesting terms of 3 years as of December 31, 2005, subject to accelerated vesting under certain circumstances including merger or sale of the Company and registration of Company common stock on a registered exchange. The warrants are exercisable upon vesting until July 1, 2013.

A summary of the Company’s share warrant activity and related information is as follows:
	Warrants Outstanding	Weighted Average Exercise Price
Balance at December 31, 2003	40,000	$9.87
Granted	-
Expired	-
Balance at December 31, 2004	40,000	9.87
Granted	60,000	9.87
Expired	-
Balance at December 31, 2005	100,000	9.87

Osteologix A/S and Subsidiary
(a development stage company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
As Of December 31, 2004 and 2005

The following table summarizes information about warrants outstanding at December 31, 2005:

	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Number Exercisable

Exercise Price
$9.87 (62.5 DKK)	100,000	7.5	53,801

7.	Taxes

Income taxes are determined based upon SFAS No. 109, Accounting  for Income Taxes, which requires recognition of deferred tax assets or liabilities for the expected future tax consequences of events that are included in the financial statements and tax returns in different periods.

Income (Loss) before income taxes consists of the following:

Year Ended December 31,	2005	2004
Domestic	$(473,598)	$(473,598)
Foreign	(2,721,948)	(1,409,077)
Income (loss) before income taxes	$(3,195,546)	$(1,470,999)

The significant components of the Company’s deferred income tax assets are as follows:

December 31,	2005	2004
Deferred tax assets:
Net operating loss carryforwards	$978,416	$268,193
Capitalized start-up costs	194,642	23,821
Research costs	148,067	213,157
Accrued expenses	7,243	-
Depreciation	1,660	690
Total deferred tax assets	1,330,028	505,861
Valuation allowance	(1,330,028)	(505,861)
Net deferred tax assets	-	-
Deferred tax liabilities	-	-
Total net deferred tax assets	$-	$-

Deferred tax assets relate primarily to net operating loss carryforwards and capitalized start-up costs. Pursuant to Internal Revenue Code Section 195, capitalized start-up costs will be amortized over 180 months starting with the month active trade or business begins. Amortization of start-up costs have not begun as of December 31, 2005.

As of December 31, 2005, the Company had federal, state and foreign net operating loss carryforwards of $4,033, $2,433, and $3,488,799, respectively. The federal net operating loss carryforwards will begin expiring in the year 2024. The state net operating loss carryforwards will begin expiring in the year 2014. The foreign net operating loss carryforwards will begin expiring in the year 2009. A valuation allowance of $1,330,028 has been established for those deferred tax assets that will more likely than not be unrealized. The valuation allowance increased by $824,167 in the year 2005 from the year 2004.

Under certain provisions of the Internal Revenue Code of 1986, as amended, the availability of the Company’s domestic net operating loss may be subject to limitation if it should be determined that there has been a change in ownership of more than 50% of the value of the Company’s stock. Such determination could limit the utilization of net operating loss and tax credit carryforwards.

Osteologix A/S and Subsidiary
(a development stage company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
As Of December 31, 2004 and 2005

The reconciliation of the U.S. federal statutory income tax rate to the Company’s effective income tax rate is as follows:

Year Ended December 31,	2005	2004
Expected provision (benefit) at federal statutory rate	$(1,117,881)	$-
State income taxes	1,040	-
Losses (benefited)/not benefited	1,115,241	-
Total	$1,600	$-

8.	Subsequent Events

In December 2005, the Company entered into a letter of intent to merge with a publicly reporting company whose common stock trades on the Over-the-Counter Bulletin Board, subject to the completion of a private placement financing. Upon the completion of the financing and the merger, the surviving entity is expected to be Osteologix, Inc., the parent company of the Danish company Osteologix A/S. The principles of consolidation used in preparing the financial statements regarding the Company prior to the merger will change after the merger takes place. As a result, future financial statements regarding the Company after the merger will be with respect to a U.S. parent company owning a Danish subsidiary, while prior to the merger the reverse has been the case. It is not anticipated that this will lead to material differences in the financial statement amounts or presentation.

Osteologix A/S and Subsidiary
(a development stage company)

Index to Unaudited Condensed Consolidated Financial Statements

Independent Registered Public Accounting Firm’s Report	F-18

Condensed Consolidated Balance Sheets as of December 31, 2005 and March 31, 2006 (Unaudited)	F-19

Condensed Consolidated Statements of Operations for the three months ended March 31, 2005 and 2006 (Unaudited) and for the period from June 16, 2003 (Inception) to March 31, 2006 (Unaudited)	F-20

Condensed Consolidated Statements of Stockholders’ Equity and Comprehensive Loss for the period from June 16, 2003 (Inception) through March 31, 2006 (Unaudited)	F-21

Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2006 and 2005 and for the period from June 16, 2003 (Inception) to March 31, 2006 (Unaudited)	F-22

Notes to the Condensed Consolidated Financial Statements as of March 31, 2006 (Unaudited)	F-23

Independent Registered Public Accounting Firm’s Review Report

To the Board of Directors and Stockholders of:
Osteologix A/S and Subsidiary

We have reviewed the condensed consolidated balance sheet of Osteologix A/S and Subsidiary (the ‘Company”) as of March 31, 2006, and the related condensed consolidated statements of operations and cash flows for the three months ended March 31, 2006 and 2005 and for the period from June 16, 2003 (inception) through March 31, 2006 and the condensed consolidated statement of stockholders’ equity for the period from June 16, 2003 (inception) through March 31, 2006. These condensed consolidated financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the condensed consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with accounting principals generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards generally accepted in the United States America, the consolidated balance sheets of the Company as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended and for the period from June 16, 2003 (inception) through December 31, 2005; and in our report dated February 23, 2006, we expressed an unqualified opinion on those consolidated financial statements, however, our report included an explanatory paragraph that expressed substantial doubt about the Company’s ability to continue as a going concern. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2005, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

Weinberg & Company, P.A.

Boca Raton, Florida
May 24, 2006

Osteologix A/S and Subsidiary
(a development stage company)

Condensed Consolidated Balance Sheets

	December 31, 2005	March 31, 2006
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$571,169	$512,492
Accounts receivable	750,000	-
Prepaid expenses and other assets	296,121	270,698
Total current assets	1,617,290	783,190
Equipment, net	6,555	6,525
Total assets	$1,623,845	$789,715
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$481,268	$318,317
Other accrued liabilities	199,754	152,078
Total current liabilities	681,022	470,395
Stockholders' Equity
Common stock, 1 DKK (US$ 0.16, and US$ 0.16 at December 31, 2005 and March 31, 2006, respectively) par value, 1,072,666 shares authorized, issued and outstanding as of December 31, 2005, and March 31, 2006.	186,579	186,579
Additional paid-in-capital	5,673,661	5,702,204
Accumulated other comprehensive loss	(4,454)	(35,704)
Deficit accumulated during development stage	(4,912,963)	(5,533,759)
Total stockholders' equity	942,823	319,320
Total liabilities and stockholders' equity	$1,623,845	$789,715

See accompanying notes to the condensed consolidated financial statements.

Osteologix A/S and Subsidiary
(a development stage company)

Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,		For the Period from June 16, 2003 (Inception) to March 31, 2006
	2005	2006
Revenues	$-	$-	$750,000
Operating expenses:
Research and development	338,824	259,999	3,616,379
General and administrative	288,074	360,797	2,680,961
Total operating expenses	626,898	620,796	6,297,340
Loss from operations	(626,898)	(620,796)	(5,547,340)
Interest income, net	5	-	13,581
Net loss attributable to common stockholders	$(626,893)	$(620,796)	$(5,533,759)
Net loss per share attributable to common stockholders, basic and diluted	($0.74)	($0.58)
Shares used in computing basic and diluted net loss per share attributable to common stockholders	846,000	1,072,666

See accompanying notes to the condensed consolidated financial statements.

Osteologix A/S and Subsidiary
(a development stage company)

Condensed Consolidated Statement of Stockholders' Equity and Comprehensive Loss
For the Period From June 16, 2003 (Inception) to March 31, 2006

	Common Stock		Additional Paid-	Accumulated Other Comprehensive Income	Deficit Accumulated During the Development	Total Stockholders'
	Shares	Amount	In Capital	(Loss)	Stage	Equity
Issuance of common stock to founders for cash at 1DKK ($0.17) in June 2003	500,000	$84,531	$-	$-	$-	$84,531
Issuance of common stock for cash at 55 DKK ($9.30) per share in October 2003	100,000	16,906	912,935	-	-	929,841
Comprehensive loss:
Net loss for the period	-	-	-	-	(246,418)	(246,418)
Foreign currency translations	-	-	-	(20,607)	-	(20,607)
Total comprehensive loss						(267,025)
Balance at December 31, 2003	600,000	101,437	912,935	(20,607)	(246,418)	747,347
Issuance of common stock for cash at 50 DKK ($9.87) per share in May 2004	100,000	25,975	961,840	-	-	987,815
Comprehensive loss:
Net loss for the period	-	-	-	-	(1,470,999)	(1,470,999)
Foreign currency translations	-	-	-	(147,541)	-	(147,541)
Total comprehensive loss						(1,618,540)
Balance at December 31, 2004	700,000	127,412	1,874,775	(168,148)	(1,717,417)	116,622
Issuance of common stock for cash at 50DKK ($8.08) per share in January 2005	146,000	23,180	1,135,826	-	-	1,159,006
Issuance of common stock for cash at 75 DKK ($12.12) per share in June 2005	226,666	35,987	2,663,060	-	-	2,699,047
Comprehensive loss:
Net loss for the period	-	-	-	-	(3,195,546)	(3,195,546)
Foreign currency translations	-	-	-	163,694	-	163,694
Total comprehensive loss						(3,031,852)
Balance at December 31, 2005	1,072,666	186,579	5,673,661	(4,454)	(4,912,963)	942,823
Stock based compensation expense	-	-	28,543	-	-	28,543
Comprehensive loss:
Net loss for the period	-	-	-	-	(620,796)	(620,796)
Foreign currency translations	-	-	-	(31,250)	-	(31,250)
Total comprehensive loss						(652,046)
Balance at March 31, 2006 (Unaudited)	1,072,666	$186,579	$5,702,204	$(35,704)	$(5,533,759)	$319,320

See accompanying notes to the condensed consolidated financial statements.

Osteologix A/S and Subsidiary
(a development stage company)

Condensed Consolidated Statements of Cash Flow
(Unaudited)

	Three Months Ended March 31,		For the Period from June 16, 2003 (Inception) to March31, 2006
	2005	2006
Operating activities
Net loss	$(626,893)	$(620,796)	$(5,533,759)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	853	259	6,007
Stock based compensation	-	28,543	28,543
Changes in operating assets and liabilities:
Accounts receivable	-	750,000	-
Prepaid expenses and other current assets	(9,169)	25,424	(270,698)
Accounts payable	18,958	(162,951)	318,317
Accrued liabilities	(20,134)	(47,676)	152,078
Net cash used in operating activities	(636,385)	(27,197)	(5,299,512)
Investing activities
(Acquisition of) reduction of equipment	580	(230)	(12,532)
Net cash (used in) provided by investing activities	580	(230)	(12,532)
Financing activities
Net proceeds from issuance of common stock	1,159,006	-	5,860,240
Net cash provided by financing activities	1,159,006	-	5,860,240
Effect of exchange rates on cash and cash equivalents	112,232	(31,250)	(35,704)
Net increase (decrease) in cash and cash equivalents	635,433	(58,677)	512,492
Cash and cash equivalents at beginning of period	248,996	571,169	-
Cash and cash equivalents at end of period	$884,429	$512,492	$512,492

See accompanying notes to the condensed consolidated financial statements.

Osteologix A/S and Subsidiary
(a development stage company)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
As Of March 31, 2006
(Unaudited)

1.	Basis of Presentation and Summary of Significant Accounting Policies

Osteologix A/S, (the “Company”) was formed in Denmark on June 16, 2003 as Nordic Bone A/S. On November 18, 2004 the Company changed its name to Osteologix A/S. The principal activity of the Company is the development of innovative pharmaceuticals for the treatment and prevention of diseases of bone and joint tissues. The Company’s lead product candidate, NB S101, is in clinical development for treatment of osteoporosis. The Company has not yet generated substantial revenues from its operations. Accordingly, through the date of these condensed consolidated financial statements, the Company is considered to be in the development stage.

Basis of Presentation

In October 2004 a subsidiary company, Osteologix, Inc was incorporated in Georgia, United States. The subsidiary company in the United States was established with the sole purpose of enabling Osteologix A/S to operate, pay salaries and enter into an office lease and other required agreements in the United States. The subsidiary has no activity other than activities relating to the work carried out by the parent company's United States CEO on behalf of the Danish company. The results of operations of the subsidiary Osteologix, Inc. have been included in the accompanying condensed consolidated financial statements of operations from October 1, 2004, the date of establishment. All intercompany balances at December 31, 2005 and March 31, 2006 have been eliminated in consolidation. Capital is transferred from the Danish company to the United States subsidiary on an as needed basis, to cover all expenses, salaries and other costs incurred by the United States company. In 2004 an initial capital transfer was made to provide equity capital in the United States subsidiary.

The Company has been in the development stage since its formation. All losses accumulated since the inception of the Company have been considered as part of the Company’s development stage activities.

The notes and accompanying condensed consolidated financial statements for interim periods ended March 31 are unaudited and reflect all adjustments, which, in the opinion of management, are necessary for a fair presentation of results for the interim periods presented. Such adjustments consist only of normally recurring items. Operating results for the three-month period ended March 31, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006, or any future period. The preparation of these condensed consolidated financial statements in conformity with accounting principles generally accepted for reporting on interim periods in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from these estimates.

The condensed consolidated balance sheet at December 31, 2005 and statements of stockholders’ equity and comprehensive loss for the period from June 16, 2003 (Inception) through December 31, 2005 have been derived from the audited financial statements prepared in conformity with the generally accepted accounting principles.

The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has experienced net losses since its inception through March 31, 2006 and expects such losses to continue as it furthers its research and development programs. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. As of December 31, 2005 and March 31, 2006 the Company’s cash and cash equivalents were $571,169 and $512,492, respectively. To fund its continuing operations, the Company received the proceeds from the December 31, 2005 accounts receivable of $750,000 in February 2006 (see Note 2), and is in the process of completing a private placement of equity securities (See Note 3). With the receipt of this funding, the Company believes that it is appropriate for the condensed consolidated financial statements to be prepared on a going concern basis. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Osteologix A/S and Subsidiary
(a development stage company)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
As Of March 31, 2006
(Unaudited)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments which potentially subject the Company to concentrations of risk consist principally of cash and cash equivalents. The Company’s cash and cash equivalents are invested in deposits with one major bank. Deposits in this bank may exceed the amount of insurance provided on such deposits. The Company has not experienced any losses on its deposits of cash and cash equivalents.

The Company’s lead product candidate, NB S101, is in clinical development for treatment of osteoporosis, and is the only pharmaceutical product being tested and may never be successfully marketed or manufactured. This product candidate is in the early stages of clinical testing on a limited number of subjects. For some medical uses for which the Company hopes to market the product, to date there have been few or no studies to determine efficacy. For other uses of the product NB S101, such as osteoporosis, the clinical trials required by the Unites States Food and Drug Administration (“FDA”) are long and complex, and the Company cannot predict with any certainty when or if NB S101 might be approved for sale by the FDA.

Foreign Currency and Currency Translation

Monetary transactions in foreign currencies are translated into Danish Kroner, the functional currency (DKK) at the rate of exchange at the date of transaction. Transaction gains and losses are recognized in operating expenses within the statement of operations at the average exchange rate during the period.

Monetary assets and liabilities denominated in foreign currencies are translated into Danish Kroner (functional currency) at the rate of exchange at the balance sheet date.

These financial statements are presented in U.S. dollars. Translation of balance sheet data from Danish Kroner to U.S. dollars is made at the exchange rate on the balance sheet date. Translation of operating statement and cash flow amounts is made at the average exchange rate for the period. Translation gains and losses are recognized within “Other Comprehensive Loss.”

Revenues

In accordance with Staff Accounting Bulletin No. 104, “Revenue Recognition,” revenue received under strategic license agreements is recognized as the services are provided when there is persuasive evidence that an arrangement exists, there are no unfulfilled obligations, the price is fixed or determinable, and collectibility is reasonably assured.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the time of initial deposit to be cash equivalents.

Osteologix A/S and Subsidiary
(a development stage company)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
As Of March 31, 2006
(Unaudited)

The Company invests its surplus cash in bank term deposits, having a maturity period of between one day and one year. These deposits can be terminated early without any penalty. Accordingly, all cash resources with original maturity of three months or less have been classified as cash equivalents.

Fair Value of Financial Instruments

For financial instruments consisting of cash and cash equivalents, accounts receivable, prepaid and other assets, accounts payable and accrued liabilities included in the Company’s condensed consolidated financial statements, the carrying amounts are reasonable estimates of fair value due to their short maturities. The fair value of other short-term and long-term obligations is estimated based on current interest rates available to us for debt instruments with similar terms, degrees of risk and remaining maturities. The carrying values of these obligations approximate their fair values.

Net Loss Per Share and Anti-dilutive Securities

Basic and diluted net loss per share have been computed using the weighted-average number of ordinary common shares outstanding during the period. The following potentially dilutive outstanding securities were issued to employees and board members for services provided to the Company and were not considered in the computation of diluted net loss per share because such shares would be anti-dilutive:

	As of December 31,			As of March 31,
	2003	2004	2005	2006
Total warrants to purchase ordinary shares	40,000	40,000	100,000	100,000

Accounting for Stock-Based Compensation

The Company has adopted the requirements of SFAS 123(R) effective January 1, 2006, utilizing the Prospective Transition method, by which the Company has recognized the cost of share-based payments based on their grant date fair value from the beginning of the fiscal period in which the provisions of SFAS 123(R) were first adopted. Measuring and assigning of compensation cost for share-based grants made prior to, but not vested as of, the date of adopting SFAS 123(R) have been based upon the same estimate of grant-date fair value previously disclosed under SFAS 123 in a pro forma manner under the minimum-value method.

The Company has one share based compensation plan. In 2003, the Board of Directors adopted the 2003 Equity Incentive Plan (the “2003 Equity Plan”). The 2003 Equity Plan, provides for the issuance of options, warrants and stock awards and reserves up to 200,000 shares of common stock for issuance under the plan. In general, warrants are granted at fair market value on the date of the grant, have a term of 10 years and become exercisable over the vesting period of three years.

The amount of compensation expense recognized during the quarter ended March 31, 2006 under the plan was $28,543. The Company recorded no income tax benefits for share-based compensation arrangements for the three months ended March 31, 2006, as the Company has cumulative operating losses, for which a valuation allowance has been established. As of March 31, 2006, there was $127,402 of total unrecognized compensation cost related to non-vested share based compensation arrangements granted under the 2003 Equity Plan, which is expected to be recognized through 2008 as options vest.

Osteologix A/S and Subsidiary
(a development stage company)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
As Of March 31, 2006
(Unaudited)

The fair value of each option award is estimated on the date of grant using the Black-Scholes option valuation model which uses the assumptions noted in the following table. The options granted prior to January 1, 2006 were valued under the minimum value method, which assumes a volatility of zero, expected term of 5 years for employee grants and 10 years for non-employee director grants, expected dividend of zero, and a risk free rate for periods related to the expected life of the options based on the U.S. Treasury yield curve in effect at the time of grant. For grants made after January 1, 2006 adoption of FAS123 (R), the expected volatility is based on the historical volatilities of comparable companies. The expected term of options is determined utilizing the safe harbor calculation established in Staff Accounting Bulletin 107. The risk free rate for periods related to the expected life of the options is based on the U.S. Treasury yield curve in effect at the time of grant. During the quarter ended March 31, 2006, the Company determined the forfeiture rate of 10% as it reasonably approximates the currently anticipated rate of forfeiture for granted and outstanding options. The Company did not make any grants during the quarter ended March 31, 2006. The Company grants options under the 2003 Equity Plan to both employees and non-employee directors, for whom the vesting period of the grants is three years. A summary of option activity under the 2003 Equity Plan as of March 31, 2006 is presented below.

	Shares	Weighted- Average Exercise Price	Aggregate Intrinsic Value
Outstanding at March 31, 2006	100,000	62.5 DKK (U.S. $9.87)	$342,520
Exercisable at March 31, 2006	62,134	62.5 DKK (U.S. $9.87)	$215,118

If factors change and the Company employs different assumptions in the application of SFAS 123(R) in future periods, the compensation expense that is recorded under SFAS 123(R) may differ significantly from what was recorded in the current period. Therefore, the Company believes it is important for investors to be aware of the high degree of subjectivity involved when using option pricing models to estimate share-based compensation under SFAS 123(R). Option-pricing models were developed for use in estimating the value of traded options, which are listed on organized exchange markets, that have no vesting or hedging restrictions, are fully transferable and do not cause dilution. Because share-based payments have characteristics significantly different from those of freely traded, listed options, and because changes in the subjective input assumptions can materially affect estimates of fair values, in the Company’s’ opinion, existing valuation models, including the Black-Scholes and lattice binomial models, may not provide reliable measures of the fair values of share-based compensation. Consequently, there is a risk that estimates of the fair values of share-based compensation awards on the grant dates may bear little resemblance to the actual values realized upon the exercise, expiration, early termination or forfeiture of those share-based payments in the future. Employee stock options may expire worthless or otherwise result in zero intrinsic value as compared to the fair values originally estimated on the grant date and reported in financial statements. Alternatively, value may be realized from these instruments that are significantly in excess of the fair values originally estimated on the grant date and reported in financial statements. There is currently no market-based mechanism or other practical application to verify the reliability and accuracy of the estimates stemming from these valuation models, nor is there a means to compare and adjust the estimates to actual values. Although the fair value of employee share-based awards is determined in accordance with SFAS 123(R) and SAB 107 using an option-pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.

Osteologix A/S and Subsidiary
(a development stage company)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
As Of March 31, 2006
(Unaudited)

Estimates of share-based compensation expenses are insignificant to the Company’s financial statements. These expenses are based on the Black-Scholes option valuation model and will never result in the payment of cash by the Company.

The guidance in SFAS 123(R) and SAB 107 is relatively new, and best practices are not well established. The application of these principles may be subject to further interpretation and refinement over time. There are significant differences among option valuation models, and this may result in a lack of comparability with other companies that use different models, methods and assumptions.

Prior to the adoption of SFAS 123(R), the Company accounted for stock warrant grants in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related Interpretations. Under APB 25, when the exercise price of employee stock warrants equaled the market price of the underlying stock on the date of the grant, no compensation expense was recognized.

Stock-based compensation arrangements to non-employees are accounted for in accordance with Statement of Financial Accountings Standards (“SFAS 123”), Emerging Issues Task Force 96-18 (“EITF 96-18”) Accounting for Equity Instruments that are issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods, or Services, and related Interpretations, using a fair value approach, and the compensation costs of such arrangements are subject to re-measurement over their vesting terms, as earned.

As permitted by SFAS 123, and as amended by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure,” (“SFAS 148”), the Company elected to continue to apply the provisions of APB 25 and related interpretations in accounting for its employee stock warrant and stock purchase plans prior to the adoption SFAS123 (R) on January 1, 2006.. The Company was not required under APB 25 and related interpretations to recognize compensation expense in connection with its employee stock warrant and stock purchase plans when exercise prices were not less than fair value.

Pro forma information regarding net loss and net loss per share is required to be reported in financial footnotes by SFAS 148 and has been determined as if the Company had accounted for its employee stock warrants under the fair value method prescribed by the SFAS 123. The Company made no issuances of warrants in 2004. The fair value for the warrants granted was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: expected volatility calculations, based on historical data, of zero in 2005, and 2004 (based on the minimum value method); expected option lives of ten years and no dividend yield for each of 2005 and 2004. Weighted average risk free interest rate assumptions were based on U.S. government bonds, with maturities equal to the expected option lives, of 3.29% and 3.54% for grants in 2005 and 2003, respectively.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of the options using the straight-line method. The Company’s pro forma information follows (in thousands):

Three Months ended March 31, 2005
Net loss applicable to ordinary stockholders, as reported	$(626,893)
Less: total stock-based employee compensation determined under fair value based method for all awards	(11,800)
Net loss applicable to ordinary stockholders, pro forma	$(638,693)
Net loss per ordinary share, basic and diluted:
As reported	$(0.74)
Pro forma	$(0.75)

Osteologix A/S and Subsidiary
(a development stage company)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
As Of March 31, 2006
(Unaudited)

Based on the above assumption, the weighted average estimated minimum exercise price of warrants granted was 62.5 DKK (U.S. $9.87), per share.

Comprehensive Income (Loss)

In accordance with FASB Statement No. 130, Reporting Comprehensive Income, all components of comprehensive income (loss), including net income (loss), are reported in the financial statements in the period in which they are recognized. Net income (loss) and other comprehensive income (loss), consisting solely of foreign currency translation adjustments, are reported, net of any related tax effect, to arrive at comprehensive income (loss).

2.	Agreement with Aditech AB

In November 2005, the Company entered into a Patent License Agreement with Aditech AB (“Aditech”), a Swedish limited liability company owned by Nordic Biotech, the sole shareholder of Osteologix A/S, that gives Aditech certain rights to the development of pharmaceutical products for some non-osteoporosis indications vested in the Company’s patent portfolio, in exchange for a royalty of future products revenues obtained by Aditech upon commercialization of any product developed as a result of this Agreement. The Company granted Aditech a worldwide exclusive license to patent applications pertaining to certain compounds other than strontium compounds. These out-licensed IP rights concerning non-strontium compounds and their use are outside the core focus of the Company’s business. Aditech granted to the Company a worldwide exclusive license under its future patent applications/patents as they relate to strontium compounds. For the rights granted, Aditech paid the Company a fee of $750,000 in February 2006, and is further obligated to pay a 2.5% royalty of future net sales of products developed by Aditech under the Company’s license. The $750,000 was previously recognized as revenue for the year ended December 31, 2005. Osteologix A/S shall pay Aditech a 1.5% royalty of future net sales of products comprising strontium compounds.

3.	Subsequent Events

In December 2005, the Company entered into a binding letter of intent to merge with a publicly reporting company whose common stock trades on the Over-the-Counter Bulletin Board, subject to the completion of a private placement financing. The Company completed the financing and the merger on May 24, 2006, raising approximately $10,000,000 in gross proceeds from the sale of common stock. The surviving entity following the merger is Osteologix, Inc., the parent company of the Danish company Osteologix A/S. The principles of consolidation used in preparing the financial statements regarding the Company prior to the merger will change after the merger takes place. As a result, future financial statements regarding the Company after the merger will be with respect to a U.S. parent company owning a Danish subsidiary, while prior to the merger the reverse has been the case. It is not anticipated that this will lead to material differences in the financial statement amounts or presentation.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On May 24, 2006, Castle & Morgan Holdings, Inc. completed a business combination with Osteologix A/S. Osteologix A/S is a privately held company registered in Denmark, with a US subsidiary Osteologix, Inc., incorporated in Georgia, that is involved in the development of potential therapeutic drug candidates related to the treatment of osteoporosis. In connection with the merger transaction, Osteologix, Inc. (formerly Castle Morgan Holdings, Inc.) has become the parent company, and Osteologix A/S has become a Danish subsidiary of the US parent company. As a result of the transaction, the Osteologix shareholders own approximately 86% of the outstanding common stock after the merger, and Osteologix designees to the combined company’s board of directors represent the board of directors of the combined company and Osteologix senior management represent the initial senior management of the combined company, and therefore Osteologix is deemed to be the acquiring company for accounting purposes. Castle & Morgan issued 10,504,693 shares of its common stock in exchange for all of the outstanding share capital of Osteologix A/S.

In connection with the transaction and its merger with the US subsidiary, Castle & Morgan Holdings, Inc. changed its name to “Osteologix, Inc.” Unless specifically noted otherwise, as used throughout this section, “Castle & Morgan Holdings, Inc.” or “Castle & Morgan” refers to the business, operations and financial results of Castle & Morgan prior to the business combination on May 24, 2006, “Osteologix A/S” refers to the business of Osteologix A/S prior to the business combination, and “Osteologix, Inc.” refers to the business of the combined company after the business combination.

The following unaudited financial information has been developed by application of pro forma adjustments to the historical financial statements of Osteologix, Inc. appearing elsewhere in this Current Report. The unaudited pro forma information gives effect to the Merger. Such transactions have been assumed to have occurred on December 31, 2005 and March 31, 2006 for purposes of the pro forma balance sheets for those dates. The Osteologix, Inc. balance sheet information for December 31, 2005 was derived from its audited December 31, 2005 balance sheet included herein. The Osteologix, Inc. balance sheet information for March 31, 2006 was derived from its unaudited March 31, 2006 condensed consolidated balance sheet included herein. The Castle & Morgan Holdings, Inc. balance sheet information for December 31, 2005 was derived from its audited December 31, 2005 balance sheet included in its Annual Report on Form 10-KSB for the year ended December 31, 2005. The Castle & Morgan Holdings, Inc. balance sheet information for March 31, 2006 was derived from its March 31, 2006 balance sheet included in its Form 10-Q for the quarter ended March 31, 2006.

On April 13, 2006, Castle & Morgan Holdings, Inc. effected a one-for-three reverse split of the common stock of the company. The reverse split has been applied retro-actively to the statements of Castle of Morgan Holdings, Inc., and the attached balance sheets reflects this reverse split as if it had occurred as of the date of formation of the company.

The unaudited pro forma consolidated combined statement of operations for the year ended December 31, 2005 is presented as if the transaction was consummated on January 1, 2005 and combines the historical results of Osteologix A/S and Castle & Morgan Holdings, Inc. for the year ended December 31, 2005. The historical results of Osteologix A/S are derived from its audited December 31, 2005 consolidated statement of operations included herein. The historical results of Castle & Morgan Holdings, Inc. were derived from its consolidated statement of operations included in its Annual Report on Form 10-KSB for its fiscal year ended December 31, 2005.

The unaudited pro forma consolidated combined statement of operations for the quarter ended March 31, 2006 is presented as if the transaction was consummated on January 1, 2006 and combines the historical results of

Osteologix A/S and Castle & Morgan Holdings, Inc. for the quarter ended March 31, 2006. The historical results of Osteologix A/S are derived from its reviewed March 31, 2006 condensed consolidated statement of operations included herein. The historical results of Castle & Morgan Holdings, Inc. were derived from its consolidated statement of operations included in its Form 10-QSB for its quarter ended March 31, 2006.

The unaudited pro forma adjustments are based upon available information and certain assumptions, as described in the accompanying notes, that we believe are reasonable under the circumstances. The unaudited pro forma financial information is presented for informational purposes only and does not purport to represent what the results of operations or financial position of Osteologix, Inc. would have been had the transactions described above actually occurred on the dates indicated, nor do they purport to project the financial condition of Osteologix, Inc. for any future period or as of any future date. The unaudited pro forma financial information should be read in conjunction with the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto included elsewhere in this prospectus.

Osteologix , Inc.
(a development stage company)

Unaudited Pro Forma Balance Sheet
As of December 31, 2005

	Osteologix A/S and Subsidiary Actual(1)	Offering Proceeds(2)	Pro Forma After Offering	Castle & Morgan Holdings, Inc Actual(3)	Merger Adjustments	Notes	Post-Merger Pro Forma
Assets
Current assets:
Cash and cash equivalents	$571,169	$10,000,000	$10,571,169	$-	$-	-	$10,571,169
Accounts receivable	750,000	-	750,000	-	-	-	750,000
Prepaid expenses and other assets	296,121	-	296,121	-	-	-	296,121
Total current assets	1,617,290	10,000,000	11,617,290	-	-	-	13,617,290
Equipment, net	6,555	-	6,555	-	-	-	6,555
Total assets	$1,623,845	$10,000,000	$11,623,845	$-	$-	-	$11,623,845

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$481,268	$-	$481,268	$7,542	$-	-	$488,810
Other accrued liabilities	199,754	-	199,754	-	-	-	199,754
Total current liabilities	681,022	-	681,022	7,542	-		688,564
Convertible note	-	-	-	32,148	(32,148)	(9)	-
Stockholders’ Equity (Deficit)
Common stock (4)	186,579	-	186,579	127	(186,579)	(5)	1,943
	-	-	-	-	1,050	(5)	-
	-	-	-	-	(127)	(6)	-
	-	-	-	-	766	(7)	-
	-	-	-	-	127	(8)	-
Additional paid-in-capital	5,673,661	10,000,000	15,673,661	131,585	185,529	(5)	15,818,607
	-	-	-	-	(131,585)	(6)	-
	-	-	-	-	(766)	(7)	-
	-	-	-	-	(39,817)	(8)	-
Accumulated other comprehensive loss	(4,454)	-	(4,454)	-	-	-	(4,454)
Deficit accumulated during development stage	(4,912,963)	-	(4,912,963)	(171,402)	171,402	(6)	(4,912,963)
Total stockholders’ equity (deficit)	942,823	10,000,000	10,942,823	(39,690)	-	-	10,903,133
Total liabilities and stockholders’ equity	$1,623,845	$10,000,000	$11,623,845	$-	-	-	$11,623,845

Notes to Pro forma Adjustments:
(1)   Actual historical balances as of December 31, 2005.
(2)   Reflects the issuance of 6,666,667 common shares, no par value, sold in Osteologix, Inc., the Georgia subsidiary of Osteologix A/S, prior to the merger with Castle & Morgan Holdings, Inc.
(3)   Actual historical balances as of December 31, 2005, as adjusted for a one-for-three reverse split (effected by Castle & Morgan Holdings, Inc. prior to the Merger.)
(4)   After the reverse stock split and Merger, Osteologix, Inc. has 100,000,000 shares of authorized Common Stock at a $0.0001 par value with 19,430,501 shares outstanding after the Closing, representing 1,269,857 shares of stock owned by existing Castle & Morgan shareholders, (excluding 1,590,143 shares issued under the convertible note which converted on May 18, 2006), 10,504,693 shares of stock owned by existing Osteologix A/S shareholders, and 7,656,000 shares of stock owned by new investors in Osteologix, Inc. prior to the completion of the merger. This excludes 2,102,769 shares of Common Stock reserved for issuance under the 2006 Equity Plan, options for which 979,307 such shares were granted upon the Closing.

(5)   Reflects adjustments to Osteologix A/S par value (1 DKK, US$0.16 as of December 31, 2005), 1,072,666 shares outstanding prior to the merger, into 10,504,693 shares, $0.001 par value, of Osteologix, Inc. outstanding after the merger.
(6)   Reflects adjustments to eliminate outstanding common stock of Castle & Morgan Holdings, Inc. prior to the merger.
(7)   Reflects adjustments to 6,666,667 shares of Osteologix, Inc. (a Georgia subsidiary of Osteologix A/S) sold to new investors prior to merger which converted into 7,656,000 shares of common stock in the merger..
(8)   Reflects adjustments for shares of Castle & Morgan converted during merger into Osteologix, Inc. and assumption of outstanding liabilities by Osteologix, Inc.
(9)   Reflects adjustments for conversion of outstanding notes convertible which converted into 1,590,143 shares of common stock on May 18, 2006

Osteologix , Inc.
(a development stage company)

Unaudited Pro Forma Statement of Operations
For the Year Ended December 31, 2005

	Osteologix, Inc. Actual	Castle & Morgan Holdings, Inc. Actual (1)	Merger Adjustments (2)	Post-Merger Subtotal
Revenues	$750,000	$-	$-	$750,000
Operating expenses:
Research and development	2,250,563	-	-	2,250,563
General and administrative	1,694,971	73,120	-	1,768,091
Total operating expenses	3,945,534	73,120	-	4,018,654
Loss from operations	(3,195,534)	(73,120)	-	(3,268,654)
Interest and other income (expense), net	(12)	(32,874)	-	(32,886)
Net loss attributable to common stockholders	($3,195,546)	($105,994)	-	($3,301,540)
Net loss per share attributable to common stockholders, basic and diluted	($3.32)	($0.08)	-	($0.18)
Shares used in computing basic and diluted net loss per share attributable to common stockholders	961,415	1,269,857	16,109,792	18,341,064

(1)
Represents historical results of Castle & Morgan Holdings, Inc. that were derived from its consolidated statement of operations included in its Annual Report on Form 10-KSB for its fiscal year ended December 31, 2005, as adjusted for the one-for-three reverse split which was enacted prior to the completion of the merger as if it had occurred at the beginning of the period.

(2)
Represents adjustments for the conversion of the 1,072,666 outstanding shares of common stock of Osteologix A/S into 10,504,693 shares of Osteologix, Inc. at the time of the merger and the exchange of 6,666,667 shares of common stock of a Georgia subsidiary of Osteologix A/S sold to new investors which occurred immediately prior to the completion of the merger with Castle & Morgan Holdings, Inc. into 7,656,000 shares of Osteologix, Inc., as if both had occurred at the beginning of the period.

Osteologix , Inc.
(a development stage company)

Unaudited Pro Forma Balance Sheet
As of March 31, 2006

	Osteologix A/S and Subsidiary Actual(1)	Offering Proceeds(2)	Pro Forma After Offering	Castle & Morgan Holdings, Inc. Actual(3)	Merger Adjustments	Notes	Post-Merger Pro Forma
Assets
Current assets:
Cash and cash equivalents	$512,492	$10,000,000	$10,512,492	$-	$-		$10,512,492
Prepaid expenses and other assets	270,698		270,698	-	-		270,698
Total current assets	783,190	10,000,000	10,783,190	-	-		10,783,190
Equipment, net	6,525		6,525	-	-		6,525
Total assets	$789,715	$10,000,000	$10,789,715	$-	$-		$10,789,715

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$318,317	$-	$318,317	$14,570	$-		$332,887
Other accrued liabilities	152,078	-	152,078	-	-		152,078
Total current liabilities	470,395	-	470,395	14,570	-		484,965
Convertible note	-	-	-	58,831	-	(9)	58,831
Stockholders’ Equity (Deficit)
Common stock (4)	186,579	-	186,579	127	(186,579)	(5)	1,943
	-	-	-	-	1,050	(5)	-
	-	-	-	-	(127)	(6)	-
	-	-	-	-	766	(7)	-
	-	-	-	-	127	(8)	-
Additional paid-in-capital	5,702,204	10,000,000	15,702,204	153,073	185,529	(5)	15,813,439
	-	-	-	-	(153,073)	(6)	-
	-	-	-	-	(766)	(7)	-
	-	-	-	-	(73,528)	(8)	-
Accumulated other comprehensive loss	(35,704)	-	(35,704)	-	-		(35,704)
Deficit accumulated during development stage	(5,533,759)	-	(5,533,759)	(226,601)	226,601	(6)	(5,533,759)
Total stockholders’ equity (deficit)	319,320	10,000,000	10,319,320	(73,401)	-		10,245,919
Total liabilities and stockholders’ equity	$789,715	10,000,000	10,789,715	-	-		10,789,715

Notes to Pro forma Adjustments:
(1)	Actual historical balances as of March 31, 2006.
(2)	Reflects the issuance of 6,666,667 common shares, no par value, sold in Osteologix, Inc., the Georgia subsidiary of Osteologix A/S, prior to the merger with Castle & Morgan Holdings, Inc.
(3)	Actual historical balances as of March 31, 2006, as adjusted for a one-for-three reverse split (effected by Castle & Morgan Holdings, Inc. prior to the Merger.)
(4)
After the reverse stock split and Merger, Osteologix, Inc. has 100,000,000 shares of authorized Common Stock at a $0.0001 par value with 19,430,551 shares outstanding after the Closing, representing 1,269,857 shares of stock owned by existing Castle & Morgan shareholders, (excluding 1,590,143 shares issued as a result of conversion of the outstanding notes convertible on May 18, 2006), 10,504,693 shares of stock owned by existing Osteologix A/S shareholders, and 7,656,000 shares of stock owned by new investors in Osteologix, Inc. prior to the completion of the merger. This excludes 2,102,769 shares of Common Stock reserved for issuance under the 2006 Equity Plan, options for which 979,307 such shares were granted upon the Closing.

(5)
Reflects adjustments to Osteologix A/S par value (1 DKK, US$0.16 as of March 31, 2006), 1,072,666 shares outstanding prior to the merger, into 10,504,693 shares, $0.001 par value, of Osteologix, Inc. outstanding after the merger.

(6)	Reflects adjustments to eliminate outstanding common stock of Castle & Morgan Holdings, Inc. prior to the merger.
(7)
Reflects adjustments to 6,666,667 shares of Osteologix, Inc. (a Georgia subsidiary of Osteologix A/S) sold to new investors prior to merger which converted into 7,656,001 shares of common stock in the merger.

(8)	Reflects adjustments for shares of Castle & Morgan converted during merger into Osteologix, Inc. and assumption of outstanding liabilities by Osteologix, Inc.

Osteologix , Inc.
(a development stage company)

Unaudited Pro Forma Statement of Operations
For the Three Months Ended March 31, 2006

	Osteologix, Inc. Actual	Castle & Morgan Holdings, Inc. Actual (1)	Merger Adjustments (2)	Post-Merger Subtotal
Operating expenses:
Research and development	259,999	-	-	259,999
General and administrative	360,797	28,516		389,313
Total operating expenses	620,796	28,516	-	649,312
Loss from operations	(620,796)	(28,516)	-	(649,312)
Interest and other income (expense), net	-	(26,683)	-	(26,683)
Net loss attributable to common stockholders	($620,796)	($55,199)	-	($675,995)
Net loss per share attributable to common stockholders, basic and diluted	($0.58)	($0.04)	-	($0.03)
Shares used in computing basic and diluted net loss per share attributable to common stockholders	1,072,666	1,269,857	17,088,028	19,430,551

(1)
Represents historical results of Castle & Morgan Holdings, Inc. that were derived from its consolidated statement of operations included in its Annual Report on Form 10-QSB for the three months ended March 31, 2006, as adjusted for the one-for-three reverse split which was enacted prior to the completion of the merger as if it had occurred at the beginning of the period.

(2)
Represents adjustments for the conversion of the 1,072,666 outstanding shares of common stock of Osteologix A/S into 10,504,693 shares of Osteologix, Inc. at the time of the merger and the exchange of 6,666,667 shares of common stock of a Georgia subsidiary of Osteologix A/S sold to new investors which occurred immediately prior to the completion of the merger with Castle & Morgan Holdings, Inc. into 7,656,000 shares of Osteologix, Inc., as if both had occurred at the beginning of the period.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our certificate of incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law, directors of the registrant shall not be liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director. The Company is also subject to Section 145 of the Delaware General Corporation Law, set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

“(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

“(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

“(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

“(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

“(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

“(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

“(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

“(h) For purposes of this section, references to (the corporation) shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

“(i) For purposes of this section, references to (other enterprises) shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

“(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

“(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are as follows:

SEC Registration Fee	$1,761.58
Printing Expenses	$2,000.00
Legal Fees and Expenses	$30,000.00
Accounting Fees and Expenses	$10,000.00
Total	$43,761.58

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On May 24, 2006 (the “Closing Date”), the Registrant entered into a Share and Warrant Exchange Agreement (the “Exchange Agreement”) with Osteologix A/S, a privately owned Danish company (“Osteologix A/S”), the owner of all of Osteologix A/S’s shares, (the “Shareholder”), certain warrant holders named therein (the “Warrantholders”) and the attorney-in-fact for certain investors (the “Investors”), pursuant to which the Registrant acquired all of the issued and outstanding shares of stock of Osteologix A/S in exchange for the issuance in the aggregate of 10,504,693 shares of common stock of the Registrant (the “Shares”) to the Shareholder and the Investors (the “Share Exchange”) and an aggregate of 100,000 warrants to purchase common stock of Oesteologix A/S were exchanged for warrants to purchase 979,307 shares of common stock of the Registrant (the “Warrant Exchange”). A copy of the Exchange Agreement is incorporated herein by reference and is filed as exhibit 2.1 to this Form SB-2.

Concurrent with the Share Exchange, the Registrant exchanged 7,656,001 shares of its common stock for shares of a subsidiary of Osteologix A/S that had been sold to certain investors for aggregate gross proceeds equal to $10,000,000.

ITEM 27. EXHIBITS

3.1 Certificate of incorporation of the registrant. Incorporated by reference to Exhibit 3.1 to the Company’s Form SB-2 filed with the SEC on February 12, 2004.

3.2 By-laws of the registrant. Incorporated by reference to Exhibit 3.3 to the Company’s Form SB-2 filed with the SEC on February 12, 2004.

5.1 Opinion of Loeb & Loeb LLP.*

10.1 Share and Warrant Exchange Agreement, dated as of May 24, 2006. Incorporated by reference to Exhibit 2.1 to the Company’s Form 8-K filed with the SEC on May 24, 2006.

10.2 Subscription Agreement, dated as of May 24, 2006. Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on May 24, 2006.

10.3 Registration Rights Agreement, dated as of May 24, 2006. Incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K filed with the SEC on May 24, 2006.

23.1 Consent of Weinberg & Company, P.A.*

23.2 Consent of Loeb & Loeb LLP (included in its opinion, filed as Exhibit 5.1).

* Filed herewith.

ITEM 28. UNDERTAKINGS.

Undertaking Required by Item 512 of Regulation S-B.

(a) The undersigned registrant will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) For determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv) Any other communication that is an offer in the offering made by the registrant to the purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned in San Francisco, California, on August 1, 2006.

OSTEOLOGIX, INC.

Date:	By:	/s/ Charles Casamento
Name: Charles Casamento Title: Principal Financial Officer, Chief Executive Officer and President
In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Name	Title	Date

*	Chairman of the Board	August 1, 2006
Klaus Eldrup-Jørgensen, M.D.

/s/ Charles Casamento	Principal Financial Officer, Chief Executive Officer and	August 1, 2006
Charles Casamento	President

*	Vice President and Chief Operating Officer	August 1, 2006
Stephan Christgau

*	Director	August 1, 2006
Bobby W. Sandage

*	Director	August 1, 2006
Florian Schönharting

*	Director	August 1, 2006
Christian Hansen

*	Director	August 1, 2006
Christopher B. Wood

*	By: /s/ Charles Casamento
Name: Charles Casamento Title: Attorney In Fact